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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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FPL Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2004 Annual Meeting
and Proxy Statement

Including

Financial Statements
Year Ended December 31, 2003

YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR SHARES PROMPTLY

FPL Group, Inc.
P.O. Box 14000
700 Universe Boulevard
Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders
May 21, 2004

        The Annual Meeting of Shareholders of FPL Group, Inc. will be held at the PGA National Resort, 400 Avenue of the Champions, Palm Beach Gardens, Florida, at 10:00 a.m. on Friday, May 21, 2004, to consider and act upon:

  •
  Election of directors.

  •
  Ratification of the appointment of Deloitte & Touche LLP as auditors.

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  Approval of the Amended and Restated Long Term Incentive Plan, in an amended form.

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  Approval of the Annual Incentive Plan as required by the Internal Revenue Code.

  •
  Approval of the performance-based awards provisions of the Amended and Restated Long Term Incentive Plan as required by the Internal Revenue Code.

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  Approval of an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of common stock.

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  Such other matters as may properly come before the meeting.

        The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof is March 16, 2004.

        Admittance to the meeting will be limited to shareholders. Shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card or following the telephonic or Internet instructions. If you are a shareholder of record or you are a participant in any of FPL Group, Inc.'s Employee Thrift Plans an admission ticket is included as part of your proxy card. You will need your admission ticket, as well as a form of personal identification, to attend the annual meeting. Shareholders whose shares are held in street name (the name of a broker, trust, bank or other nominee) should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

        Appendix A to the enclosed proxy statement contains FPL Group, Inc.'s audited financial statements and management's discussion and analysis of financial condition and results of operations. The FPL Group 2003 Annual Review, mailed with the proxy statement, contains condensed consolidated financial statements and an independent auditors' report.

        Please mark, date, sign, and return the enclosed proxy card promptly so that your shares can be voted, regardless of whether you expect to attend the meeting. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card. If you attend, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

Dennis P. Coyle
General Counsel and Secretary

Juno Beach, Florida
March 25, 2004

FPL GROUP, INC.
Annual Meeting of Shareholders
May 21, 2004
Proxy Statement

Annual Meeting

        The Annual Meeting of Shareholders of FPL Group, Inc. ("FPL Group" or the "Company") will be held at 10:00 a.m. on Friday, May 21, 2004. The enclosed proxy is solicited by your Board of Directors, who urge you to respond in the belief that every shareholder, regardless of the number of shares held, should be represented at the Annual Meeting. The Company anticipates first sending this proxy statement and the enclosed proxy card to shareholders on or about March 25, 2004.

        Whether or not you expect to be present at the meeting, please mark, sign, and date the enclosed proxy card and return it in the enclosed envelope. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card. Please note that there are separate arrangements for using electronic voting depending on whether your shares are registered in your name or in the name of a brokerage firm or bank. You should check the proxy card or voting instructions forwarded by your broker, bank or other holder of record to see which options are available. If voting by telephone you should dial the toll-free number indicated on the proxy card; you will then be prompted to enter the number printed on your proxy card and to follow subsequent instructions. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by delivering to the Company written notice of revocation or a proxy bearing a later date, or by attending the meeting in person and casting a ballot. You may also change your vote by telephone or electronically. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed by the Board of Directors.

        The shares represented by your proxy will be voted in accordance with the specifications made on your proxy. Unless otherwise directed, such shares will be voted:

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  For the election as directors of the nominees named in this proxy statement.

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  For the ratification of the appointment of Deloitte & Touche LLP as auditors.

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  For the approval of the Amended and Restated Long Term Incentive Plan, in an amended form.

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  For the approval of the Annual Incentive Plan as required by the Internal Revenue Code.

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  For the approval of the performance-based awards provisions of the Amended and Restated Long Term Incentive Plan as required by the Internal Revenue Code.

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  For the approval of an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of common stock.

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  In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.

        Shareholders of record at the close of business on March 16, 2004, are entitled to notice of, and to vote at, the meeting. Each share of Common Stock, $.01 par value, of the Company is entitled to one vote. At the close of business on March 16, 2004, the Company had                        shares of Common Stock outstanding and entitled to vote.

        In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker non-votes are not counted. The current Florida Business Corporation Act (the "Act") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Act or the articles of incorporation require a greater vote). Therefore, under the Act, abstentions and broker non-votes have no legal effect on whether a matter is approved. However, FPL Group's Bylaws, which were adopted prior to the current Act and remain in effect, provide that any matter, including the election of directors, is to be approved by the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote on such matter (unless the matter is one for which the Act or some other law or regulation expressly requires or permits the Board of Directors to require a greater vote, or FPL Group's Articles of Incorporation or Bylaws require a greater or different vote). Therefore, as to any matter voted on by shareholders at the Annual Meeting, including the election of directors and the proposed amendment to the Restated Articles of Incorporation, the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote is required, abstentions have the same effect as a vote against a matter, and broker non-votes have no legal effect. New York Stock Exchange (NYSE) listing rules include a required vote for approval of the Amended and Restated Long Term Incentive Plan (Proposal 3) which is similar to that required by the Company's Bylaws. The NYSE has interpreted its rules, in the past, so that if those interpretations are applied to Proposal 3, they would also require that a majority of the outstanding shares must cast votes on the proposal, abstentions would be considered as votes cast, and broker non-votes would not considered to be votes cast.

BUSINESS OF THE MEETING

Proposal 1:    Election of Directors

        Listed below are the ten nominees for election as directors, their principal occupations, and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted. Directors serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Unless you specify otherwise in your proxy, it will be voted for the election of the listed nominees.

H. Jesse Arnelle Mr. Arnelle, 70, is of counsel to Womble, Carlyle, Sandridge & Rice, a North Carolina-based law firm. He is a director of Armstrong World Industries, Inc., Eastman Chemical Company, Gannett Co., Inc., Textron, Inc., and Metropolitan Series Fund, Inc. He served from 1992 to 1997 as vice-chairman and from 1997 to 1998 as chairman of the Pennsylvania State University Board of Trustees. Mr. Arnelle has been a director of FPL Group since 1990.

Sherry S. Barrat Mrs. Barrat, 54, is chairman and chief executive officer of Northern Trust Bank of California, N.A. Prior to being elected to that office in January 1999, she was president of Northern Trust Bank of Florida's Palm Beach Region. She also serves on the boards of The Employers Group, the Childrens Hospital of Los Angeles, The Los Angeles World Affairs Council, The Anderson School at UCLA Board of Visitors, California State University/Northridge Foundation, the Los Angeles Sports and Entertainment Commission, Town Hall and Blue Ribbon at the Los Angeles Music Center. Mrs. Barrat has been a director of FPL Group since 1998.

Robert M. Beall, II Mr. Beall, 60, is chairman and chief executive officer of Beall's, Inc., the parent company of Beall's Department Stores, Inc., and Beall's Outlet Stores, Inc., which operate retail stores located from Florida to California. Mr. Beall is a director of Blue Cross/Blue Shield of Florida and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce and a member of the Florida Council of 100. Mr. Beall has been a director of FPL Group since 1989.

J. Hyatt Brown Mr. Brown, 66, is chairman and chief executive officer of Brown & Brown, Inc., an insurance broker based in Daytona Beach and Tampa, Florida. He is a director of SunTrust Banks, Inc., BellSouth Corporation, Rock-Tenn Company, and International Speedway Corporation. Mr. Brown is a former member of the Florida House of Representatives and served as Speaker of the House from 1978 to 1980. He is a member and past chairman of the Board of Trustees of Stetson University. Mr. Brown has been a director of FPL Group since 1989.

James L. Camaren Mr. Camaren, 49, is chairman and chief executive officer of Utilities, Inc., one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company. He joined the company in 1987 and served as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of FPL Group since October 2002.

Lewis Hay III Mr. Hay, 48, became a director, president and chief executive officer of FPL Group in June 2001, and chairman of FPL Group and chairman and chief executive officer of Florida Power & Light Company in January 2002. He joined FPL Group in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of FPL Group's non-utility power generation subsidiary, FPL Energy, LLC. From May 1999 to July 1999 he was President of LSME Acquisition Co., LLC, a specific purpose acquisition company. Prior to that, Mr. Hay was executive vice president and chief financial officer of U.S. Foodservice, Inc., a food service distributor. He is a director of Florida Power & Light Company, Capital One Financial Corporation, and Harris Corporation.

Frederic V. Malek Mr. Malek, 67, has been chairman of Thayer Capital Partners, a merchant bank, since 1993. Mr. Malek was formerly the president and vice chairman, successively, of Northwest Airlines Corporation, and prior to that was president of Marriott Hotels and Resorts. He served as campaign manager for Bush/Quayle `92. Mr. Malek also served in several U.S. government positions, including deputy director of the Office of Management and Budget. He is a director of Automatic Data Processing, Inc., CB Richard Ellis, the Federal National Mortgage Association (Fannie Mae), Manor Care, Inc., and Northwest Airlines Corporation. He is also a director of American Management Systems, Inc., but is leaving that board March 31, 2004. Mr. Malek has been a director of FPL Group since 1987.

Michael H. Thaman Mr. Thaman, 40, has been senior vice president and chief financial officer of Owens Corning, a world leader in building materials systems and composite systems, since April 2000, and has been its chairman since April 2002. Mr. Thaman joined Owens Corning in August 1992 as director, corporate development, and has held other positions with it since that time. From January 1999 to April 2000, he served as vice president and president of the company's exterior systems business. Mr. Thaman has been a director of FPL Group since July 2003.

Paul R. Tregurtha Mr. Tregurtha, 68, is chairman and chief executive officer of Mormac Marine Group, Inc., a maritime company, and of Moran Transportation Company, a tug/barge enterprise. He is also vice chairman of Interlake Steamship Company and Lakes Shipping Company. Mr. Tregurtha previously served as chairman, chief executive officer, president and chief operating officer of Moore McCormack Resources, Inc., a natural resources and water transportation company. Mr. Tregurtha is a director of Teachers Insurance and Annuity Association and Fleet Boston Financial Corporation. Mr. Tregurtha has been a director of FPL Group since 1989.

Frank G. Zarb Mr. Zarb, 69, is chairman of Frank Zarb Associates, LLC, a consulting firm to the financial industry, and a managing director of Hellman & Friedman, LLC, a private equity investment firm. He served as the chairman and chief executive officer of the National Association of Securities Dealers, Inc. from February 1997 until October 2000 and The Nasdaq Stock Market, Inc. from February 1997 until January 2001 and as chairman of those organizations until September 2001. From 1994 to January 1997 he was chairman, president and chief executive officer of Alexander & Alexander Services, Inc., a worldwide insurance brokerage and professional services consulting firm. He served in senior posts with seven U.S. Presidents, including the Federal Energy Administration (Energy Czar) in the Ford Administration. He is a director of American International Group, Inc. Mr. Zarb has been a director of FPL Group since August 2002.

The Board of Directors recommends a vote "FOR" the election of all nominees.

Proposal 2:    Ratification of Appointment of Independent Auditors

        In accordance with the provisions of the Sarbanes-Oxley Act of 2002 ("SOA"), the Audit Committee of the Board appoints the Company's independent auditors. It has appointed the certified public accounting firm of Deloitte & Touche LLP as independent public accountants to audit the accounts of FPL Group and its subsidiaries for the fiscal year ending December 31, 2004. If the shareholders do not ratify the appointment, it will be reconsidered by the Audit Committee.

        Representatives of Deloitte & Touche LLP will be present at the 2004 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions raised at the meeting.

Fees Paid to Deloitte & Touche LLP

        The following table presents fees billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte & Touche), which includes Deloitte Consulting, for the fiscal years ended December 31, 2003 and 2002.

	2003	2002(5)
Audit Fees(1)	$1,388,000	$1,134,000
Audit-Related Fees(2)	2,088,000	626,000
Tax Fees(3)	66,000	1,194,000
All Other Fees(4)	0	1,704,000

Total	$3,542,000	$4,658,000

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of FPL Group's and Florida Power & Light Company's ("FPL's") annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in FPL Group's and FPL's Quarterly Reports on Form 10-Q for the fiscal year, comfort letters, consents, and other services related to SEC matters, services in connection with annual and semi-annual filings of FPL Group's financial statements with the Japanese Ministry of Finance, and accounting consultations to the extent necessary for Deloitte & Touche to fulfill their responsibility under generally accepted auditing standards.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of FPL Group's and FPL's consolidated financial statements and are not reported under "Audit Fees." These fees primarily related to audits of subsidiary financial statements, comfort letters, consents and other services related to subsidiary (non-SEC registrant) financing activities, audits of employee benefit plans, due diligence pertaining to acquisitions, consultation on accounting standards and on transactions, and, in 2003, assistance with the implementation of Section 404 of SOA.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. In 2003, all amounts relate to tax compliance services. In 2002, $1,193,000 related to tax compliance services and $1,000 related to tax advice and planning services.

(4)
All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2003, there were no other fees incurred in this category. In 2002, these fees primarily related to integrated supply chain systems implementation and employee benefit consulting services. All other fees include $1,334,000 of fees billed by Deloitte Consulting for the year ended December 31, 2002.

(5)
Amounts previously reported for 2002 have been reclassified to conform to the categories required for 2003.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

        In accordance with the requirements of SOA, the Audit Committee's pre-approval policy for services provided by the independent auditor, and the Charter of the Audit Committee, effective May 1, 2003, all services performed by Deloitte & Touche LLP are approved in advance by the Audit Committee. Audit and audit-related services specifically identified in an appendix to the pre-approval policy are pre-approved by the Audit Committee each year. This pre-approval allows management to request the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such work. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche LLP in advance of the commencement of such work or, in cases which meet the de minimus exception in SOA, prior to completion of the audit. The Audit Committee has delegated to the chairman of the committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. The Audit Committee reviews on a quarterly basis a schedule of all services for which Deloitte & Touche LLP has been engaged and the estimated fees for those services. In fiscal year 2003, no fees paid to Deloitte & Touche LLP under the categories Audit-Related, Tax and All Other Fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimus exception established by the SOA.

        The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2003 and 2002 were compatible with maintaining that firm's independence.

The Board of Directors recommends a vote "FOR" ratification.

Proposal 3: Approval of the Amended and Restated Long Term Incentive Plan, in an Amended Form

        The Board of Directors recommends that shareholders approve the Company's Amended and Restated Long Term Incentive Plan (the "Long Term Incentive Plan") which has been most recently amended in February 2004 to provide for (1) an increase in the number of shares of FPL Group Common Stock reserved for issuance under the Long Term Incentive Plan by 4,000,000 shares, thereby increasing the total number of shares available for future awards from 1,350,162 shares (as of March 1, 2004) to 5,350,162 shares, (2) an increase in the total number of shares that may be awarded annually with respect to performance-based awards under the Long Term Incentive Plan by 350,000 shares and in the maximum annual payout of such awards by 560,000 shares in the aggregate and for any individual plan participant by 25,000 shares, and (3) in certain other respects, as discussed below.

        In 1994, shareholders approved the Long Term Incentive Plan, and in 1999 reapproved the material terms of the plan. The Long Term Incentive Plan was amended and restated by the Board of Directors in 2002, primarily to revise the change of control provisions of the plan to, among other things, (1) eliminate a provision for cash payment for all plan awards upon a change of control and (2) to provide that 50% (instead of 100%) of performance stock-based awards become vested and earned upon the occurrence of a change of control and the remaining 50% becomes vested and earned on the first anniversary of the change of control, provided the award-holder has not voluntarily left the employ of the Company.

        In February 2004, the Board of Directors adopted, subject to approval by shareholders at the Annual Meeting, amendments to the Long Incentive Term Plan to change it in the following respects:

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  An increase in the total number of shares of common stock of the Company, par value $0.01 per share ("Common Stock"), reserved and available for awards under the plan from 9,000,000 to 13,000,000;

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  An increase from 250,000 to 600,000 of the total number of shares (or the equivalent fair market value thereof for awards payable other than in shares but valued by reference to shares) that may be awarded annually with respect to performance based awards under the plan, including those granted as performance awards, performance-based restricted stock and other stock-based awards subject to performance criteria; the maximum aggregate annual payout of such awards has been maintained at 160% of the annual aggregate of shares that may be awarded (however the actual number has been increased from 400,000 to 960,000 to conform with the increased annual award aggregate set forth above); the maximum annual payout for any individual plan participant has been increased from 100,000 to 125,000 shares;

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  Revisions to the definition and consequences of a "Change of Control," including the following:

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  In the context of a reorganization, merger, consolidation or other business combination (any of the foregoing a "Business Combination"), or a sale of all or substantially all of the assets, in any such case involving the Company or a Subsidiary (as defined), a Change of Control would occur upon consummation of the transaction (rather than upon shareholder approval, extendible by the Board to consummation), unless the voting securities of the Company outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 55% (rather than 60%) of the voting securities of the resulting ultimate parent entity;

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  Deletion of a provision in the existing plan which provides that, in the event of a Business Combination, a Change of Control occurs if there is no reasonable assurance that a majority of the members of the Board of Directors of the Company, or their nominees, will constitute a majority of the members of the Board of Directors of the resulting ultimate parent entity for at least two years;

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  Providing participants whose employment is terminated, other than for Cause (as defined), within two years after a Change of Control with a period of two years (or such longer period as specified in the award agreement) following termination (but not beyond the award's original term) to exercise options and stock appreciation rights; and

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  Elimination of the provision which required that awards be settled in cash in the event there was a Change of Control in which shareholders received no consideration (such as a change in a majority of the Board as a result of a proxy contest) and providing the Committee that administers the plan with the flexibility to deliver a different form of consideration to participants from the consideration received by shareholders;

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  A revision to the definition of "Cause" to include, prior to a Change of Control, such other events as shall be determined by the Committee in its sole discretion;

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  A revision to the definition of "Disability" such that it is considered to occur when a participant's employment terminates as a result of disability that is expected to be permanent or of indefinite duration;

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  A prohibition on the decreasing or other "re-pricing" (as determined in accordance with generally applicable accounting standards) of the exercise price per share for any option, or of the grant price for any stock appreciation right, granted under the plan, without the approval of an affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote (and, as required by the Internal Revenue Code ("Tax Code"), the affirmative vote of a majority of such shares voting) at a meeting of the shareholders;

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  Provide that the term of the plan will expire on the tenth anniversary of shareholder approval of the Amended and Restated Long Term Incentive Plan;

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  Eliminate the provision permitting grants of Limited Stock Appreciation Rights;

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  Various revisions which provide the Committee with more discretion and flexibility so that the Committee is able to respond appropriately to changing circumstances without the need to amend the plan, for example, providing the Committee the discretion to (i) determine "Cause" (prior to a Change of Control), (ii) make options and stock appreciation rights transferable (with no requirement to do so), (iii) modify outstanding awards in connection with corporate transactions or events, and (iv) provide, in granting particular awards, that the plan's Change of Control provisions will not apply to those awards;

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  Various technical and clarifying revisions, including the following:

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  A clarification that "Other Stock-Based Awards" may include shares awarded as incentive whether or not such awards are made subject to any restrictions or conditions;

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  A clarification that the provisions of Section 7.01 of the Long Term Incentive Plan, which relates to certain income tax deduction limitations under Section 162(m) of the Tax Code, apply to "covered employees" as that term is defined in Section 162(m);

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  A revision to the definition of "Covered Employee" to include any person who the Committee determines may be a "covered employee" during the year in which the relevant award is expected to be taxable;

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  A clarification to Section 7.07 of the Long Term Incentive Plan which recognizes that Section 402(a) of the Sarbanes-Oxley Act of 2002 prohibits the Company from making or arranging for an extension of credit in the form of a personal loan to an executive officer;

  •
  A revision to the definition of "Committee" to include the requirement that the committee, which may be the Company's Compensation Committee, or a subcommittee thereof be composed of not less than two directors designated by the Board, each of whom must qualify as a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Tax Code, and an "independent director" within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual;

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  A revision to the definition of "Incentive Stock Option" as an option that is both designated as such and qualifies as such, and a revision to the definition of "Non-Qualified Stock Options" to mean all other stock options; and

  •
  A revision to the definition of "Fair Market Value" so that if it is to be determined as of a date on which shares were not publicly traded, it will be determined using the closing price of a share on the most recent prior trading date.

        The Long Term Incentive Plan plays an important role in the Company's efforts to attract and retain employees of outstanding ability, to provide an appropriate mix of annual and long-term incentive compensation to key employees, and to align the interests of key employees with those of the shareholders through increased employee ownership of the Common Stock of the Company. When the Long Term Incentive Plan was originally adopted in 1994, 9,000,000 shares were reserved for issuance thereunder. As of March 1, 2004, 1,619,481 shares had been issued for awards, 6,029,907 shares were subject to currently outstanding awards, and 1,350,612 shares were available for future awards. It is expected that all of originally reserved shares will be fully utilized by February 2006.

        The Long Term Incentive Plan contains aggregate and individual annual limits on performance-based awards and individual payouts, primarily to enhance the Company's ability to deduct for federal income tax purposes, the full amount of awards made to the chief executive officer and the four other most highly-compensated officers ("Covered Officers"). Since the plan was originally adopted in 1994 the Company has grown substantially, the number of employees participating in the plan has increased, and the percentage of senior officers' and other key employees' total compensation represented by long-term performance based awards has increased. The proposed increase in the annual and individual limits is intended to accommodate these changes while still enhancing the Company's ability to deduct, for federal income tax purposes, the full amount of awards made to Covered Officers.

        In order to continue to provide the appropriate equity incentives to employees in the future, the Board of Directors has approved an increase in the number of reserved shares, and in the annual and individual award limits, subject to shareholder approval. Other amendments approved by the Board of Directors are summarized above and are also subject to shareholder approval.

        The following summary of the Long Term Incentive Plan, as amended and restated, is qualified in its entirety by reference to the copy of the plan set forth in Appendix B to this proxy statement.

General

        The purposes of the Long Term Incentive Plan are (a) to promote the identity of interests between shareholders and employees by encouraging and creating significant ownership of Common Stock of the Company by officers and other salaried employees of the Company and its subsidiaries and (b) to attract and retain the services of qualified and capable employees. To further the objective of linking compensation to corporate performance, the plan is designed to provide meaningful long-term incentive opportunities for employees who are responsible for the success of the Company and who are in a position to make significant contributions toward achieving its objectives. As discussed below, the Long Term Incentive Plan is intended to satisfy specific requirements for performance-based compensation under Section 162(m) of the Tax Code.

        The Long Term Incentive Plan provides for the grant of performance awards, stock options, stock appreciation rights, restricted stock, performance-based restricted stock, deferred stock, dividend equivalents, and other stock-based awards, or combinations of these awards. The individuals eligible to participate in the plan are the Covered Officers, who in 2003 were the individuals named in the Summary Compensation Table in this proxy statement, and other salaried employees of the Company and its subsidiaries whose performance significantly contributes to the success of the Company (approximately 4,966 people as of December 31, 2003). Generally, awards are granted for no consideration other than services. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other award under the plan, other awards under other plans of the Company, or other rights to payment from the Company. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

        The Long Term Incentive Plan is proposed to be amended to increase the total number of shares of Common Stock which may be issued thereunder to 13,000,000, which represents an increase of 4,000,000 shares, or    % of the outstanding Common Stock on the record date set for the Annual Meeting. To the extent permitted by Rule 16b-3 under the Exchange Act, shares forfeited, or related to an award which terminates without issuance of shares, will again be available for issuance under the plan. The shares covered by the plan may be either authorized and unissued shares or shares purchased on the open market. The closing price of a share of Common Stock on the New York Stock Exchange on March 16, 2004, was $            .

        As the Long Term Incentive Plan is proposed to be amended, a maximum of 600,000 shares (or the equivalent fair market value thereof for awards payable other than in shares but valued by reference to shares) may be made subject to performance awards, performance-based restricted stock, and other stock-based awards subject to performance criteria in any year. The maximum payout of such awards in any year may not exceed 160%, or 960,000 shares in the aggregate and 125,000 shares to any individual.

        A maximum of 1,500,000 shares may be made subject to options or stock appreciation rights in any year. No participant may receive awards covering or representing more than 25% of the maximum number of shares which may be made subject to such types of awards in any year.

        The maximum overall and individual annual share and share-equivalent limits described in the preceding two paragraphs are subject to adjustment by the committee which administers the Long Term Incentive Plan in the event of a corporate transaction or event in order to prevent dilution or enlargement of the rights of plan participants or for any other reason. See "Amendment, Termination and Adjustments," below.

Administration

        The Long Term Incentive Plan will be administered by a committee composed of not less than two directors designated by the Board to administer the plan (the "Committee"), each of whom must be an "independent director" within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual. Each member of the Committee, or a subcommittee thereof, must also be a "non-employee director" as defined under Rule 16b-3 under the Exchange Act and an "outside director" as defined by Section 162(m) of the Tax Code. The Committee is authorized to select and designate participants, designate subsidiaries of the Company whose employees may be participants, determine the type and number of awards to be granted, set terms and conditions of awards, determine whether and to what extent and under what circumstances an award may be settled, prescribe the form of each award agreement, adopt, amend, suspend, waive and rescind such rules and regulations and appoint such agents necessary or advisable to administer the plan, correct any defect or inconsistency in the plan and make all determinations which may be necessary or advisable for the administration of the plan.

Performance Awards

        Performance awards (historically in the form of performance share awards and, until 2003, shareholder value awards) confer upon a participant rights payable or exercisable based on the attainment of certain performance objectives during specified award periods. Performance awards are denominated in shares of Common Stock, may be payable in cash, stock, other awards or other property, and may be subject to such forfeiture conditions, restrictions, and other terms as the Committee may specify. Currently, the Committee makes grants of performance share awards, denominated in shares of Common Stock, to the Covered Officers and other participants at the beginning of each year.

        The grants of performance share awards constitute targeted long-term incentive compensation awards which can be earned over a specified award period (currently three years) based on performance. Payouts of performance share awards are determined by multiplying the number of shares granted with respect to an award by the participant's average level of attainment, expressed as a percentage which may not exceed 160%, of his or her targeted award under the Annual Incentive Plans for each of the years encompassed by the award period. The same performance criteria and payout formula would be applicable to awards of performance-based restricted stock and other stock-based awards subject to performance criteria. The Committee has discretion to reduce the payout to a Covered Officer, but not to increase it. Since one of the goals of the performance share program is to link directly the financial interests of FPL Group's shareholders and senior management, performance share award payouts (except for cash for the payment of incomes taxes) are made in shares of Common Stock which the recipient is expected, consistent with policies on stock ownership and retention prescribed by the Board, to hold for the duration of his or her employment.

        Shareholder value awards are targeted amounts of shares of Common Stock that are payable at the end of a specified performance period (typically three years). The amount of the payout is determined by multiplying the participant's targeted number of shares by a factor derived by dividing the average annual total shareholder return of FPL Group (price appreciation of FPL Group Common Stock plus dividends) by the total shareholder return of the Standard & Poor's Electric Companies Index companies over the performance period. The payout may not exceed 160% of the targeted awards. Since February 2002, the Committee has not made shareholder value awards, based on its judgment that such awards were not as effective in furthering the objective of linking compensation to corporate performance as other types of awards available under the Long Term Incentive Plan.

Stock Options and SARs

        Stock options, including incentive stock options ("ISOs") and non-qualified stock options, entitle the participant to purchase shares of Common Stock at prescribed prices. Stock appreciation rights ("SARs") entitle the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the grant price of the SAR. SARs may be granted alone or in tandem with options. The exercise price of an option and the grant price of an SAR may not be less than the fair market value per share of the Common Stock on the date of grant except in certain limited circumstances (specified in Section 7.03 of the plan). Stock options and SARs are exercisable at such times and subject to such terms and conditions as established by the Committee, except no option or SAR may have a term exceeding 10 years. Options may be exercised by payment of the exercise price in cash, Common Stock, outstanding awards or other property as the Committee may determine from time to time. As the Long Term Incentive Plan is proposed to be amended, after an option or SAR is granted, the exercise price per share purchasable under the option or the grant price of the SAR may not be decreased, nor shall any other action be taken with respect to such option or SAR that would constitute a "re-pricing" (determined in accordance with generally applicable accounting standards), unless such decrease or re-pricing is approved by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote (and the affirmative vote of a majority of the shares voting) at a meeting of the shareholders.

Restricted and Deferred Stock

        Restricted stock generally consists of shares which may not be disposed of by participants until restrictions established by the Committee lapse. Performance-based restricted stock consists of shares that are subject to restrictions and to a risk of forfeiture if specified performance criteria are not met during the restriction period. A participant receiving restricted stock will have all of the rights of a shareholder of the Company, including the right to vote the shares and receive dividends, except to the extent limited by the Committee. Deferred stock generally consists of a right to receive shares at the end of specified deferral periods. Deferred stock is subject to such restrictions or limitations as the Committee may impose. Deferred stock carries no voting or dividend rights or other rights associated with stock ownership (although rights to receive dividend equivalents may be awarded). Upon termination of employment during the restriction or deferral period, restricted or deferred stock will be forfeited subject to such exceptions, if any, as are authorized by the Committee.

Dividend Equivalents

        Dividend equivalents confer on participants the right to receive, currently or on a deferred basis, cash, stock, other awards, or other property equal in value to dividends paid on a specific number of shares.

Dividend equivalents may be paid directly to participants or may be deemed to be reinvested in additional shares or plan awards or otherwise.

Other Stock-Based Awards

        The Committee may also grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee determines the terms and conditions of such awards, including any consideration to be paid to exercise awards, any performance objectives to be attained, the period during which awards will be outstanding, and forfeiture conditions and restrictions. Other stock-based awards granted under the terms of the Long Term Incentive Plan may include bonus or other incentive share awards whether or not such awards are made subject to any other restrictions or conditions.

Other Terms of Awards

        Awards may be settled in cash, Common Stock, other awards or other property. The Committee may require or permit participants to defer the distribution of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment of interest or dividend equivalents on any deferred amounts or stock, respectively. The Committee may place shares or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the Long Term Incentive Plan.

        Awards may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution or as otherwise determined by the Committee, and to the extent permitted under Rule 16b-3 under the Exchange Act. With respect to awards other than ISOs, a participant may designate a beneficiary to exercise such person's rights and receive distributions under the Long Term Incentive Plan upon such person's death.

        The Company may, at the discretion of the Committee, make, guarantee, or arrange loans to participants in connection with the exercise of any option or other payment (including taxes) relating to an award. The Committee will determine the terms and provisions of any such loans, including interest rates, recourse provisions, and conditions under which loan repayments could be waived. However, the Company will not make, guarantee or arrange loans to any individual in violation of any applicable law, including without limitation the Sarbanes-Oxley Act of 2002, Section 402(a) of which prohibits the Company from making or arranging for an extension of credit in the form of a personal loan to any director or executive officer.

Amendment, Termination, and Adjustments

        The Board may amend, suspend or terminate the Long Term Incentive Plan without the consent of shareholders or participants, except that shareholder approval will be sought within one year after such Board action if shareholder approval is required by any applicable law or regulation or rule of a stock exchange, or if the Board in its discretion determines that obtaining such approval is advisable. The Committee may also amend, accelerate, suspend or terminate any outstanding award and any related agreement. No amendment (including the amendments proposed for approval at the Annual Meeting) or termination may impair the rights of a participant under any outstanding award without his or her consent. The Long Term Incentive Plan will terminate on the tenth anniversary date of shareholder approval of the Amended and Restated Long Term Incentive Plan, although outstanding awards will not be affected.

        In the event of certain changes affecting the shares of Common Stock (such as a stock dividend or distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event), the Committee may adjust the aggregate number (annual and overall) or kind of shares which may be issued under the Long Term Incentive Plan and the terms of outstanding awards as it deems to be appropriate in order to prevent dilution or enlargement of participants' rights under the plan or for any other reason. The

Committee may also make adjustments in the terms and conditions of awards in recognition of unusual or nonrecurring events affecting the Company or any subsidiary or their financial statements or changes in applicable laws, regulations, or accounting principles.

Change of Control

        Unless otherwise determined by the Committee in connection with the grant of an award or unless the participant and the Company agree otherwise, in the event of a Change of Control, the Long Term Incentive Plan provides that (i) 50% of all outstanding performance stock-based awards (for example, performance share awards and shareholder value awards) shall be vested and earned at an achievement level equal to the higher of (x) the targeted level of performance of each such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar awards maturing over the three fiscal years immediately prior to the year in which the Change of Control occurred; (ii) all other outstanding stock-based awards not in the nature of a right that may be exercised and which are not subject to performance criteria shall be fully vested and earned; (iii) all options and other exercisable rights shall become exercisable and vested; (iv) the restrictions, deferral limitations and forfeiture conditions applicable to all outstanding awards shall lapse and such awards shall be deemed fully vested; and (v) in the event the participant's employment with the Company and its subsidiaries is terminated other than for Cause (as defined in the plan) during the 24-month period following a Change of Control, any option or stock appreciation right held by the participant when the Change of Control occurred that remains outstanding on the date of such termination may thereafter be exercised until the earlier of (A) the second anniversary of the date of termination (or such longer period specified in the award agreement) or (B) the expiration of the stated term of such option or stock appreciation right.

        The remaining 50% of the outstanding performance stock-based awards (calculated in the same manner as described above) will be paid on the first anniversary of the Change of Control if the participant has remained employed by the Company or an affiliate through such date or upon an earlier termination of employment by the Company, except for Cause or Disability (each as defined in the plan). Payment in respect of such awards will be made as soon as practicable following such date.

        For purposes of the Long Term Incentive Plan, a Change of Control shall mean the first of the following to occur: (i) the acquisition by any individual, entity, or group of 20% or more of either the Company's Common Stock or the combined voting power of the Company other than directly from the Company or pursuant to a merger or other business combination which does not itself constitute a Change of Control, (ii) the incumbent directors of the Company ceasing, for any reason, to constitute a majority of the Board of Directors, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies), (iii) consummation of a reorganization, merger, sale of assets, consolidation or other business combination of the Company or any subsidiary with respect to which (x) the voting securities of the Company outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 55% of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (y) the incumbent directors of the Company (with the exceptions discussed in (ii) above) constitute less than a majority of the members of the Board of Directors of the resulting ultimate parent entity, or (iv) the shareholders approve the complete liquidation or dissolution of the Company.

Federal Income Tax Implications

        The Company believes that under present law, the following federal income tax consequences generally arise with respect to awards granted under the Long Term Incentive Plan. The grant of an option or SAR (including a stock-based award in the nature of a purchase right) will create no tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising an option other than an ISO (including a stock-based award in the nature of a purchase right and also including any disqualifying disposition of an award originally granted as an ISO), the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable stock acquired on the date of exercise, and upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the freely transferable and nonforfeitable stock received. In each case, the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

        A participant's disposition of shares acquired upon the exercise of an option, SAR, or other stock-based award in the nature of a purchase right generally will result in short-term or long-term capital gain or loss (except in the event that shares issued pursuant to the exercise of an ISO are disposed of within two years after the date of grant of the ISO or within one year after the transfer of the shares to the participant) measured by the difference between the sale price and the participant's tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option or other award, except that the Company will be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

        With respect to awards granted under the Long Term Incentive Plan that may be settled either in cash or in Common Stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of stock or other property received. The Company will be entitled to a deduction for the same amount. With respect to awards involving Common Stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the time the shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company will be entitled to a deduction for the same amount at the same time the participant recognizes ordinary income. A participant may elect to be taxed at the time of receipt of shares or other property rather than upon lapse of restrictions on transferability or the substantial risk of forfeiture, in which case the Company will be entitled to a deduction at the same time.

        In each instance described above, the deduction available to the Company may be limited, as to the Covered Officers, by the Tax Code, which places a $1 million limit on the deduction that may be taken for compensation paid to any Covered Officer unless such compensation is based on the attainment of "objective" performance goals established in advance by a committee of two or more outside directors, and paid pursuant to a plan approved by shareholders. The Long Term Incentive Plan is designed to enable the Company to meet the requirements for deductibility as to performance awards, performance-based restricted stock, stock options, stock appreciation rights, and other performance-based awards subject to performance criteria if Proposal 5, relating to the Long Term Incentive Plan and described elsewhere in this proxy statement, is approved by shareholders.

        The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Long Term Incentive Plan. Different tax rules may apply with respect to participants who are subject to Section 16 of the Exchange Act, when they acquire stock in a transaction deemed to be a nonexempt purchase under that statute or within six months of an exempt grant of a derivative security under the Long Term Incentive Plan, and with respect to the Company and participants in the event of a Change of Control. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

Equity Compensation Plan Information

        All of FPL Group's equity compensation plans (as defined by applicable SEC regulations) have been approved by its shareholders. FPL Group's equity compensation plan information as of December 31, 2003 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(a) (c)
Equity compensation plans approved by security holders:
FPL Group's Long Term Incentive Plan	4,780,412	$57.24	2,838,316

(a)
These shares are also available for issuance as restricted stock and as performance-based stock awards.

        The Board of Directors has approved the FPL Group, Inc. Amended and Restated Long Term Incentive Plan, in an amended form, and recommends the adoption of the following resolution which will be presented at the Annual Meeting:

    RESOLVED, that the shareholders of FPL Group, Inc. hereby approve the FPL Group, Inc. Amended and Restated Long Term Incentive Plan, in the form of Appendix B to the proxy statement, for the 2004 Annual Meeting of Shareholders.

        The affirmative vote of the holders of a majority of the total number of shares represented at the meeting and entitled to vote is required for approval of the Long Term Incentive Plan. In the event shareholder approval is not obtained, awards may continue to be made under the terms of the Long Term Incentive Plan as currently in effect. In addition, the amendments approved by the Board of Directors in February 2004 other than those relating to the increase in the total number of shares available under the plan and the increases in the overall and individual annual award limits, might be separately approved by the Board of Directors since those amendments do not require shareholder approval.

        The Board of Directors believes that approval of the Long Term Incentive Plan, as amended, is advisable to continue to attract and retain skilled employees, and to motivate and reward employees for exceptional performance.

The Board of Directors recommends a vote "FOR" the approval of the Amended and
Restated Long Term Incentive Plan, in the amended form

Proposals regarding Approval of Incentive Compensation Plans as required by the Internal Revenue Code

Background

        For many years the Company has adhered to the principle of pay-for-performance. Payments of both annual and long-term incentive compensation to senior officers are based on the achievement of specific performance measures, as described in the Compensation Committee Report herein with respect to 2003.

        The following two proposals seek shareholder approval necessary to enable the Company to be eligible to deduct for federal income tax purposes certain compensation which may be paid in the future under the Company's current Annual Incentive Plan ("Annual Incentive Plan") and the current FPL Group, Inc. Amended and Restated Long Term Incentive Plan (or, if approved by the shareholders at this meeting, the amended form of the FPL Group, Inc. Amended and Restated Long Term Incentive Plan proposed for approval in this proxy statement) ("Long Term Incentive Plan").

        Section 162(m) of the Tax Code places a $1 million limit on the income tax deduction that may be taken by publicly-held corporations such as FPL Group for compensation paid to the chief executive officer and the four other most highly-compensated officers ("Covered Officers") unless such compensation is based on the attainment of objective performance goals established in advance by a committee of two or more outside directors and the "material terms" of the plans under which the compensation is to be paid are disclosed to and approved by shareholders. Because the Company's plans give the committee that administers the plans discretion to establish the performance goals, the Tax Code requires that the plans' material terms be reapproved by shareholders at least once every five years. Shareholders approved the Annual Incentive Plan and the Long Term Incentive Plan in 1994, and reapproved the material terms of those plans in 1999.

        Accordingly, shareholders are being asked to approve the material terms (described below) of (i) the Annual Incentive Plan and (ii) a portion of the Long Term Incentive Plan whether or not the amended form of the Long Term Incentive Plan proposed in Proposal 3 in this proxy statement is approved. If such approvals are not obtained the Company will lose its eligibility for the federal income tax deduction for compensation in excess of $1 million paid to any of the Covered Officers. This would result in a higher income tax liability for the Company and a corresponding decrease in net income. The Tax Code requires the affirmative vote of a majority of the votes cast, including abstentions, for approval and the Company's Bylaws require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote (abstentions having the same effect as a vote against the matter, and broker non-votes having no legal effect).

Proposal 4:    Approval of the Annual Incentive Plan as required by the Internal Revenue Code

        The persons eligible to participate in the Annual Incentive Plan are all officers and other salaried employees of the Company and its subsidiaries whose performance significantly contributes to the success of the Company. Participants are selected by the Compensation Committee, which is comprised entirely of non-employee directors. See "Director Meetings and Committees," beginning on page 26. Under the terms of their Employment Agreements, the Company has agreed that certain senior executives will participate in the Annual Incentive Plan. See the discussion of "Employment Agreements" below.

        The Annual Incentive Plan is based on the attainment of net income goals, which are adjusted for specified items including any changes in accounting principles, any changes in the mark-to-market value of non-qualifying hedges, and certain charges or gains. At the beginning of each year, the Compensation Committee establishes written net income goals for the Company and targeted annual incentive awards for the participants. The targeted awards are established by the Compensation Committee based on a percentage of base salary. Payouts of the awards are based on the degree of achievement of the net income goals. The targets are objective: there is a minimum net income level that must be achieved before any payout may occur, a targeted payout, and a maximum payout. Payouts are subject to reduction based on the level of achievement of other performance measures established by the Compensation Committee and at the discretion of the Compensation Committee.

        For 2004, the maximum annual incentive award is set at 200% of the targeted award for each individual, and the maximum annual incentive payments that could be earned by the officers named in the Summary Compensation Table range from $514,100 to $2,000,000.

        The Board of Directors believes that approval of the Annual Incentive Plan is advisable to attract and retain skilled employees, to motivate and to reward employees for exceptional performance, and to provide for the availability of deductibility of this form of compensation.

The Board of Directors recommends a vote "FOR" approval of the Annual Incentive Plan as required by the Internal Revenue Code

Proposal 5:    Approval of the performance-based awards provisions of the Amended and Restated Long Term Incentive Plan as required by the Internal Revenue Code

        Like the Annual Incentive Plan, the individuals eligible to participate in the Long Term Incentive Plan are all officers and other salaried employees of the Company and its subsidiaries whose performance significantly contributes to the success of the Company. Participants are selected by the Compensation Committee. Under the terms of their Employment Agreements, the Company has agreed that certain senior executives will participate in the Long Term Incentive Plan. See the discussion of "Employment Agreements" below.

        The Long Term Incentive Plan provides for the grant of performance awards, stock appreciation rights, restricted stock, performance-based restricted stock, deferred stock, dividend equivalents, and other stock-based awards, or combinations of these awards. As required by the Tax Code, the material terms of the Long Term Incentive Plan relating to performance awards, performance-based restricted stock, and other stock-based awards subject to performance criteria (including shareholder value awards) are being submitted for approval by shareholders.

        Performance awards (historically in the form of performance share awards and, until 2003, shareholder value awards) confer upon a participant rights payable or exercisable based on the attainment of certain performance objectives during specified award periods. Performance awards are denominated in shares of Common Stock, may be payable in cash, stock, other awards or other property, and may be subject to such forfeiture conditions, restrictions, and other terms as the Committee may specify. Currently, the Committee makes grants of performance share awards (and prior to 2003, shareholder value awards), denominated in shares, to the Covered Officers and other participants at the beginning of each year.

        The grants of performance share awards constitute targeted long-term incentive compensation awards which can be earned over a specified award period (currently three years) based on performance. Payouts of performance share awards are determined by multiplying the number of shares granted with respect to an award by the participant's average level of attainment, expressed as a percentage which may not exceed 160%, of his or her targeted award under the Annual Incentive Plans for each of the years encompassed by the award period. Awards under the Annual Incentive Plans are based on the attainment of specified amounts of net income, as described above under Proposal 4. The same performance criteria and payout formula would be applicable to awards of performance-based restricted stock and other stock-based awards subject to performance criteria. The Committee has discretion to reduce the payout to a Covered Officer, but not to increase it. Since one of the goals of the performance share program is to link directly the financial interests of FPL Group's shareholders and senior management, performance share award payouts (except for cash for the payment of income taxes) are made in shares of Common Stock which the recipient is expected, consistent with policies on stock ownership and retention prescribed by the Board, to hold for the duration of his or her employment.

        Shareholder value awards are targeted amounts of shares of Common Stock that are payable at the end of a specified performance period (typically three years prior to 2003). The amount of the payout is determined by multiplying the participant's targeted number of shares by a factor derived by dividing the average annual total shareholder return of FPL Group (price appreciation of FPL Group Common Stock plus dividends) by the total shareholder return of the Standard & Poor's Electric Companies Index companies over the performance period. The payout may not exceed 160% of the targeted awards. Since February 2002, the Company has not made shareholder value awards, based on its judgment that such awards were not as effective in furthering the objective of linking compensation to corporate performance as other types of awards available under the Long Term Incentive Plan.

        Under the current Long Term Incentive Plan, a maximum of 250,000 shares (or the equivalent fair market value thereof for awards payable other than in shares but valued by reference to shares) may be made subject to performance awards, performance-based restricted stock, and other stock-based awards subject to performance criteria in any year. The maximum payout of such awards in any year may not exceed 160%, or 400,000 shares in the aggregate and 100,000 shares to any individual. No participant may receive awards covering or representing more than 25% of the maximum number of shares which may be made subject to such types of awards in any year.

        Under the amended form of the Long Term Incentive Plan proposed for approval in this proxy statement (Proposal 3), a maximum of 600,000 shares (or the equivalent fair market value thereof for awards payable other than in shares but valued by reference to shares) may be made subject to performance awards, performance-based restricted stock, and other stock-based awards subject to performance criteria in any year. The maximum payout of such awards in any year may not exceed 160%, or 960,000 shares in the aggregate and 125,000 shares to any individual. No participant may receive awards covering or representing more than 25% of the maximum number of shares which may be made subject to such types of awards in any year.

        The maximum overall and individual annual share and share-equivalent limits described above are subject to adjustment by the Committee in the event of a corporate transaction or event in order to prevent dilution or enlargement of the rights of plan participants or, under the terms of the Long Term Incentive Plan proposed for shareholder approval (Proposal 3), for any other reason.

        The current Long Term Incentive Plan provides that, in the event of a "change of control", (i) 50% of all outstanding performance stock-based awards (for example, performance share awards and shareholder value awards) shall be vested and earned at an achievement level equal to the higher of (x) the targeted level of performance of each such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar awards maturing over the three fiscal years immediately prior to the year in which the change of control occurred; (ii) all other outstanding performance stock-based awards shall be fully vested and earned; (iii) all options and other exercisable rights shall become exercisable and vested; (iv) the restrictions, deferral limitations and forfeiture conditions applicable to all outstanding awards shall lapse and such awards shall be deemed fully vested; and (v) (a) if as a result of a change of control, the shares are exchanged for or converted into a different form of equity security and/or the right to receive other property (including cash), payment in respect of the underlying awards described in items (i) and (ii) and stock-based awards described in item (iv) will be made in the same form, or (b) if a change of control occurs and the Company's shareholders do not, as a group, receive consideration in connection with the change of control, then payment in respect of awards will be made in cash based on the average share closing price for the 20 trading days immediately preceding the date of the change of control.

        The Long Incentive Term Plan proposed for shareholder approval provides that, in the event of a change of control, unless otherwise determined by the Committee in connection with the grant of an award or unless the participant and the Company agree otherwise, (i) 50% of all outstanding performance stock-based awards (for example, performance share awards and shareholder value awards) shall be vested and earned at an achievement level equal to the higher of (x) the targeted level of performance of each such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar awards maturing over the three fiscal years immediately prior to the year in which the change of control occurred; (ii) all other outstanding stock-based awards not in the nature of a right that may be exercised and which are not subject to performance criteria shall be fully vested and earned; (iii) all options and other exercisable rights shall become exercisable and vested; (iv) the restrictions, deferral limitations and forfeiture conditions applicable to all outstanding awards shall lapse and such awards shall be deemed fully vested; and (v) in the event the participant's employment with the Company and its subsidiaries is terminated other than for cause (as defined in the Long Term Incentive Plan) during the 24-month period following a change of control, any option or stock appreciation right held by the participant when the change of control occurred that remains outstanding on the date of such termination may thereafter be exercised until the earlier of (A) the second anniversary of the date of termination (or such longer period specified in the award agreement) or (B) the expiration of the stated term of such option or stock appreciation right.

        The remaining 50% of the outstanding performance stock-based awards (calculated in the same manner as described above) will be paid on the first anniversary of the change of control if the participant has remained employed by the Company or an affiliate through such date or upon an earlier termination of employment by the Company, except for cause or disability (each as defined in the Long Term Incentive Plan). Payment in respect of such awards will be made as soon as practicable following such date.

        For purposes of the Long Term Incentive Plan, a change of control shall mean the first of the following to occur: (i) the acquisition by any individual, entity, or group of 20% or more of either the Company's Common Stock or the combined voting power of the Company other than directly from the Company or pursuant to a merger or other business combination which does not itself constitute a change of control, (ii) the incumbent directors of the Company ceasing, for any reason, to constitute a majority of the Board of Directors, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies), (iii) under the current Long Term Incentive Plan, approval by shareholders or, if specified by the Board of Directors in the exercise of its discretion, consummation of a merger, sale of assets, reorganization or other business combination of the Company or any subsidiary with respect to which (x) the voting securities of the Company outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 60% of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (y) the incumbent directors of the Company (with the exceptions discussed in (ii) above) constitute less than a majority of the members of the Board of Directors of the resulting ultimate parent entity, or there is no reasonable assurance that they, or their nominees, will constitute at least a majority of that Board of Directors for at least two years, or (iv) the shareholders approve the complete liquidation or dissolution of the Company. Under the Amended and Restated Long Term Incentive Plan proposed for shareholder approval, the definition of change of control relating to business combinations described in paragraph (iii) above is amended so that a change of control does not occur until consummation of the transaction, the 60% continuing ownership standard is reduced to 55%, and the change of control provision relating to reasonable assurance of at least two years majority of incumbent directors is deleted.

        Please see the discussion in Proposal 3, and the copy of the Amended and Restated Long Term Incentive Plan, as it is proposed to be amended, for a more complete description of the proposed Amended and Restated Long Term Incentive Plan. If Proposal 3 and this proposal are approved by shareholders, approval of this proposal will apply to the Amended and Restated Long Term Incentive Plan as it is proposed to be amended. If Proposal 3 is not approved by shareholders and this proposal is approved, approval of this proposal will apply to the existing Amended and Restated Long Term Incentive Plan.

        The Board of Directors believes that approval of the performance-based awards provisions of the Long Term Incentive Plan is advisable to attract and retain skilled employees, to motivate and to reward employees for exceptional performance, and to provide for the availability of deductibility of this form of compensation.

The Board of Directors recommends a vote "FOR" approval of the performance-based awards provisions of the Amended and Restated Long Term Incentive Plan as required by the Internal Revenue Code

Proposal 6:    Approval of an Increase in Authorized Common Stock

        On February 13, 2004, the Board of Directors approved an amendment to the Company's Restated Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 300,000,000 to 400,000,000. There will be no change in the par value of each share of Common Stock and the amendment will not affect the number of shares of authorized serial preferred stock, par value $0.01 per share, which is 100,000,000 shares. The full text of the proposed amendment to Section 1 of Article III of the Restated Articles of Incorporation is set forth below:

  Section 1.    Authorized Capital Stock.    The aggregate number of shares which the Corporation is authorized to issue is 500,000,000 shares, consisting of 100,000,000 shares of Serial Preferred Stock, $.01 par value, and 400,000,000 shares of Common Stock, $.01 par value.

        The Company is currently permitted to issue up to an aggregate of 300,000,000 shares of Common Stock. As of February 29, 2004, 184,641,509 shares of Common Stock were issued and outstanding. Approximately 19,556,445 additional shares were reserved for issuance in connection with possible equity financings and under the Company's compensation, benefit and dividend reinvestment plans, and up to 19,880,000 shares were reserved for issuance upon settlement of purchase contracts that form a part of equity units (known as Corporate Units). Therefore, as of February 29, 2004, there were 75,922,046 remaining available authorized shares of Common Stock.

        If the proposed amendment is approved, the newly authorized but unissued shares will be available for issuance from time to time at the discretion of the Board of Directors for such purposes and consideration as the Board may approve. Generally, no shareholder approval is required for the issuance of authorized but unissued shares of Common Stock, except as provided by the rules of the New York Stock Exchange. NYSE rules require shareholder approval of issuances of common stock under certain circumstances including when the number of shares to be issued equals or exceeds 20% of the voting power outstanding (for the Company currently issuance of more than 36,928,302 shares of Common Stock based on shares outstanding as of February 29, 2004) unless certain exceptions apply.

        Unissued shares of Common Stock will be available at the discretion of the Board of Directors for, among other things, possible acquisitions, issuances to raise additional capital, stock splits and other corporate purposes. In the recent past, the Board of Directors has authorized the issuance of shares in connection with financings and compensation, benefit and dividend reinvestment plans. The Company has no present plans or proposals to issue shares that would be authorized by the proposed amendment.

        Shareholders have no preemptive rights to acquire shares issued by the Company under its existing Restated Articles of Incorporation, and shareholders would not acquire any such rights with respect to such additional shares under the proposed amendment to the Company's Restated Articles of Incorporation. Newly authorized shares would have the same rights as the presently authorized shares, including the right to cast one vote per share and the right to receive dividends declared and paid by the Company. Although the authorization of the additional shares would not, by itself, have any effect on the rights of shareholders, issuance of additional shares of Common Stock for other than a stock split or dividend could, under certain circumstances, have a dilutive effect on voting rights, equity and earnings per share of existing shareholders.

        In addition to the Common Stock, the Restated Articles of Incorporation currently grants to the Board of Directors the authority to authorize the issuance of up to 100,000,000 shares of serial preferred stock, in on or more series, without shareholder approval. As of the date of this proxy statement, there are no shares of the Company's serial preferred stock issued or outstanding; however, 3,000,000 shares of Series A Junior Participating Preferred Stock have been authorized for issuance in connection with the exercise of certain preferred share purchase rights associated with the Common Stock.

        While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, by making a change of control more difficult, the Board of Directors does not intend or view the increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type.

        The Board of Directors believes that the amendment to increase the number of authorized shares of Common Stock is advisable in order to have shares available to meet the Company's future business needs as they arise.

The Board of Directors recommends a vote "FOR" the amendment to the Articles of Incorporation.

INFORMATION ABOUT THE COMPANY AND MANAGEMENT

Performance Graph

        The graph below compares the cumulative total returns, including reinvestment of dividends, of FPL Group Common Stock with the companies in the Standard & Poor's 500 Index (S&P 500), the Standard & Poor's Electric Companies Index (S&P Electrics) and the Dow Jones US Electric Utilities Index (Dow Jones Electrics). The comparison covers the five years ended December 31, 2003, and is based on an assumed $100 investment on December 31, 1998, in each of the S&P 500, the S&P Electrics, the Dow Jones Electrics and FPL Group Common Stock. The S&P Electrics is based on the performance of 22 companies; the Dow Jones Electrics is based on the performance of 58 companies. The S&P Electrics is more heavily weighted toward companies engaged, to a significant extent, in the traditional state-regulated electric utility business. The Dow Jones Electrics, which includes all of the companies included in the S&P Electrics, also includes a number of companies that are exclusively or primarily engaged in the independent power production business. FPL Group is primarily engaged in the traditional electric utility business, but is increasingly engaged in the independent power production business as well. Therefore, both indexes have been selected for comparison purposes. FPL Group is included in all three indexes.

Total Return for the
Five Years Ended December 31, 2003

$180
$160
$140
$120
$100
$80
$60
1998
1999
2000
2001
2002
2003
FPL GROUP, INC.
S & P 500
S & P ELECTRICS
DOW JONES ELECTRICS

Value of $100 on December 31

	1998	1999	2000	2001	2002	2003
FPL GROUP, INC.	$100	72	126	103	115	130
S & P 500	$100	121	110	97	76	97
S & P ELECTRICS	$100	84	129	107	91	113
DOW JONES ELECTRICS	$100	85	135	107	83	104

Common Stock Ownership of Management and Others

        The following table indicates how much FPL Group Common Stock is beneficially owned by (a) each person known by the Company to own 5% or more of the Common Stock, (b) each of the Company's directors and each executive officer named in the Summary Compensation Table, and (c) all of the Company's directors and executive officers as a group.

Principal Shareholders:	Number of Shares(a)
Fidelity Management Trust Company 82 Devonshire Street Boston, Massachusetts 02109	13,864,231(b)
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	11,784,600(c)
Directors and Executive Officers:
H. Jesse Arnelle	14,896(d)(e)(g)
Sherry S. Barrat	10,355(d)(g)
Robert M. Beall, II	10,183(e)(g)(i)
J. Hyatt Brown	18,145(e)(g)(i)
James L. Camaren	7,209(d)(g)(i)
Dennis P. Coyle	224,976(f)(g)(h)(i)
Moray P. Dewhurst	141,493(d)(f)(g)(h)
Alexander W. Dreyfoos, Jr.	15,790(d)(g)(j)
Lewis Hay III	397,836(d)(f)(g)(h)
Frederic V. Malek	10,126(e)(g)
Armando J. Olivera	136,022(d)(f)(g)(h)
James L. Robo	86,002(f)(g)(h)
Michael H. Thaman	900(g)
Paul R. Tregurtha	11,423(d)(e)(g)
Frank G. Zarb	3,700(g)
All directors and executive officers as a group	1,493,539(d)(e)(f)(g)(h)(i)(k)

(a)
Information is as of February 15, 2004, except for holdings under retirement plans, which are as of January 30, 2004, and except as indicated. Unless otherwise indicated, each person has sole voting and sole dispositive power.

(b)
Represents approximately 7.5% of the Common Stock outstanding; shares held at January 30, 2004 as Trustee under the Florida Power & Light Company Master Thrift Plan Trust. The Trustee disclaims beneficial ownership of such securities. Shares are voted by the Trustee in accordance with instructions of the participants to whose accounts such shares are allocated, and a proportionate number of shares which are held in the plans but not yet allocated to participants are voted in accordance with such instructions. Leveraged ESOP shares held in the plans which have been allocated to participants' accounts, but for which voting instructions are not received, are voted by the Trustee in the same proportions as those shares which have been voted by participants.

(c)
Represents approximately 6.4% of the Common Stock outstanding. This information has been derived from Schedule 13G of Capital Research and Management Company ("Capital Research"), filed with the Securities and Exchange Commission on February 13, 2004. All shares are owned of record by clients of Capital Research, which reported sole dispositive power over 11,784,600 shares.

(d)
Includes as of January 30, 2004 share units for Messrs. Arnelle (4,735), Camaren (1,109), Dreyfoos (7,490) and Tregurtha (228), and Mrs. Barrat (5,655), and as of February 15, 2004 share units for Messrs. Dewhurst (10,801), Hay (10,070) and Olivera (11,589) and a total of 87,459 share units for all directors, as of January 30, 2004, and executive officers, as of February 15, 2004, as a group, under deferred compensation plans. Such units have no voting rights.

(e)
Includes share units for Messrs. Arnelle (4,947), Beall (2,963), Brown (4,095), Malek (4,426) and Tregurtha (4,495) and a total of 20,926 share units for all directors and executive officers as a group, granted in connection with the termination in 1996 of the FPL Group, Inc. Non-Employee Director Retirement Plan. Such units have no voting rights.

(f)
Includes phantom shares for Messrs. Coyle (6,558), Dewhurst (1,107), Hay (3,824), Olivera (747) and Robo (576) and a total of 17,444 phantom shares for all directors and executive officers as a group, credited to a Supplemental Matching Contribution Account under the Supplemental Executive Retirement Plan. Phantom shares have no voting rights.

(g)
Includes shares of restricted stock for Messrs. Coyle (15,000), Dewhurst (20,001), Hay (83,833), Olivera (23,500) and Robo (15,000); 3,700 shares of restricted stock for each of Messrs. Arnelle, Beall, Brown, Malek and Tregurtha; 3,900 shares of restricted stock for each of Mrs. Barrat and Mr. Dreyfoos; 1,600 shares of restricted stock for each of Messrs. Camaren and Zarb; 900 shares of restricted stock for Mr. Thaman; and a total of 251,987 shares of restricted stock for all directors and executive officers as a group. The holders of such shares have voting power, but not dispositive power.

(h)
Includes shares underlying options to purchase shares held by Messrs. Coyle (150,000), Dewhurst (100,000), Hay (258,334), Olivera (75,001) and Robo (66,667) and a total of 866,303 shares underlying options to purchase shares for all directors and executive officers as a group.

(i)
Includes 350 shares owned by children of Mr. Brown who are over 21 years of age, as to which Mr. Brown disclaims beneficial ownership; 20 shares owned by a son of Mr. Beall who is over 21 years of age, as to which Mr. Beall disclaims beneficial ownership; 25 shares owned by Mr. Coyle's wife, as to which Mr. Coyle disclaims beneficial ownership; 44,558 shares owned by Coyle Holdings Limited Partnership, as to which Mr. Coyle disclaims beneficial ownership except to the extent of his pecuniary interest therein; and 1,750 shares owned by Camaren Holdings Limited Partnership, as to which Mr. Camaren disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(j)
Mr. Dreyfoos is retiring as an FPL Group director in May 2004.

(k)
Less than 1% of the Common Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of Common Stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from the directors and executive officers, all required filings were timely made in 2003 except for the late filing of a Form 4 for Paul I. Cutler.

Director Independence

        The Board of Directors has conducted a review regarding the independence of each of its members from management of the Company under the criteria legislated by the Sarbanes-Oxley Act of 2002 ("SOA") and the corporate governance independence standards in Section 303A of the New York Stock Exchange Listed Company Manual. Section 303A requires that listed companies, such as FPL Group, have a majority of independent directors, requires that the Board of Directors make a determination as to independence, and sets out certain independence criteria. Section 303A also requires that each of the Compensation Committee, Governance & Nominating Committee and Audit Committee consist entirely of independent directors. Section 303A and Rule 10A-3 of the Securities Exchange Act of 1934 (the "Exchange Act") include additional independence requirements for Audit Committee members.

        Based on this review, the Board determined that all of the non-employee directors are independent under SOA and Section 303A. Specifically, the Board determined that of the ten current non-employee directors (including the nine nominated for election at the annual meeting), seven did not have a direct or indirect relationship with the Company outside of their status as a director or shareholder of the Company, and two have an indirect relationship which is described below and which, in each case, the Board determined is not a material relationship which interferes with their independence. The indirect relationships of Mrs. Barrat and Mr. Tregurtha are not required to be disclosed under applicable SEC rules, but the Company is providing this information to assist shareholders in understanding the Board's evaluation of director independence.

        Mrs. Barrat is Chairman and Chief Executive Officer of Northern Trust Bank of California N.A. The Northern Trust Company, which is the parent company of Northern Trust Bank of California, has an ongoing credit, treasury management and trust custody relationship with FPL Group and its subsidiaries. In 2003, The Northern Trust Company provided $36 million in credit facilities to FPL Group subsidiaries (out of a total of $3 billion in credit facilities) for which it received $68,600 in fees, earned $411,000 in treasury management revenue from Florida Power & Light Company and earned $163,500 in trust custody revenue from an indirect subsidiary of FPL Group. In determining Mrs. Barrat's independence, the Board considered, among other things, that Mrs. Barrat's position is not with the companies that have the business relationships with the Company, that her compensation from Northern Trust Bank of California is not based upon or affected by the revenue or net income received by The Northern Trust Company from FPL Group and its subsidiaries, and that the revenue received in 2003 from FPL Group subsidiaries represented less than 1% of the total revenue of The Northern Trust Company.

        Mr. Tregurtha is the chairman and chief executive officer and a substantial equity owner of Moran Transportation Company. In October 1998, Florida Power & Light Company entered into a 5-year contract (later extended for an additional six months) with Petroleum Transport Corporation ("PTC"), an indirect subsidiary of Moran Transportation Company, to provide inland fuel oil barge services to the Sanford and Port Canaveral power generation plants. The contract was awarded as a result of a competitive bidding process. In 2003, Florida Power & Light Company paid PTC approximately $1.33 million for barging services under the contract. The contract expires on March 31, 2004. In determining Mr. Tregurtha's independence, the Board considered, among other things, that the contract was awarded pursuant to a competitive bidding process, that his compensation from Moran Transportation Company and its subsidiaries is not based upon or affected by the revenue or net income received by PTC from Florida Power & Light Company, and the revenue received from Florida Power & Light Company represents less than 1% of the total revenue of Moran Transportation Company and its subsidiaries.

Certain Legal Proceedings

        In January 2002, Roy Oorbeek and Richard Berman filed suit in the U.S. District Court for the Southern District of Florida against FPL Group (as an individual and nominal defendant); all its current directors (except James L. Camaren, Michael H. Thaman and Frank G. Zarb); certain former directors; and certain current and former officers of FPL Group and Florida Power & Light Company, including Lewis Hay III and Dennis P. Coyle. In March 2002, William M. Klein, by Stephen S. Klein under power of attorney, on behalf of himself and all others similarly situated, filed suit in the U.S. District Court for the Southern District of Florida against FPL Group (as nominal defendant); all its current directors (except James L. Camaren, Michael H. Thaman and Frank G. Zarb); certain former directors; and certain current and former officers of FPL Group and Florida Power & Light Company, including Lewis Hay III and Dennis P. Coyle. In February 2003, Donald E. and Judith B. Phillips, represented by the same attorneys who represent Klein, filed suit in the same court against the same defendants as the Klein lawsuit. All three suits have been consolidated.

        The lawsuits, taken together, allege that the proxy statements relating to shareholder approval of FPL Group's Long Term Incentive Plan (LTIP) and FPL Group's proposed, but unconsummated, merger with Entergy Corporation (Entergy) were false and misleading because they did not affirmatively state that payments made to certain officers under FPL Group's LTIP upon shareholder approval of the merger would be retained by the officers even if the merger with Entergy was not consummated and did not state that under some circumstances payments made pursuant to FPL Group's LTIP might not be deductible by FPL Group for federal income tax purposes. They also allege that FPL Group's LTIP required either consummation of the merger as a condition to the payments or the return of the payments if the transaction did not close, and that the actions of the director defendants in approving the proxy statements, causing the payments to be made, and failing to demand their return constitute corporate waste and a breach of fiduciary duties by those individual defendants. The plaintiffs seek to have the shareholder votes approving FPL Group's LTIP and the merger declared null and void, the return to FPL Group of $62 million of payments received by the officers, compensatory damages of $92 million (including the $62 million of payments received by the officers) from all defendants (except FPL Group) and attorneys' fees.

        A special committee of non-management directors of FPL Group conducted an investigation of the claims made in the Oorbeek and Klein lawsuits and reported thereon to the Board. The report concluded that pursuit of the claims is not in the best interest of FPL Group or its shareholders generally, and recommended that FPL Group seek dismissal of the lawsuits. After reviewing the special committee's report, FPL Group's Board of Directors (with only independent directors participating) concluded likewise and filed with the court a statement of position setting forth the special committee's and the Board's conclusions and authorizing the filing of a motion to dismiss the lawsuits, which motion was filed in October 2002. Messrs. Zarb, Camaren and Thaman joined the Board in August 2002, October 2002 and July 2003, respectively, and did not participate in the proceedings relating to the statement of position or the filing of the motion to dismiss. On January 20, 2004, the court issued an order denying FPL Group's motion to dismiss the lawsuits.

        The above-referenced statement of position reported that during the course of the special committee's investigation of the allegations in the lawsuits a separate question arose concerning the interpretation of the provisions of FPL Group's LTIP pursuant to which the payments to eight current and former senior officers were calculated. A change from the original interpretation could result in a repayment to FPL Group of up to approximately $9 million. FPL Group and the eight senior officers have entered into a binding arbitration agreement in order to resolve the issue.

        In May 2003, the plaintiff's attorneys in the Klein lawsuit sent a new letter to FPL Group's Board of Directors (the May 2003 Letter) demanding, among other things, that the Board take action (i) to recover from the persons who approved such payments and/or otherwise breached their fiduciary duties, all of the above-described $92 million of LTIP payments made to officers and employees of FPL Group, allegedly on the grounds that the payments constituted a breach of fiduciary duty, bad faith, corporate waste and other unspecified wrongs, (ii) to investigate whether the proposed merger with Entergy was a plan by FPL Group's officers and directors to enrich themselves at the expense of the company, (iii) to seek the return of certain LTIP awards made in replacement of accelerated LTIP awards, (iv) to take immediate actions to secure the return of up to approximately $9 million in LTIP payments which is subject to an interpretation question under the LTIP, (v) to investigate and seek the return of stock options and restricted stock paid to James L. Broadhead in January 2002 in connection with a consulting agreement and his retirement from FPL Group in December 2001, and (vi) to investigate whether punitive damages may be sought. In July 2003, FPL Group's Board of Directors appointed a special committee, composed of James L. Camaren and Michael H. Thaman, to investigate the matters raised in the May 2003 Letter and to make a determination as to how FPL Group should respond to the matters raised therein. In August 2003, the plaintiff's attorney in the Klein lawsuit sent a letter to FPL Group's Board of Directors purporting to "withdraw" the May 2003 Letter.

        Michael H. Thaman was an executive officer of Owens Corning and four of its subsidiaries at, or within the two year period prior to, October 5, 2000, when those companies filed petitions for relief under chapter 11 of the federal bankruptcy code because of liability claims made against them in asbestos- related lawsuits. He has also served as chairman of Owens Corning since being elected to that office in April 2002.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Statement on Corporate Governance

        FPL Group has had formal corporate governance standards in place since 1994. The Company has reviewed internally and with the Board the provisions of SOA, the rules of the SEC and the new corporate governance listing standards of the New York Stock Exchange (NYSE) regarding corporate governance policies and processes and the Company is in compliance with those provisions, rules and listing standards. The Company amended the charters of its Compensation Committee, Audit Committee and Governance & Nominating Committee to implement the new rules and standards. You can access these committee charters, the Code of Ethics for Senior Executive and Financial Officers, and the Code of Business Conduct & Ethics, in the "Governance" section on the Company's website at www.fplgroup.com or by writing to us for a printed copy, without charge, at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Director Meetings and Committees

        The Board of Directors met eight times in 2003. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served. The Company encourages, but does not require, its Board members to attend the annual shareholders' meeting. Of the thirteen directors then in office, ten (including all those nominated for election at this year's Annual Meeting) attended the 2003 annual meeting of shareholders.

        The principal committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Governance & Nominating Committee. The membership during 2003 and function of these committees is described below. Each of the committees operates under a charter approved by the Board, and each charter complies with the NYSE corporate governance requirements. Each committee charter permits the committee to act through subcommittees, and references in this proxy statement to any committee includes any such subcommittee. The committee charters are available on the Company's website in the "Governance" section at www.fplgroup.com.

Audit Committee

        FPL Group has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. FPL Group's Audit Committee, comprised of Mrs. Barrat and Messrs. Beall (Chair), Brown, Dreyfoos, Malek, and Zarb met nine times in 2003. In March 2003, the Audit Committee developed an updated charter for the Committee, which was approved by the Board in March 2003 and effective May 1, 2003. A copy of that charter, which reflects standards set forth in SOA, in SEC regulations and in NYSE corporate governance rules, was reproduced in an appendix to the proxy statement for the 2003 annual meeting of shareholders. As set forth in more detail in the charter, the Audit Committee has the authority to appoint or replace the Company's independent auditor, and approves all permitted services to be performed by the independent auditor. The Audit Committee assists the Board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, the performance of the Company's internal audit function and independent auditor, the system of disclosure controls and internal controls and the independence and performance of the internal audit department and the independent public accountants. The Audit Committee is responsible for establishing procedures for (i) the receipt, retention and treatment of complaints, questions and other information received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        During 2003, the Board reviewed and made the determinations required by SOA, SEC Rule 10A-3 and Section 303A of the NYSE Listing Manual, regarding the independence of the members of the Audit Committee, and confirmed that all members of the Audit Committee are "independent" within the meaning of the SEC and NYSE requirements. In addition, the Board of Directors has determined that at least one member of the Audit Committee, Frank G. Zarb, is an "audit committee financial expert" as that term is defined by applicable SEC regulations.

Compensation Committee

        The Compensation Committee, comprised of Mrs. Barrat and Messrs. Brown (Chair), Camaren, Tregurtha, and Zarb, met five times in 2003. During 2003 the Board determined that each of the members of the committee meets the definition of "independence" set forth in the NYSE's new corporate governance independence standards. In February, 2004 a new charter for the committee was adopted, which complies with the NYSE's corporate governance standards. Under its new charter, the committee's functions include reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other senior officers, evaluating the performance of the CEO in light of those goals and objectives, approving the compensation of the CEO and other senior officers, approving any employment agreements, special supplemental benefits and severance arrangements for the CEO and other senior officers, and making recommendations to the Board with respect to the compensation of other officers and the directors. Additional functions include preparing an annual report on executive compensation for inclusion in the Company's proxy statement, making recommendations to the Board with respect to incentive-compensation plans and other equity-based plans, administration of the Company's annual and long-term incentive plans, and retaining, and approving the terms of retaining, any outside compensation consultants engaged to assist in the evaluation of director, CEO and other senior officer compensation.

        The report of the Compensation Committee is included herein beginning at page 30. The charter of the committee is available on the Company's website in the "Governance" section at www.fplgroup.com.

Governance & Nominating Committee

        The Governance & Nominating Committee, which is comprised of Mrs. Barrat and Messrs. Arnelle, Beall, Dreyfoos, Tregurtha (Chair) and Zarb, met six times in 2003. During 2003, the Board determined that each of the members of the committee meets definition of "independence" as set forth in the NYSE's new corporate governance independence requirements. In February 2004, a new charter for the committee was adopted, which complies with the NYSE's corporate governance standards. Under its new charter, the committee is responsible for reviewing the size and composition of the Board, identifying and evaluating potential nominees for election to the Board, consistent with criteria developed by the committee and approved by the Board, and recommending candidates for all directorships to be filled by the shareholders or the Board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under "Consideration of Director Nominees." The committee is also responsible for developing and recommending to the Board a set of corporate governance principles and guidelines applicable to the Company, and for monitoring and overseeing the Company's Code of Business Conduct & Ethics and Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the Board, conducting an annual self-evaluation, and overseeing the evaluation of the Board, the Audit and Compensation Committees and management. The committee is also responsible for retaining, and approving the terms of retaining, any search firm engaged to identify director candidates.

        The charter of the Governance & Nominating Committee is available on the Company's website in the "Governance" section at www.fplgroup.com.

Consideration of Director Nominees

Shareholder Nominees

        The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Directors." In evaluating such nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "Director Qualifications." Any shareowner nominations proposed for consideration by the Governance & Nominating Committee should include the nominee's name and qualifications for Board membership and should be addressed to: Corporate Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

Director Qualifications

        The Company's Corporate Governance Principles & Guidelines contain Board membership criteria that are considered by the Governance & Nominating Committee in recommending nominees for a position on the Board. Under these criteria, non-employee members of the Board should have demonstrated character and integrity; an inquiring mind; experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or have other similar and relevant experience in dealing with complex problems; an ability to work effectively with others; sufficient time to devote to the affairs of the Company; and an ability to represent the balanced interests of the Company's shareholders as a whole, rather than special constituencies. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Additional criteria include whether an individual assists in achieving a mix of directors that represents a diversity of background and experience, including age, gender, race and specialized experience; whether an individual is nearing or has reached retirement age; the individual's independence as described in applicable listing standards, legislation and regulations; whether the individual would be considered an "audit committee financial expert" or "financially literate" as described in applicable listing standards, legislation, regulations or Audit Committee guidelines; the extent of the individual's business experience, technical expertise, or specialized skills or experience; and whether the individual, by virtue of particular experience relevant to the Company's current or future business, will add specific value as a Board member. No person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on such other business' board. No person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director.

Identifying and Evaluating Nominees for Directors

        The Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the committee, and may be considered at any point during the year. As described above, the committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company's annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the committee. The committee also reviews materials provided by professional search firms or other parties. In evaluating such nominations, the committee seeks to achieve a balance of knowledge, experience and capability on the Board. There is one nominee for election to the Board this year who has not previously been elected by the shareholders. Michael A. Thaman, who was appointed to the Board in July 2003, was recommended for consideration by Mr. Hay as part of a process wherein all directors were asked to submit possible Board candidates to fill a vacancy on the Board. The Governance & Nominating Committee reviewed a number of candidates submitted for consideration and, following its evaluation, recommended Mr. Thaman for election to the Board.

Executive Sessions

        Executive sessions of non-management directors are provided for in the agenda for each regularly-scheduled Board meeting. The sessions are scheduled and chaired by a Presiding Director, who is currently Paul R. Tregurtha, the Chair of the Governance & Nominating Committee. At the 2005 annual shareholders' meeting, the Presiding Director position will rotate to the Chair of the Audit Committee, and thereafter will rotate annually among the Chairs of the standing committees of the Board, in alphabetical order; provided that no member of the Board will serve two consecutive years as Presiding Director.

Communications with the Board

        Individuals may communicate with the Board by writing to them c/o FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. Communications that are intended specifically for non-management directors or the Presiding Director should be sent to the address above to the attention of the Presiding Director. Employees and others who wish to contact the Board or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so anonymously using the above address.

Director Compensation

        Directors of FPL Group who are salaried employees of FPL Group or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Non-employee directors of FPL Group receive an annual retainer of $32,000 plus 700 shares of restricted Common Stock. Non-employee committee chairpersons receive an additional annual retainer of $4,000. A fee of $1,300 is paid to non-employee directors for each Board or committee meeting attended. Newly-elected non-employee directors are awarded 200 shares of restricted Common Stock when they join the Board.

        Effective November 1, 1996, FPL Group's Non-Employee Director Retirement Plan was terminated. Retirement benefits of non-employee directors in office in 1996 and not retiring at or prior to the 1997 annual shareholders' meeting were converted to share units of FPL Group Common Stock. Such directors will be entitled to payment of the then current value of these share units upon ending service as a Board member. Upon his retirement from the Board in May 2003, Willard D. Dover received $472,236, and upon his leaving the Board in May 2003, Armando M. Codina received $204,815.

        Non-employee directors are covered by travel and accident insurance while on FPL Group business. Total premiums attributable to such directors amounted to $2,900 for 2003.

Audit Committee Report

        The Audit Committee submits the following report for 2003:

        The Audit Committee of the Board (Committee) consists of six independent directors. The responsibilities of the Committee are set forth in its written charter, which has been adopted by the Board of Directors (Board). A copy of that charter, which was effective May 1, 2003, was reproduced as an appendix to the proxy statement for the 2003 annual meeting of shareholders (2003 Charter).

        In accordance with the 2003 Charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2003, the Committee met nine times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief accounting officer and independent auditors prior to public release.

        In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, resources and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

        The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

        The Committee reviewed the audited financial statements of the Company for the year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements, and the independent auditors have the responsibility for the examination of those statements.

        Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

        As specified in the 2003 Charter, it is not the duty of this Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company's management and independent auditors. In discharging our duties as a Committee, we have relied on (i) management's representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the independent auditors with respect to such financial statements.

        Respectfully submitted,

                  Robert M. Beall, II, Chairman
                  Sherry S. Barrat
                  J. Hyatt Brown
                  Alexander W. Dreyfoos, Jr.
                  Fredric V. Malek
                  Frank G. Zarb

Compensation Committee Report

        The Compensation Committee submits the following report for 2003:

        FPL Group's executive compensation program is designed to align compensation with the Company's business strategy, its goals and values, and the return to its shareholders. The program is also designed to provide a competitive compensation package, both in terms of its components and overall, that will attract and retain key executives critical to the success of the Company.

        The Board of Directors adopted, and in 1994 and 1999 shareholders approved, an Annual Incentive Plan and a Long Term Incentive Plan that are intended to prevent, under normal circumstances, the loss of the federal income tax deductions available to the Company for the amount of any compensation paid thereunder to the chief executive officer and the four other most highly- compensated officers. The Annual Incentive Plan and certain terms of the Long Term Incentive Plan are being presented again for shareholder approval at the 2004 Annual Meeting, as is an Amended and Restated Long Term Incentive Plan. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to its named executive officers. However, certain portions of our named executive officers' compensation (in 2003, those portions being compensation earned under the Annual Incentive Plan and the Long Term Incentive Plan) may qualify for deduction under 162(m). The Compensation Committee intends to continue to take actions, including seeking shareholder approval of incentive plans, to ensure that our executive compensation programs meet the eligibility requirements under Section 162(m) of the Code. In some cases, it may not be possible to keep a given person's compensation under the Section 162(m) limit or to qualify all compensation for deductibility under Section 162(m) in a particular year, but that remains always the goal of this Committee. We strive to meet that goal as long as doing so is compatible with what the Committee considers to be a sound compensation program, which is competitive and enables us to attract and retain the most capable management team possible in furtherance of the interests of the shareholders.

        The Committee determines an executive's competitive total level of compensation based on information drawn from a variety of sources, including utility and general industry surveys, proxy statements, and independent compensation consultants. The Company's 2003 "comparator group" consists of twelve electric utilities (all of which are included in the Dow Jones Electric Utilities Index and ten of which are included in the Standard & Poor's Electric Companies Index) and twenty-two telecommunications and general industry companies. Electric utility industry trends (i.e., reregulation and increasing competition) and the need to recruit from outside the industry are the principal reasons for including companies other than electric utilities in the comparator group. Compensation for Lewis Hay III and Dennis P. Coyle also must comply with the terms of their Employment Agreements. During 2003, compensation for Armando J. Olivera also was required to comply with his Employment Agreement. See "Employment Agreements" herein.

        There are three components to the Company's executive compensation program: base salary, annual incentive compensation, and long-term incentive compensation. In 2003, the three components were structured so that base salary represented 28% to 63% of an executive officer's total targeted compensation, annual incentive compensation represented 15% to 25% of such compensation, and long-term incentive compensation represented 19% to 51% of such compensation. The more senior the position, the greater the portion of compensation that is based on performance.

        Base salaries are set by the Committee and are designed to be competitive with the comparator group companies described above. Generally, the Committee targets salary levels between the second and third quartiles of the comparator group, adjusted to reflect the individual's job experience and responsibilities. Increases in base salaries are based on the comparator group's practices, the Company's performance, the individual's performance, and increases in cost of living indices. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual incentive compensation, weighted as discussed below in regard to the chief executive officer's compensation. Base salaries are reviewed and adjusted annually. Employment Agreements in effect for Lewis Hay III and Dennis P. Coyle (and, during 2003, Armando J. Olivera) provide for each officer that his base salary shall be at least equal to his base salary as in effect in 2000 and shall be reviewed at least annually and increased substantially consistent with increases in base salary awarded to peer executives of the Company, but not less than increases in the consumer price index.

        Annual incentive compensation is based on the attainment of net income goals for the Company, which are established by the Committee at the beginning of the year, and adjusted for specified items including any changes in accounting principles, any changes in the mark-to-market value of non-qualifying hedges, and certain charges or gains ("adjusted net income"). The amounts earned on the basis of this performance measure are subject to reduction based on the degree of achievement of other corporate performance measures (and in the case of Florida Power & Light Company ("FPL"), business unit performance measures), and at the discretion of the Committee. These other corporate performance measures, which for 2003 consisted of the financial and operating indicators discussed below in regard to the chief executive officer's compensation, and business unit performance measures were also established by the Committee at the beginning of the year. For 2003, the adjusted net income goal was met, and the average level of achievement of the other performance measures exceeded the targets. However, the amounts paid out for 2003 were less than the amounts that could have been paid based on the attainment of the adjusted net income goal.

        Long-term incentive compensation is based primarily on the average level of achievement under the annual incentive plans, since 2003 over a three-year period for performance share awards. Targeted awards for performance share awards, in the form of shares granted under the Company's Long Term Incentive Plan, are made at the beginning of the period. Since one of the goals of the performance share program is to link directly the financial interests of FPL Group's shareholders and senior management, performance share award payouts (except for cash for the payment of incomes taxes) are made in shares of Common Stock which the recipient is expected, consistent with policies on stock ownership and retention prescribed by the Board, to hold for the duration of his or her employment. Long-term incentive compensation also includes stock options and restricted stock in amounts intended to ensure that the Company's total executive compensation program is competitive, in terms of both composition and amount, with the compensation programs of other companies with which the Company competes for executive talent. In 2004, for most officers, the Company is reducing the use of stock options and increasing the use of restricted stock awards as elements of executive incentive compensation.

        For 2003, Mr. Hay, FPL Group's chief executive officer, was paid $1,000,000 in base salary, $1,271,000 in annual incentive compensation, and $549,872 (consisting of 8,470 shares of Common Stock for the performance share award payout, all of which he elected to defer) in long-term incentive compensation. Mr. Hay was awarded options for 75,000 shares of Common Stock and 11,250 shares of restricted stock, all of which vest one-third each year for three years. In addition, in light of the Committee's determination that Mr. Hay has been receiving less compensation than the chief executive officers in the comparator group, the Committee awarded him an additional 50,000 shares of restricted stock, all of which vest one-fifth each year for five years. The base salary reflects the Committee's assessment of Mr. Hay's overall performance and an analysis of the salaries of the chief executive officers in the comparator group.

        Mr. Hay's annual incentive compensation for 2003 was based on the achievement of the Company's adjusted net income goals, and the following performance measures for FPL (weighted 75%) and the non-utility and /or new businesses (weighted 25%) and upon certain qualitative factors. For FPL, the incentive performance measures were financial indicators (weighted 50%) and operating indicators (weighted 50%). The financial indicators were operations and maintenance costs, capital expenditure levels, adjusted net income, regulatory return on equity, and operating cash flow. The operating indicators were service reliability as measured by the frequency and duration of service interruptions and service unavailability; system performance as measured by availability factors for the fossil power plants and an industry index for the nuclear power plants; employee safety; number of significant environmental violations; customer satisfaction survey results; load management installed capability; and conservation programs' annual installed capacity. For the non-utility and/or new businesses, the performance measures included total combined return on equity; non-utility adjusted net income and return on equity; corporate and other net income; employee safety; number of significant environmental violations; project-level and corporate budget targets; and level of hedged margin. The qualitative factors included measures to position FPL Group for increased competition and initiating other actions that significantly strengthen FPL Group and enhance shareholder value.

        Mr. Hay's long-term compensation for 2003 consisted of a payout under a performance share award granted in 2001. The performance share award payout was based on an average level of achievement of better than 100% of target with respect to the annual incentive plan for the years ended December 31, 2001, December 31, 2002, and December 31, 2003. As in 2003, the performance measures for 2001 and 2002 were based on predefined financial, operational, and strategic objectives.

        Respectfully submitted,

                  J. Hyatt Brown, Chairman
                  Sherry S. Barrat
                  James L. Camaren
                  Paul R. Tregurtha
                  Frank G. Zarb

Executive Compensation

        The following table sets forth compensation paid during the past three years to FPL Group's chief executive officer and the other four most highly-compensated persons who served as executive officers of FPL Group, Florida Power & Light Company ("FPL"), or FPL Energy, LLC at December 31, 2003.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)(a)	Securities Underlying Options(#)	LTIP Payouts(b)	All Other Compensation(c)
Lewis Hay III(d)	2003	$1,000,000	$1,271,000	$17,493	$3,501,600	75,000	$549,872	$9,500
Chairman, President and CEO of	2002	880,000	1,116,720	20,215	592,200	75,000	907,496	22,097
FPL Group and Chairman and	2001	607,550	1,053,932	15,376	1,942,200	200,000	—	16,869
CEO of FPL
James L. Robo(e)	2003	450,000	518,000	14,080	275,600	50,000	—	9,500
President of FPL Energy, LLC	2002	279,615	391,400	37,752	592,000	75,000	—	22,763
	2001	—	—	—	—	—	—	—
Moray P. Dewhurst(f)	2003	490,000	452,800	9,031	275,600	50,000	353,684	10,088
Vice President, Finance and	2002	452,000	425,800	16,594	263,200	50,000	408,053	9,715
Chief Financial Officer of FPL	2001	181,100	406,404	25,121	1,107,000	100,000	—	2,555
Group and Senior Vice President, Finance and Chief Financial Officer of FPL
Dennis P. Coyle	2003	501,561	321,600	15,574	413,400	50,000	582,138	9,500
General Counsel and	2002	484,600	305,300	15,717	394,800	50,000	1,001,200	10,051
Secretary of FPL Group and FPL	2001	463,700	855,736	12,485	925,800	100,000	—	9,277
Armando J. Olivera(g)	2003	387,171	316,800	22,697	914,960	25,000	246,696	47,000
President of FPL	2002	285,100	172,200	14,726	421,120	25,000	330,003	12,014
	2001	272,000	378,706	11,575	987,520	50,000	—	11,463

(a)
At December 31, 2003, Mr. Hay held 72,083 shares of restricted common stock with a value of $4,715,670, of which 61,250 shares were granted in 2003, 7,500 shares were granted in 2002 and 3,333 were granted in 2001 and vest as to 20,833 shares in 2004, 17,500 shares in 2005, 13,750 shares in 2006, and 10,000 shares in each of years 2007 and 2008; Mr. Robo held 11,666 shares of restricted common stock with a value of $763,190, of which 5,000 shares were granted in 2003 and 6,666 shares were granted in 2002 and vest as to 4,999 shares in 2004, 5,000 shares in 2005 and 1,667 shares in 2006; Mr. Dewhurst held 18,334 shares of restricted common stock with a value of $1,199,410, of which 5,000 shares were granted in 2003, 3,334 shares were granted in 2002 and 10,000 shares were granted in 2001 and vest as to 8,333 shares in 2004, 8,334 shares in 2005 and 1,667 shares in 2006; Mr. Coyle held 12,500 shares of restricted common stock with a value of $817,750, of which 7,500 shares were granted in 2003 and 5,000 shares were granted in 2002 and vest as to 5,000 shares in each of years 2004 and 2005 and 2,500 shares in 2006; Mr. Olivera held 20,834 shares of restricted common stock with a value of $1,362,960, of which 15,500 shares were granted in 2003 and 5,334 shares were granted in 2002 and vest as to 7,833 shares in 2004, 7,834 shares in 2005 and 5,167 shares in 2006. Dividends at normal rates are paid on restricted common stock.

(b)
For 2002 and 2003, payouts of vested performance share awards were made in a combination of cash (for payment of income taxes) and shares of FPL Group common stock, valued at the closing price on the date payouts were approved. Mr. Hay deferred his 2003 performance share award payout under FPL Group's Deferred Compensation Plan. Mr. Dewhurst deferred his 2002 and 2003 performance share award payouts under FPL Group's Deferred Compensation Plan. For 2002, payouts of vested shareholder value awards were made in cash, based on the closing price of FPL Group common stock on the date payouts were approved. For 2001, payouts were based on a performance period of one fiscal year and, in accordance with SEC rules, are reported for 2001 under the "Bonus" column of this table.

(c)
For 2003, represents employer matching contributions to thrift plans of $9,500 for each of the named officers. For Mr. Dewhurst, also includes employer contributions for life insurance of $588. For Mr. Olivera, also includes $37,500 moving expense incentive.

(d)
Mr. Hay joined FPL Group in July 1999 as vice president, finance and chief financial officer of FPL Group and senior vice president, finance and chief financial officer of FPL. He served as president of FPL Energy from March 2000 to December 2001 and was elected president and chief executive officer of FPL Group on June 11, 2001. He was elected chairman of the board of FPL Group and FPL and chief executive officer of FPL on January 1, 2002.

(e)
Mr. Robo joined FPL Group in March 2002 as vice president, corporate development and strategy and was appointed president of FPL Energy in July 2002.

(f)
Mr. Dewhurst was appointed vice president, finance and chief financial officer of FPL Group and senior vice president, finance and chief financial officer of FPL in July 2001.

(g)
Mr. Olivera served as senior vice president, power systems of FPL from July 1999 to June 2003 and was appointed president of FPL on June 24, 2003.

Long Term Incentive Plan Awards

        In 2003, performance share awards and non-qualified stock option awards under FPL Group's Amended and Restated Long Term Incentive Plan were made to the executive officers named in the Summary Compensation Table as set forth in the following tables.

Performance Share Awards

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares (#)	Performance Period Until Payout	Target (#)	Maximum (#)
Lewis Hay III	34,133	1/1/03-12/31/05	34,133	54,612
James L. Robo	8,718	1/1/03-12/31/05	8,718	13,948
Moray P. Dewhurst	9,493	1/1/03-12/31/05	9,493	15,188
Dennis P. Coyle	9,717	1/1/03-12/31/05	9,717	15,547
Armando J. Olivera	6,526	1/1/03-12/31/05	6,526	10,441

        The performance share awards in the preceding table are, under normal circumstances, payable at the end of the performance period indicated. The amount of the payout is determined by multiplying the participant's target number of shares by his average level of attainment, expressed as a percentage, which may not exceed 160%, of his targeted awards under the Annual Incentive Plans for each of the years encompassed by the award period. A description of the 2003 Annual Incentive Plan performance indicators is included in the Compensation Committee Report herein. The performance share award payouts for the performance period ending December 31, 2003 are included in the Summary Compensation Table herein in the column entitled "LTIP Payouts."

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(a)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(b)
Lewis Hay III	75,000	4.7%	55.12	2/13/2013	630,000
James L. Robo	50,000	3.1%	55.12	2/13/2013	420,000
Moray P. Dewhurst	50,000	3.1%	55.12	2/13/2013	420,000
Dennis P. Coyle	50,000	3.1%	55.12	2/13/2013	420,000
Armando J. Olivera	25,000	1.6%	55.12	2/13/2013	210,000

(a)
Options granted are non-qualified stock options. All stock options will become exercisable one-third per year and be fully exercisable after three years. All options were granted at an exercise price per share of 100% of the fair market value of FPL Group common stock on the date of grant.

(b)
The hypothetical values shown were calculated using the Black-Scholes option pricing model, based on the following assumptions. For all options, the volatility rate is equal to 19.98% and the dividend yield (representing the current per-share annualized dividends divided by the annualized fair market value of the common stock) is equal to 3.96%. The risk-free interest rate is equal to 3.64%, based on the interest rate on a U.S. Treasury zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise of seven years. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

        The preceding table sets forth information concerning individual grants of common stock options during fiscal year 2003 to the executive officers named in the Summary Compensation Table. Such awards are also listed in the Summary Compensation Table herein in the column entitled "Securities Underlying Options."

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

					Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lewis Hay III	0	0	208,333	141,667	1,210,163	1,579,337
James L. Robo	0	0	25,000	100,000	155,500	826,000
Moray P. Dewhurst	0	0	66,667	133,333	716,504	1,444,496
Dennis P. Coyle	0	0	116,667	83,333	583,004	940,996
Armando J. Olivera	0	0	58,334	41,666	291,509	470,491

        The preceding table sets forth information, with respect to the named officers, concerning the exercise of stock options during the fiscal year and unexercised options held at the end of the fiscal year. The named officers did not exercise any stock options during 2003. All the exercisable and unexercisable options shown in the preceding table were granted in 2001, 2002 and 2003. At December 31, 2003, the fair market value of the underlying securities (based on the closing share price of FPL Group common stock reported on the New York Stock Exchange) was $65.42 per share, and exceeded the exercise price of all of the exercisable and unexercisable options.

Retirement Plans

        FPL Group maintains a non-contributory defined benefit pension plan and a supplemental executive retirement plan (SERP). The FPL Group Employee Pension Plan and SERP were amended to a cash balance style plan effective April 1, 1997. Employees who were SERP participants on that date were not affected by the change, however. The following table shows the estimated annual benefits to employees not affected by the change, which includes two of the executive officers named in the Summary Compensation Table, Messrs. Coyle and Olivera. Benefits are calculated on a straight-line annuity basis, payable assuming retirement in 2003 at age 65 after the indicated years of service.

Pension Plan Table

	Years of Service
Eligible Average Annual Compensation(a)
	10	20	30	40	50
$ 300,000	$58,365	$116,718	$145,083	$153,356	$155,744
400,000	78,365	156,718	195,083	205,856	208,244
500,000	98,365	196,718	245,083	258,356	260,744
600,000	118,365	236,718	295,083	310,856	313,244
700,000	138,365	276,718	345,083	363,356	365,744
800,000	158,365	316,718	395,083	415,856	418,244
900,000	178,365	356,718	445,083	468,356	470,744
1,000,000	198,365	396,718	495,083	520,856	523,244

(a)
The maximum eligible average annual compensation shown in the table is based on 120% of the 2003 pensionable earnings (which includes annual salary and bonus as shown on the Summary Compensation Table) for the highest compensated named officer covered by the non-contributory defined benefit pension plan and SERP and not affected by the change to a cash balance style plan, who is Mr. Coyle.

        The compensation covered by the plans includes the 2003 annual salaries and bonus of Messrs. Coyle and Olivera, but no other amounts shown in the Summary Compensation Table. Estimated credited years of service for Mr. Coyle is 14 years and Mr. Olivera is 31 years. Amounts shown in the pension plan table reflect deductions to partially cover employer contributions to social security. A supplemental retirement plan for Mr. Coyle provides for benefits based on two times his credited years of service.

        Under the cash balance benefit formula, credits are accumulated in an employee's account and are determined as a percentage of the employee's monthly covered earnings in accordance with the following formula:

Years Of Service	Percent of Compensation
0-5	4.5%
5 or more	6.0%

        In addition, the employee's account is credited quarterly with interest at an annual rate that is based upon the yield on one-year Treasury Constant Maturities. A higher rate can be provided in the Company's discretion and was so provided in 2003. Benefits under the cash balance benefit formula are not reduced for employer contributions to social security or other offset amounts.

        Messrs. Hay, Robo, and Dewhurst are the only named executive officers covered by the cash balance style plan. Benefits under the plan are based upon annual salary and awards under the annual incentive plan (which for 2003 is included in the "Bonus" column of the Summary Compensation Table). The estimated age 65 annual retirement benefit payable under that plan, based upon total covered compensation from FPL Group and subsidiaries, which was included in their 2003 taxable income (expressed as a joint and 50% survivor benefit) is $414,163 for Mr. Hay, $289,892 for Mr. Robo, and $153,735 for Mr. Dewhurst. This estimate assumes their 2003 pensionable earnings increase annually (salary by 3.5% per year, and annual incentive awards equal to 120% of salary for Mr. Hay, 106% of salary for Mr. Robo, and 91% of salary for Mr. Dewhurst) until age 65 (year 2020 for Messrs. Hay and Dewhurst, and 2027 for Mr. Robo) and a cash balance interest crediting rate of 5.0%. The estimated age 65 cash balance account was converted to an annuity based on a 5.31% discount rate and 1994 GAR unisex mortality.

        A supplemental retirement plan for Mr. Hay provides a benefit equal to 65% of Mr. Hay's highest average annual compensation (annual salary plus annual incentive award) for the three consecutive calendar year periods out of the four consecutive calendar year period ending with the calendar year in which he retires (final average pay), reduced by the then annual amount of a joint and 50% survivor benefit (which is the actuarial equivalent of the benefits to which he is entitled under the non-contributory defined benefit pension plan and the SERP). If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with FPL Group or its subsidiaries, and it will be further reduced on an actuarial basis as a result of its early distribution. The plan provides a minimum annual joint and 50% survivor benefit (50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with FPL Group and its subsidiaries on his normal retirement age (age 65), reduced on an actuarial basis if he terminates before that age. Under the supplemental plan, Mr. Hay's estimated age 65 annual retirement benefit (expressed as a joint and 50% survivor benefit, and calculated based on the same covered compensation and the same assumed increases in pensionable earnings as described in the preceding paragraph) would be increased, over the estimate described above for the cash balance style plan and SERP benefits, by approximately $2,015,971.

        The Company sponsors a split-dollar life insurance plan for certain of its officers, including the executive officers named in the Summary Compensation Table except Mr. Dewhurst. Benefits under the split-dollar plan are provided by universal life insurance policies purchased by the Company. If the officer dies prior to retirement (defined to include age plus years of service), or for Mr. Olivera during employment or after retirement but prior to age 65, the officer's beneficiaries generally receive two and one-half times the officer's annual salary at the time of death. If the officer dies after retirement, or for Mr. Olivera on or after age 65, but before termination of his split-dollar agreement, the officer's beneficiaries receive a percentage of the officer's final annual salary (100% to 180% depending upon age at time of death for Mr. Olivera and 50% for the other named executive officers who participate in the plan). Upon termination of the agreement after 10 years, at age 65 or termination of employment which qualifies as retirement, whichever is later, the life insurance policies will be assigned to the officer or his beneficiary. For 2003, each participating executive officer was taxable on the insurance carrier's one-year term rate for his life insurance coverage.

Employment Agreements

        2000 Agreements    On December 15, 2000, when the Company's shareholders approved a proposed merger with Entergy, previously-existing employment agreements between the Company and certain officers, including Messrs. Hay, Olivera and Coyle, became effective (the 2000 Agreements). Mr. Olivera's 2000 Agreement expired November 30, 2003. The remaining 2000 Agreements provide that the officer shall be employed by the Company or its affiliates for a period of four years in a position at least commensurate with his position with the Company and/or its affiliates in December 2000. During the employment period, the officer shall be paid an annual base salary at least equal to his annual base salary for 2000, with annual increases consistent with those awarded to other peer officers of the Company, but not less than the increases in the consumer price index; shall be paid an annual bonus at least equal to the highest bonus paid to him for any of the three years immediately preceding 2000; be given the opportunity to earn long-term incentive compensation at least as favorable as such opportunities given to other peer officers of the Company during 2000 or thereafter; and shall be entitled to participate in employee benefit plans providing benefits at least as favorable as those provided to other peer officers of the Company during 2000 or thereafter.

        In the event that during the employment period the officer's employment is terminated by the Company (except for death, disability, or cause) or if the officer terminates his employment for good reason, as defined in the 2000 Agreement, the officer is entitled to severance benefits in the form of a lump-sum payment equal to the compensation due for the remainder of the employment period or for two years, whichever is longer. Such benefits would be based on the officer's then base salary plus an annual bonus at least equal to the bonus for the year 2000. The officer is also entitled to the maximum amount payable under all long-term incentive compensation grants outstanding, continued coverage under all employee benefit plans, supplemental retirement benefits and a full gross-up in respect of any excise tax incurred as a result of the benefits received pursuant to the 2000 Agreement.

        Amendments to 2000 Agreements    In February 2002, each of Messrs. Hay, Olivera and Coyle agreed to amend his 2000 Agreement, and, at the same time, enter into a new executive retention employment agreement with the Company (the 2002 Agreements). The definition of good reason contained in each 2000 Agreement was amended to provide the Company with greater flexibility to assign different duties and responsibilities to the named executive officers without triggering the officer's rights to terminate employment and be entitled to severance and other benefits. In order to avoid duplication of benefits, each 2000 Agreement was also amended to provide that if a change of control, as defined in the named executive officer's 2002 Agreement, occurs prior to the expiration of the 2000 Agreement, the 2000 Agreement will terminate and the 2002 Agreement will become effective.

        2002 Agreements    Each of the individuals named in the Summary Compensation Table is a party to a 2002 Agreement with the Company. In the case of Messrs. Hay and Coyle, if a change of control does not occur prior to the expiration of his amended 2000 Agreement, his 2002 Agreement will not become effective until the expiration of his amended 2000 Agreement and the subsequent occurrence of a potential change of control or a change of control, each as defined in the 2002 Agreement.

        Change of control is defined in the 2002 Agreements as (i) the acquisition by any individual, entity, or group of 20% or more of either the Company's common stock or the combined voting power of the Company other than directly from the Company or pursuant to a merger or other business combination which does not itself constitute a change of control, (ii) the incumbent directors of the Company ceasing, for any reason, to constitute a majority of the Board of Directors, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies), (iii) approval by shareholders or, if specified by the Board of Directors in the exercise of its discretion, consummation of a merger, sale of assets, reorganization or other business combination of the Company or any subsidiary with respect to which (x) the voting securities of the Company outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 60% of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (y) members of the Board of Directors of the Company constitute less than a majority of the members of the Board of Directors of the resulting ultimate parent entity, or there is no reasonable assurance that they, or their nominees, will constitute at least a majority of that Board of Directors for at least two years, or (iv) the shareholders approve the liquidation or dissolution of the Company. A potential change of control is defined as (i) announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change of control, or (ii) the acquisition by any individual, entity, or group of 15% or more of either the Common Stock or the combined voting power of the Company other than directly from the Company or pursuant to a merger or other business combination which does not itself constitute a change of control.

        Once effective, each named executive officer's 2002 Agreement provides that he shall be employed by the Company for a period of three years in a position at least commensurate with his position with the Company in the ninety day period immediately preceding the effective date of the 2002 Agreement. During this three year employment period, each named executive officer shall be (i) paid an annual base salary at least equal to his annual base as in effect on the effective date, with annual increases consistent with those awarded to other peer officers of the Company, but not less than the increases in the consumer price index; (ii) paid an annual bonus (expressed as a percentage of his annual base salary) consistent with those of peer executives at the Company, but at least equal to the higher of (x) his targeted annual bonus for the then current fiscal year divided by his then current annual base salary or (y) the average percentage of his annual base salary (as in effect for the applicable years) that was paid or payable as an annual bonus for each of the three fiscal years preceding the fiscal year in which the effective date occurs (or, if higher, for each of the three fiscal years immediately preceding the fiscal year in which a change of control occurs, if a change of control occurs after the effective date); (iii) given the opportunity to earn long-term incentive compensation no less favorable than such opportunities given to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of the Company (but without duplication of awards granted in connection with the shareholder approval of the proposed merger with Entergy); and (iv) entitled to participate in savings, retirement and other employee benefit plans providing benefits no less favorable than those provided to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of the Company.

        In the event of a change of control, each 2002 Agreement provides that (i) 50% of a named executive officer's outstanding performance stock-based awards (for example, performance share awards and shareholder value awards) shall be vested and earned at an achievement level equal to the higher of (x) the targeted level of performance of each such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar awards maturing over the three fiscal years immediately prior to the year in which the change of control occurred; (ii) all other outstanding performance stock-based awards granted to the named executive officer shall be fully vested and earned; (iii) all options and other exercisable rights granted to the named executive officer shall become exercisable and vested; and (iv) the restrictions, deferral limitations and forfeiture conditions applicable to all outstanding awards granted to the named executive officer shall lapse and such awards shall be deemed fully vested. However, no awards which were granted in connection with the shareholder approval of the proposed merger with Entergy shall become vested, earned or exercisable under the 2002 Agreements as a result of a change of control.

        A named executive officer will receive the remaining 50% of the outstanding performance stock-based awards (calculated in the same manner as described above) on the first anniversary of the change of control if he has remained employed by the Company or an affiliate through such date or upon an earlier termination of employment by the Company (except for death, disability or cause) or by the named executive officer for good reason (defined in the same manner as in the amended 2000 Agreement). Upon such a termination of employment following a change of control and during the employment period, the named executive officer is entitled to, among other things, a lump sum severance payment equal to three times the sum of his annual base salary plus his annual bonus; a payment in respect of three years of foregone supplemental retirement benefits; continued coverage under all employee benefit plans, and certain other benefits and perquisites, for three years; and a full gross-up in respect of any excise tax incurred as a result of the benefits received pursuant to the 2002 Agreement. Such amounts and benefits would also be provided if such a termination of a named executive officer occurs following a potential change of control and prior to an actual change of control, and during the employment period, except that 100% of the outstanding performance stock-based awards (calculated as described above) would be vested and earned, excluding any such awards granted in connection with the shareholder approval of the proposed merger with Entergy. In addition, each named executive officer will also receive a pro rata portion (based upon deemed employment until the end of the three year employment period) of each long-term incentive compensation award granted to him on or after the date of the change of control; provided that he will not be eligible to receive any payment with respect to any non-vested portion of an award which was granted in connection with the shareholder approval of the proposed merger with Entergy.

Shareholder Proposals

        Proposals on matters appropriate for shareholder consideration consistent with the regulations of the Securities and Exchange Commission submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2005 Annual Meeting of Shareholders must be received at FPL Group's principal executive offices on or before November 25, 2004. After February 8, 2005, notice to FPL Group of a shareholder proposal submitted for consideration at the 2005 Annual Meeting of Shareholders, which is not submitted for inclusion in FPL Group's proxy statement and form of proxy, will be considered untimely and the persons named in the proxies solicited by FPL Group's Board of Directors for the 2005 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals may be mailed to Dennis P. Coyle, Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

General

        The expense of soliciting proxies will be borne by FPL Group. Proxies will be solicited principally by mail, but directors, officers, and regular employees of FPL Group or its subsidiaries may solicit proxies personally, by telephone or other electronic media. FPL Group has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies, for which services it will be paid a fee of $7,500 plus out-of-pocket expenses. FPL Group will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Householding of Annual Disclosure Documents

        Under a Securities and Exchange Commission rule concerning the delivery of annual disclosure documents, called "householding," certain brokers, banks and other intermediaries have arranged that a single set of our annual report and proxy statement is being delivered to multiple shareholders sharing an address unless those brokers, banks and other intermediaries have received contrary instructions from one or more of the shareholders. The rule applies to FPL Group's annual reports, proxy statements or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

        FPL Group will deliver promptly upon written or oral request a separate copy of this proxy statement or other annual disclosure documents, to a shareholder at a shared address to which a single copy of the document was sent. If you would like to receive your own set of these documents, or would like to receive your own set of FPL Group's annual disclosure documents in future years, contact us in writing at FPL Group, Shareholder Services, P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida, 33408 or by calling 561-694-4694. Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting FPL Group in the same manner. If a broker or other nominee holds your FPL Group shares, please contact ADP and inform them of your request by calling them at (800) 542-1061. You will need the name of your brokerage firm and your account number.

Electronic Access to Proxy Statement and Annual Report

        This Proxy Statement and the annual report (consisting of Appendix A to the proxy statement and the FPL Group 2003 Annual Review) may be viewed online at www.fplgroup.com. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by going to the web site www.computershare.com/us/sc/fpl and following the instructions there, or by following the instructions provided if you vote by Internet. If you choose this option your choice will remain in effect until cancelled. If you should choose to cancel this option and resume mail delivery of these documents, return to the web site www.computershare.com/us/sc/fpl and make the appropriate selection or notify FPL Group's transfer agent, Computershare Investor Services, LLC at 2 North LaSalle Street, Chicago, Illinois 60602 by mail. If you hold your FPL Group stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Business

        The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring before the meeting any matter other than the proposals described herein. However, if any other business should come before the meeting, or any adjournments thereof, the persons named in the accompanying proxy will have discretionary authority to vote all proxies.

Regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. Accordingly, you are respectfully requested to mark, sign, date, and return the accompanying proxy card at your earliest convenience. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card.

By order of the Board of Directors.

Dennis P. Coyle
Secretary
March 25, 2004

APPENDIX A

FINANCIAL SECTION

CAUTIONARY STATEMENTS AND RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

        In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) is hereby filing cautionary statements identifying important factors that could cause FPL Group's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group in this Appendix A to FPL Group's Proxy Statement, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group.

        Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

        The following are some important factors that could have a significant impact on FPL Group's operations and financial results, and could cause FPL Group's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

  •
  FPL Group is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, and the Public Utility Holding Company Act of 1935, as amended, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and the utility commissions of other states in which FPL Group has operations, and the U.S. Nuclear Regulatory Commission (NRC), with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity (ROE) and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The FPSC has the authority to disallow recovery by Florida Power & Light Company (FPL) of costs that it considers excessive or imprudently incurred.

  •
  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  •
  FPL Group is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  •
  FPL Group operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  •
  FPL Group's results of operations could be affected by their ability to renegotiate franchise agreements with municipalities and counties in Florida.

  •
  The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL Group's nuclear units face certain risks that are unique to the nuclear industry including the ability to dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's plants, or at the plants of other nuclear operators. Breakdown or failure of an FPL Energy, LLC (FPL Energy) operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

  •
  FPL Group's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL Group could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

  •
  FPL Group uses derivative instruments, such as swaps, options, futures and forwards to manage their commodity and financial market risks, and to a lesser extent, engage in limited trading activities. FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

  •
  There are other risks associated with FPL Group's non-rate regulated businesses, particularly FPL Energy. In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel, transmission constraints, competition from new sources of generation, excess generation capacity and demand for power. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy. FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair its future financial results. In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements. As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results. In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

  •
  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry. In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

  •
  FPL Group relies on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL Group and its subsidiaries to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets which, in turn, could impact FPL Group's ability to grow their businesses and would likely increase interest costs.

  •
  FPL Group's results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities. In addition, severe weather can be destructive, causing outages and/or property damage, which could require additional costs to be incurred.

  •
  FPL Group is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax rates or policies, rates of inflation, accounting standards, securities laws or corporate governance requirements.

  •
  FPL Group is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U. S. economy, delay in economic recovery in the United States, and the increased cost and adequacy of security and insurance.

  •
  FPL Group's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national events as well as company-specific events.

  •
  FPL Group is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

        The issues and associated risks and uncertainties described above are not the only ones FPL Group may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair FPL Group's businesses in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This discussion should be read in conjunction with the Notes to Consolidated Financial Statements (Notes) contained herein. In the discussion of Results of Operations below, all comparisons are with the corresponding items in the prior year.

Results of Operations

        Overview—FPL Group's net income for the years ended December 31, 2003, 2002 and 2001 was $890 million, $473 million and $781 million, respectively. See Note 18 for segment information. FPL obtains its operating revenues primarily from the retail sale of electricity and, in 2003, accounted for more than 80% of FPL Group's net income. FPL Energy derives the majority of its operating revenues through wholesale electricity sales and provided continued growth to FPL Group primarily due to the expansion of its diverse portfolio, industry leading position in wind generation and moderate risk approach. FPL Group's net income for the year ended December 31, 2003 benefited from improved results at both FPL and FPL Energy. FPL's results primarily improved as a result of strong revenue growth from retail base operations. FPL Energy's results improved due to over 3,900 mw of new generation capacity being added in 2003 and the absence of certain write-offs recorded in 2002. FPL Group's effective tax rate for the years ended December 31, 2003 and 2002 reflects production tax credits for wind projects at FPL Energy. The effective tax rate for the year ended December 31, 2002 was further reduced by the gain from an income tax settlement referenced below. Net income reflects the following items which increased (decreased) reported results:

	Years Ended December 31,
	2003	2002	2001
	(millions)
FPL:
Merger-related costs	$—	$—	$(16)
FPL Energy:
Cumulative effect of changes in accounting principles	$(3)	$(222)	$—
Restructuring and other charges	$—	$(73)	$—
Unrealized gains from non-qualifying hedges	$22	$1	$8
Corporate and Other:
Impairment, restructuring and other charges	$—	$(94)	$—
Gain from income tax settlement	$—	$30	$—
Merger-related costs	$—	$—	$(3)

        FPL Group's management uses earnings excluding these items (adjusted earnings) internally for financial planning, for reporting of results to the Board of Directors and for FPL Group's employee incentive compensation plan. FPL Group also uses adjusted earnings when communicating its earnings outlook to analysts and investors. FPL Group's management believes adjusted earnings provide a more meaningful representation of the company's fundamental earnings power. Although the excluded items are properly included in the determination of net income in accordance with generally accepted accounting principles, both the size and nature of such items make period to period comparisons of operations difficult and potentially confusing.

        Beginning in 2002, FPL Group segregated unrealized mark-to-market gains and losses on derivative transactions into two categories. Prior year amounts were reclassified into these categories. The first category, referred to as trading and managed hedge activities, represents the net unrealized effect of actively traded positions entered into to take advantage of market price movements and to optimize the value of generation assets and related contracts. The unrealized mark-to-market gains (losses) from trading and managed hedge activities were $(1) million, $8 million and $0 for the years ended December 31, 2003, 2002 and 2001, respectively, and are reported net in operating revenues. The second category, referred to as non-qualifying hedges, represents the net unrealized effect of derivative transactions entered into as economic hedges (but which do not qualify for hedge accounting under Statement of Financial Accounting Standards No. (FAS) 133, "Accounting for Derivatives and Hedging Activities," as amended, and do not qualify for the normal purchases and sales exception) and the ineffective portion of transactions accounted for as cash flow hedges. The unrealized gains from non-qualifying hedges were $37 million, $1 million and $12 million for the years ended December 31, 2003, 2002 and 2001, respectively, and are reported in the same line item as the related realized amounts in FPL Group's consolidated statements of income. These transactions have been entered into to reduce FPL Group's aggregate risk. Any position that is moved between non-qualifying hedge activity and trading and managed hedge activity is transferred at its fair value on the date of reclassification. For additional information regarding derivative instruments, see Critical Accounting Policies and Estimates—Accounting for Derivatives and Hedging Activities and Note 3.

        In May 2003, FPL Group announced it would begin using the fair value based method of accounting for stock-based compensation beginning in 2004. Based on the stock options outstanding at December 31, 2003, the implementation of the fair value based method is expected to reduce FPL Group's net income by approximately $4 million in 2004. See Note 1—Stock-Based Compensation.

        FPL—FPL's net income available to FPL Group for 2003, 2002 and 2001 was $733 million, $717 million and $679 million, respectively. During 2003, FPL's net income benefited from higher revenues from retail base operations. However, higher other operations and maintenance (O&M) expenses, depreciation expense and property taxes partially offset these higher revenues. FPL's 2003 net income also reflects a loss related to the redemption of preferred stock, which was substantially offset by tax benefits related to the favorable settlement of tax audit issues with the Internal Revenue Service (IRS). During 2002, higher revenues from retail base operations and lower depreciation and interest charges were partially offset by higher O&M expenses. Also in 2001, FPL recorded merger-related expenses totaling $26 million ($16 million after tax). For additional information regarding merger-related expenses, see Note 7.

        In March 2002, the FPSC approved a new rate agreement regarding FPL's retail base rates, which became effective April 15, 2002 and expires December 31, 2005. The 2002-2005 rate agreement replaced a rate agreement that was effective April 15, 1999 through April 14, 2002. Both agreements include a revenue sharing mechanism for each of the twelve-month periods covered by the agreements, whereby revenues from retail base operations in excess of a stated threshold are required to be shared on the basis of two-thirds refunded to retail customers and one-third retained by FPL. Revenues from retail base operations in excess of a second threshold are required to be refunded 100% to retail customers.

        The 1999-2002 rate agreement allowed FPL at its discretion to recover, as special depreciation, up to $100 million in each year of the three-year agreement period. The additional depreciation recovery was required to be applied to nuclear and/or fossil generating assets based on future depreciation studies. See Note 1—Revenues and Rates and Electric Plant, Depreciation and Amortization. During the term of the agreement, FPL's ROE was from time to time outside the 10%-12% authorized range. However, the revenue sharing mechanism described above was specified as the appropriate and exclusive mechanism to address that circumstance. The agreement included provisions which limited depreciation rates and accruals for nuclear decommissioning and fossil dismantlement costs to the then approved levels and limited amounts recoverable under the environmental compliance cost recovery clause during the term of that agreement.

        The 2002-2005 rate agreement provides for a $250 million annual reduction in retail base revenues allocated to all customers by reducing customers' base rates and service charges by approximately 7%. The revenue sharing thresholds specified in the 2002-2005 rate agreement are as follows:

	Years Ended December 31,
	2002(a)	2003	2004	2005
		(millions)
66 2/3% to customers	$3,580	$3,680	$3,780	$3,880
100% to customers	$3,740	$3,840	$3,940	$4,040

(a)
Refund was limited to 71.5% (representing the period April 15 through December 31, 2002) of the revenues from base rate operations exceeding the thresholds.

        During the term of the 2002-2005 rate agreement, FPL will not have an authorized regulatory ROE range for the purpose of addressing earnings levels. However, FPL will continue to file monthly earnings surveillance reports with the FPSC and if the reported ROE falls below 10% during the term of the 2002-2005 rate agreement, FPL may petition the FPSC to amend its base rates. The 2002-2005 rate agreement would terminate on the effective date of any final order issued in a proceeding that changes FPL's base rates. See Note 1—Revenues and Rates. In addition, depreciation rates will not be changed during the term of the agreement; however, FPL will reduce its recorded depreciation expense by $125 million annually. During 2002, FPL reclassified certain amounts that were previously classified within accumulated depreciation to a regulatory liability. The reclassifications were made as a result of the terms of the 2002-2005 rate agreement, as well as other FPSC actions with regard to accumulated nuclear amortization. The amounts reclassified included $170 million of special depreciation and $99 million of nuclear amortization. During 2003 and 2002, FPL credited depreciation expense for $125 million as permitted under the rate agreement. The $125 million annual credit to depreciation went first to offset the $170 million of special depreciation and the remainder to accumulated depreciation. The $99 million of nuclear amortization is being credited to depreciation expense ratably over the remaining life of the plants, based on the term of the existing operating licenses of the plants, at a rate of $7 million per year. The regulatory liability balances at December 31, 2003 and 2002 are included in other liabilities on FPL Group's consolidated balance sheets. See Note 1—Regulation and Electric Plant, Depreciation and Amortization.

        In April 2002, the South Florida Hospital and Healthcare Association and certain hospitals filed a joint notice of administrative appeal with the FPSC and the Supreme Court of Florida appealing the FPSC's approval of the 2002-2005 rate agreement. The appellants contend that the FPSC rushed to judgment and approved the settlement without the benefit of any evidentiary record to support its actions, and requested that the Supreme Court remand the case to the FPSC for additional proceedings. In November 2003, the Florida Supreme Court heard oral arguments in the appeal. There is no specified time by which the Supreme Court of Florida must rule. FPL intends to continue to vigorously contest this appeal and believes that the FPSC's decision approving the 2002-2005 rate agreement will be upheld.

        FPL's operating revenues consisted of the following:

	Years Ended December 31,
	2003	2002	2001
	(millions)
Retail base operations	$3,680	$3,603	$3,616
Revenue refund provision	(3)	(34)	(110)
Cost recovery clauses and other pass-through costs	4,558	3,793	3,955
Other	58	16	16

Total	$8,293	$7,378	$7,477

        For the year ended December 31, 2003, the increase in retail base revenues was primarily due to an increase in customer accounts and an increase in usage per retail customer. The increase in 2003 was partially offset by the effect of the 7% base reduction in retail rates, or $62 million, pursuant to the 2002-2005 rate agreement that was effective in mid-April 2002. A 2.4% increase in the number of retail customer accounts increased revenues by $85 million, while the balance of the increase, or $54 million, was primarily due to a 1.7% increase in usage per retail customer. Based upon econometric models, management estimates about half of the growth in usage for the year was associated with higher per capita income and the remainder is due to weather related usage and price elasticity associated with lower rates.

        The increase in retail base revenues in 2002 (net of the revenue refund provision discussed above) was due to a 2.1% increase in retail customer accounts which contributed $78 million to revenues while the balance of the increase, or $112 million, was primarily due to a 3.5% increase in electricity usage per retail customer. The 7% rate reduction caused a $203 million reduction in retail base revenues.

        Revenues from cost recovery clauses and other pass-through costs, such as franchise fees and revenue taxes, do not significantly affect net income; however, under- or over-recovery of such costs can significantly affect FPL Group's operating cash flows. Fluctuations in these revenues, as well as in fuel, purchased power and interchange expense are primarily driven by changes in energy sales, fuel prices and capacity charges. Ordinarily, the fuel charge is set annually based on estimated fuel costs and estimated customer usage, plus or minus a true-up for prior period estimates. During 2003, the FPSC approved fuel adjustment increases of $347 million effective April 1, 2003 and $214 million effective July 31, 2003 both of which were recovered in 2003. These increases were due to higher than projected oil and natural gas prices. During 2002, the FPSC approved a risk management fuel procurement program which became effective January 1, 2003. The program is intended to reduce the risk of unexpected fuel price volatility by locking in fuel prices for a portion of FPL's fuel requirements. The results of the program are reviewed by the FPSC as part of the annual review of fuel costs. The increase in revenues from cost recovery clauses and other pass-through costs for the year ended December 31, 2003, was primarily due to higher fuel costs. Higher than projected fuel costs resulted in an underrecovery, which increased deferred clause expenses on FPL Group's consolidated balance sheets and negatively affected FPL Group's cash flows from operations for the twelve months ended December 31, 2003. During 2002, clause revenues (primarily fuel-related) declined due to lower fuel costs. FPL's annual fuel filing for 2001, as approved by the FPSC, included approximately $518 million of under-recovered fuel costs from 2000, of which one-half ($259 million) was recovered in 2001 and the balance was recovered in 2002. FPL agreed to this two-year recovery, rather than the typical one-year time frame, to ease the impact on customers' bills. FPL also agreed that, instead of receiving a return at the commercial paper rate through the fuel and purchased power cost recovery clause (fuel clause), the under-recovery would be included as a rate base regulatory asset over the two-year recovery period. See Note 1—Regulation.

        FPL's O&M expenses increased $25 million in 2003 primarily due to a $29 million increase in nuclear maintenance expenses associated with more comprehensive inspections of the reactor vessel heads at FPL's nuclear facilities as ordered by the NRC, as well as increased outage and plant maintenance costs. In 2003, the NRC issued an order, subsequent to a previously issued NRC bulletin, requiring all pressurized water reactor licensees, including FPL, to perform visual and volumetric inspections of reactor vessel heads at each unit's scheduled refueling outage to identify if degradation such as cracking or corrosion has occurred. During the scheduled refueling outages for St. Lucie Unit No. 1 in October 2002, Turkey Point Unit No. 3 in March 2003 and Turkey Point Unit No. 4 in October 2003, FPL performed visual and volumetric inspections and found no degradation associated with the reactor vessel heads. In late April and early May 2003, while volumetric inspections of the reactor vessel head at St. Lucie Unit No. 2 were being performed during a scheduled refueling outage, two control rod drive mechanism (CRDM) nozzles were found with one small crack in each. Both cracks were less than 50% through the thickness of the CRDM nozzle. No leakage was observed and both cracks were repaired during the outage. Also during the St. Lucie Unit No. 2 scheduled refueling outage, the steam generators were inspected and more tubes had to be plugged than anticipated. The inspection results were evaluated and revised tube plugging projections developed. Management intends to replace the steam generators at St. Lucie Unit No. 2 in 2007 and will delay the reactor vessel head replacement for St. Lucie Unit No. 2 until 2007 to coincide with the steam generator replacement. FPL anticipates replacing the reactor vessel heads at Turkey Point Units Nos. 3 and 4 during their next scheduled refueling outage (fall 2004 and spring 2005, respectively) and at St. Lucie Unit No. 1 during a scheduled refueling outage in the fall of 2005. Reactor vessel head replacements for these three units are expected to add approximately 35 days to the number of days a unit is removed from service during a typical scheduled refueling outage. The cost for the reactor vessel heads and steam generators is estimated to be $525 million and is included in FPL's estimated capital expenditures. See Note 17—Commitments. The cost of performing inspections and any necessary repairs until the reactor vessel heads are replaced is being recognized as expense on a levelized basis over a five-year period beginning in 2002, as authorized by the FPSC, and amounted to $13 million in each of 2003 and 2002.

        In 2003, the NRC issued a bulletin recommending that utilities with bottom mounted instrumentation penetrations perform visual inspections. Visual inspections of the bottom mounted instrumentation penetrations were performed in 2003 during Turkey Point Unit No. 4's scheduled refueling outage, and no evidence of leakage from these penetrations was noted. A visual inspection of Turkey Point Unit No. 3's bottom mounted instrumentation penetrations will be performed at its next scheduled refueling outage in the fall of 2004. St. Lucie Units Nos. 1 and 2 do not have bottom mounted instrumentation penetrations.

        In addition to the increase in nuclear O&M expenses in 2003, employee benefit costs, primarily medical-related, increased $17 million and property and liability insurance costs increased $17 million due to higher insurance premiums combined with lower refunds under nuclear insurance policies. These cost pressures are expected to continue in 2004. The 2003 cost increases were partially offset by the absence of the storm fund accrual of $35 million (discussed below) recorded in 2002, as well as productivity improvements in other areas. FPL's O&M expenses increased $143 million in 2002. Approximately $42 million was attributable to higher nuclear costs associated with more comprehensive inspections of the reactor vessel heads at FPL's nuclear facilities. In addition to the increase in nuclear O&M expenses in 2002, employee benefit costs increased $15 million and property insurance costs increased $9 million. Also in December 2002, the FPSC approved a one-time $35 million addition to the storm fund reserve. The balance of the increase in 2002 O&M expenses primarily related to costs associated with work force reductions, overhaul of fossil plants and system reliability efforts.

        Depreciation and amortization expense increased from $831 million in 2002 to $898 million in 2003 primarily due to FPL's investment in generation and distribution expansion to support customer growth and demand which included the completion of the Fort Myers and Sanford repowering projects.

The decrease in depreciation expense during 2002 reflects the $125 million credit to depreciation expense authorized under the 2002-2005 rate agreement. This credit was partially offset by higher depreciation expense associated with the amortization of a regulatory asset recorded as a result of a litigation settlement. The amortization approximates $44 million annually and is being recovered over a 5-year period, beginning in January 2002, through the fuel clause and capacity cost recovery clause (capacity clause).

        The Turkey Point Units Nos. 3 and 4 received operating license extensions in 2002, which give FPL the option to operate these units until 2032 and 2033, respectively. The NRC extended the operating licenses for St. Lucie Units Nos. 1 and 2 during 2003, which give FPL the option to operate these units until 2036 and 2043, respectively. The original license expiration dates for Turkey Point Units Nos. 3 and 4 and for St. Lucie Units Nos. 1 and 2 are 2012, 2013, 2016 and 2023, respectively. FPL has not yet decided to exercise the option to operate past the original license expiration dates, although FPL is continuing to take actions to ensure the long-term viability of the units in order to preserve this option. The decision will be made for Turkey Point Units Nos. 3 and 4 by 2007 and for St. Lucie Units Nos. 1 and 2 by 2011. Any adjustment to depreciation and decommissioning rates would require FPSC approval.

        Interest charges for 2003 increased primarily due to higher average debt balances used to fund increased investment in generation, transmission and distribution expansion and under-recovery of fuel costs. This increase was partially offset by a decline in average interest rates of approximately 80 basis points in 2003 as compared to 2002. In 2002, the decrease in interest charges was primarily due to lower average interest rates, as well as lower average debt balances as a result of the recovery of previously under-recovered fuel costs.

        FPL currently faces competition from other suppliers of electrical energy to wholesale customers and from alternative energy sources and self-generation for other customer groups, primarily industrial customers. In 2003, operating revenues from wholesale and industrial customers combined represented approximately 4% of FPL's total operating revenues. Various states, other than Florida, have enacted legislation or have state commissions that have issued orders designed to allow retail customers to choose their electricity supplier. This regulatory restructuring is expected to result in a shift from cost-based rates to market-based rates for energy production and other services provided to retail customers. Although the legislation and initiatives vary substantially, common areas of focus include when market-based pricing will be available for wholesale and retail customers, what existing prudently incurred costs in excess of the market-based price will be recoverable and whether generating assets should be separated from transmission, distribution and other assets. It is generally believed transmission and distribution activities would remain regulated. Recently, these state restructuring efforts have diminished, and several states have delayed the implementation or reversed previously approved restructuring legislation and rules. Management believes it is unlikely there will be any state actions to restructure the electric industry in Florida in the near future.

        The FPSC promotes competition for building major new steam generating capacity by requiring investor-owned electric utilities, such as FPL, to issue a request for proposal (RFP). The RFP process allows independent power producers and others to bid to supply the needed generating capacity. If a bidder has the most cost-effective alternative, meets other criteria such as financial viability and demonstrates adequate expertise and experience in building and/or operating generation capacity of the type proposed, the investor-owned electric utility would seek to negotiate a power purchase agreement with the selected bidder and request that the FPSC authorize the construction of the bidder's generation capacity under the terms of the power purchase agreement. In 2003, FPL issued an RFP for additional power resources of approximately 1,100 megawatts (mw) beginning in June 2007. In January 2004, after evaluating alternative proposals, FPL concluded that its plan to build a new natural gas-fired plant at its Turkey Point site was the best and most cost-effective option to provide the 1,100 mw. In March 2004, FPL plans to file a petition for approval of this alternative with the FPSC. A decision is expected by mid-2004. This alternative will also be subject to approval by a Siting Board (comprised of the governor and cabinet) under the Florida Electrical Power Plant Siting Act.

        The FERC has jurisdiction over potential changes which could affect competition in wholesale transactions. In 1999, the FERC issued its final order on regional transmission organizations (RTOs) which, under a variety of structures, provides for the independent operation of transmission systems for a given geographic area. In March 2001, the FERC approved GridFlorida LLC (FPL's, Progress Energy Florida, Inc.'s and Tampa Electric Company's proposed RTO) as the RTO for peninsular Florida. In December 2001, the FPSC determined that the RTO as proposed was not in the best interest of Florida customers and required the companies to develop a modified proposal. In March 2002, FPL, Progress Energy Florida, Inc. and Tampa Electric Company filed a modified RTO proposal with the FPSC changing the structure of GridFloria LLC (GridFlorida) from a for-profit transmission company to a non-profit independent system operator (ISO). Under the proposal, FPL would continue to own its transmission lines and the ISO would manage them. In September 2002, the FPSC approved many of the aspects of the modified RTO proposal, allowing recovery of GridFlorida's incremental costs through the capacity clause. In October 2002, the State of Florida Office of Public Counsel (Public Counsel) filed a notice of administrative appeal with the Supreme Court of Florida seeking an appeal of the FPSC's order. In June 2003, the Florida Supreme Court dismissed the Public Counsel's appeal of the FPSC's approval of GridFlorida without prejudice concluding that the appeal was premature because the FPSC proceedings had not yet been completed and not all aspects of the FPSC's order on appeal were considered final agency action. The FPSC has restored the GridFlorida docket to active status and in December 2003 issued a procedural order establishing a series of workshops through 2004 to address GridFlorida issues.

        In July 2002, the FERC issued a notice of proposed rulemaking to reform public utilities' transmission tariffs and implement a standardized design for electric markets in the United States. The proposed rule would, among other things, require FERC regulated entities, including FPL, that own, control or operate transmission facilities to hire an independent transmission provider, which can be an RTO such as GridFlorida for the operation of those facilities. The proposed rule also will require the independent transmission provider to administer various spot markets for the sale of electricity and ancillary services and to manage congestion on the transmission system using financial congestion rights. Legislators and regulators from the southeast and western states have expressed strong reservations about the FERC's proposal. In April 2003, the FERC issued a White Paper on Wholesale Power Market Platform (White Paper) responding to comments on its proposed rule. The White Paper indicates that the FERC intends to be more flexible on how and when the final rule will be implemented, defer to regional state committees to address significant RTO/ISO features, require regulated utilities to join RTOs or ISOs and require RTOs to implement spot markets. While a moratorium on further action by the FERC was included in the proposed Energy Policy Act, the status of that legislation is uncertain. FPL is evaluating the proposed FERC rule and is currently unable to determine its effects, if any, on FPL's operations.

        In the event the basis of regulation for some or all of FPL's business changes from cost-based regulation, existing regulatory assets and liabilities would be written off unless regulators specify an alternative means of recovery or refund. Further, other aspects of the business, such as generation assets and long-term power purchase commitments, would need to be reviewed to assess their recoverability in a changed regulatory environment. See Note 1—Regulation.

        In addition, FPL is constructing approximately 1,900 mw of natural gas combined cycle generation at its Martin and Manatee sites with a planned in-service date of June 2005. In January 2003, CPV Gulfcoast, Ltd. filed a notice of appeal with the Supreme Court of Florida challenging the FPSC's 2002 approval of the Martin and Manatee expansion and in April 2003, filed its initial brief. In May 2003, FPL filed its answer brief, which included a request for dismissal. The Supreme Court of Florida will not hold oral arguments. There is no specified time by which the Supreme Court of Florida must rule.

        FPL Energy—FPL Energy's net income (loss) for 2003, 2002 and 2001 was $194 million, $(169) million and $113 million, respectively. FPL Energy's net income has become a greater portion of FPL Group's consolidated net income increasing from 1% in 1997 to 22% in 2003. Net income reflects the following items which increased (decreased) reported results:

	Years Ended December 31,
	2003	2002	2001
	(millions)
Cumulative effect of changes in accounting principles	$(3)	$(222)	$—
Restructuring and other charges	$—	$(73)	$—
Unrealized gains from non-qualifying hedges	$22	$1	$8

        Net income for 2003 included a charge of $3 million after tax due to a change in accounting principle (see Note 10) and a net unrealized gain of $22 million after tax associated with the mark-to-market effect of non-qualifying hedges. The net loss for 2002 was the result of FPL Energy recording impairment and other charges totaling $485 million ($295 million after tax). The impairment and other charges consisted of a goodwill impairment charge of $365 million ($222 million after tax) representing the cumulative effect of adopting FAS 142, "Goodwill and Other Intangible Assets," and restructuring and other charges totaling $120 million ($73 million after tax) due to the unfavorable market conditions in the wholesale energy market. For further discussion of FAS 142, see Note 5, and for the restructuring and other charges, see below. In addition, during 2002, FPL Energy recorded less than $1 million of after-tax net unrealized mark-to-market gains from non-qualifying hedges compared to gains of $8 million during 2001. For further discussion of derivative instruments, see Note 3.

        In 2002, as a result of depressed economic conditions coupled with an oversupply of energy generating facilities in certain markets, projected profit margins for certain natural gas projects had declined and were not sufficient to cover the cost of capital. Therefore, FPL Energy made a strategic decision during 2002 to substantially exit the fossil-fueled greenfield merchant power plant development business for the foreseeable future and, as a result, recorded restructuring and impairment charges in FPL Group's consolidated statements of income totaling $103 million ($63 million after tax). See Note 6—FPL Energy.

        Also in 2002, FPL Energy recorded a charge of approximately $17 million ($10 million after tax) against its investment in two wind projects due to regulatory issues associated with another investor in the projects. The resulting expense is included in equity in earnings of equity method investees in FPL Group's consolidated statements of income. After resolving the regulatory issues, in December 2003, FPL Energy purchased the remaining interests in these wind projects and began consolidating their operations.

        FPL Energy's 2003 net income benefited from the full year effect of 2,235 mw of generation added in 2002, the majority of which was added in the fourth quarter of 2002, as well as 3,904 mw added in 2003. The 2002 additions include the purchase of an 88.23% interest in Seabrook Station (Seabrook) as well as wind and natural gas-fired assets. During 2003, FPL Energy added 975 mw of wind generation and 2,929 mw of natural gas-fired assets. In aggregate, 2002 and 2003 project additions contributed $82 million to 2003 net income. FPL Energy's operating revenues and operating expenses for the year ended 2003 increased $561 million and $352 million, respectively, primarily driven by project additions. In addition, restructuring and impairment charges discussed above added $103 million to operating expenses in 2002. Operating revenues net of operating expenses, primarily fuel, were essentially flat in the balance of the portfolio. Both the Electric Reliability Council of Texas (ERCOT) and the New England Power Pool (NEPOOL) regions experienced higher energy prices offset by lower generation and higher fuel costs. Construction is underway on another gas-fired power plant that will add 744 mw of generation in the PJM Interconnection, L.L.C. (PJM) market in the last half of 2004. FPL Energy expects its future portfolio growth to come from a mix of asset acquisitions and wind development, assuming pending legislation reestablishing the production tax credits for new wind facilities is enacted.

        Earnings from investments in partnerships and joint ventures for the twelve months ended December 31, 2003, presented as equity in earnings of equity method investees, increased $13 million from the prior year reflecting an increase in unrealized gains associated with the mark-to-market effect of non-qualifying hedges and a $17 million charge against its investment in two wind projects recorded in 2002 (discussed above). In addition, equity in earnings of equity method investees reflects lower gains from contract restructurings and lower earnings from a project in California, as well as lower project earnings due to higher fuel prices in the ERCOT and NEPOOL regions.

        FPL Energy's net income for the year ended 2003 also reflected higher interest expense of approximately $38 million associated with increasing average debt balances due to growth in the business partially offset by a decline in average interest rates of approximately 30 basis points compared with same period in 2002. FPL Energy's net income in 2002 also included the positive effects of a $10 million insurance settlement.

        In 2003, the NRC issued an order, subsequent to a previously issued NRC bulletin, requiring all pressurized water reactor licensees, including Seabrook, to perform visual and volumetric inspections of reactor vessel heads to identify if degradation such as cracking or corrosion has occurred. Seabrook will be required to perform 100% visual and volumetric inspections in 2006, and subsequently, visual inspections every third outage and volumetric inspections every fourth outage. In 2003, the NRC issued a bulletin recommending that utilities with bottom mounted instrumentation penetrations perform visual inspections. In October 2003, visual inspections of the bottom mounted instrumentation penetrations were performed during Seabrook's scheduled refueling outage, and no evidence of leakage from these penetrations was noted. The next refueling outage is scheduled to be performed in April 2005.

        FPL Energy's 2002 net income benefited from project additions, primarily wind assets in the central and western regions of the United States, and the purchase of an 88.23% interest in Seabrook in November 2002, as well as a natural gas-fired power plant that began operations during the fourth quarter of 2002. Project additions totaling more than 1,000 mw in 2001 and more than 2,200 mw in 2002 contributed $41 million to 2002 net income, $22 million coming from the full-year effect of new wind projects that came on line in the second half of 2001 and 324 mw of new wind generation added in 2002, and the balance from earnings from other project additions, including Seabrook. For additional information concerning the Seabrook acquisition, see Note 9—FPL Energy. FPL Energy's operating revenues and operating expenses for 2002 increased $80 million and $220 million, respectively, primarily driven by project additions coupled with the previously discussed restructuring charges that added $103 million to operating expenses in 2002. Increased revenues from project additions were partially offset by lower revenues from the balance of the consolidated portfolio primarily due to reduced energy prices driven by new entrants in the market, as well as mild weather in the Northeast, including drought conditions which had a negative impact on the performance of the hydro assets.

        Earnings from investments in partnerships and joint ventures, presented as equity in earnings of equity method investees, declined $5 million in 2002 reflecting the $17 million charge recorded against investments in two wind projects discussed above and a gain of $23 million on the restructuring of a gas supply contract that was renegotiated to yield lower fuel costs and is expected to improve future cash flows, as well as improve equity in earnings from the project. In addition, equity in earnings of equity method investees in 2001 included a gain of $34 million resulting from the sale of a partnership interest in a geothermal project. This gain was almost entirely offset by the write-off of affiliate debt associated with the partnership interest, which was included in other—net. The remaining increase in 2002 equity in earnings is primarily due to increased contract prices, as the majority of the output of the projects was sold under long-term contracts.

        Interest charges increased $12 million during 2002 associated with higher debt balances due to growth in the business, partly offset by lower average interest rates. Interest income in 2002 declined approximately $14 million and includes, in 2001, interest from a favorable settlement with the IRS. In addition, the decline in interest income reflects lower interest rates in 2002.

        Over the last several years, there has been a general decline in the wholesale energy market, including deterioration in forward prices and reduced liquidity, as well as increasing credit concerns that have limited the number of counterparties with which FPL Energy does business. These market conditions have made it more difficult for FPL Energy to manage the risk associated with fluctuating commodity prices, to optimize the value of its assets and to contract the output of its plants. Any uncontracted output from the plants has been and will be sold into the market place at prevailing prices when economical. Given current market conditions, when FPL Energy's existing power sales agreements expire, more of the energy produced may be sold through shorter-term contracts and into competitive wholesale markets.

        Competitive wholesale markets in the United States continue to evolve and vary by geographic region. Expanded competition in a relaxed regulatory environment presents both opportunities and risks for FPL Energy. Some of the factors affecting success in these markets are the ability to operate generating assets efficiently and reliably, the price and supply of fuel, transmission constraints, wind and hydro resources (weather conditions), competition from new sources of generation, effective risk management, demand growth and exposure to legal and regulatory changes. Opportunities exist for the selective acquisition of generation assets divested under deregulation plans and for the construction and operation of efficient plants that can sell power in competitive markets. Wholesale energy markets have experienced lower demand and lower wholesale electricity prices as a result of weather and economic conditions and the oversupply of generation in certain regions. FPL Energy seeks to reduce its market risk by having a diversified portfolio, by fuel type and location, as well as by contracting for the sale of a significant amount of the electricity output of its plants.

        FPL Energy's 2004 earnings are subject to variability due to, among other things, commodity price exposure, counterparty performance, weather conditions and project restructuring activities. FPL Energy's exposure to commodity price risk is reduced by the high degree of contract coverage obtained for 2004. As of December 31, 2003, FPL Energy's capacity under contract for 2004 is as follows:

Asset Class	Available MW(a)	% MW Under Contract
Wind	2,719	99%
Non-wind assets under long-term contract	1,255	98%
Merchants:
Seabrook	1,024	97%
NEPOOL/PJM/NYPP	1,879	34	%(b)
ERCOT	3,009	65	%(b)
Other (WECC/SERC)	1,345	60	%(b)

Total portfolio	11,231	74%

(a)
Weighted to reflect in-service dates and planned maintenance.

(b)
Represents on-peak mw under contract.

        FPL Energy's results are affected by natural fluctuations in weather. In addition to the effect of temperature, which is reflected in commodity prices and demand, changes in weather affect the wind portfolio as well as the hydro units in Maine. In managing its exposure to commodity prices, FPL Energy is dependent upon its counterparties to perform under their contractual obligations. FPL Energy actively manages the trade-off between market risk and credit risk, as well as exposure with individual counterparties as a function of their creditworthiness. Substantially all of FPL Energy's 2004 contracted revenues are with investment grade counterparties.

        Corporate and Other—Corporate and Other's net loss for 2003, 2002 and 2001 was $37 million, $75 million and $11 million, respectively. Net loss reflects the following items which increased (decreased) reported results:

	Years Ended December 31,
	2003	2002	2001
	(millions)
Impairment, restructuring and other charges	$—	$(94)	$—
Gain from income tax settlement	$—	$30	$—
Merger-related costs	$—	$—	$(3)

        Corporate and Other is primarily comprised of FPL FiberNet, LLC (FPL FiberNet) and other corporate income and expenses, such as interest income and interest expense. Results from Corporate and Other for 2003 primarily reflect higher interest charges and the absence of restructuring and impairment charges recorded in 2002. For the year ended December 31, 2002, losses at Corporate and Other reflect impairment and other charges totaling $94 million after tax as a result of declines in the telecommunications market (see Note 6—Corporate and Other) and reserves against certain leveraged lease investments (see Note 17—Other Contingencies). These charges were partially offset by a $30 million gain in the first quarter of 2002 from the resolution of an income tax matter. The impairment and other charges were recorded as a result of declines in the telecommunications market. FPL FiberNet completed valuation studies to assess the recoverability of its assets and as a result, in 2002, recorded charges of approximately $104 million ($64 million after tax). Of this amount, $85 million ($52 million after tax) represents an impairment charge related to property, plant and equipment, the fair value of which was determined based on a discounted cash flow analysis. Additionally, FPL FiberNet decided not to pursue the planned build-out of metro fiber rings in certain cities, and restructuring charges of $19 million ($12 million after tax) were recognized related to the writeoff of development costs and inventory. These charges are included in restructuring and impairment charges in FPL Group's consolidated statements of income.

        Although the demand for telecommunication capacity continues to grow, many telecommunication companies have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (Chapter 11) as market conditions deteriorated. This has caused customer credit to become a primary focus for the industry as credit downgrades have increased. Most of FPL FiberNet's customers are required to pay in advance and past due amounts are closely monitored and actively pursued. Several of FPL FiberNet's customers have filed for bankruptcy protection under Chapter 11 and reserves for any prepetition receivables due to FPL FiberNet have been established. As a result of this deterioration and general economic conditions, FPL FiberNet has experienced a slowdown in its longhaul (intercity transport) business. FPL FiberNet's metropolitan network continues to benefit from an expanding customer base and increasing use of FPL FiberNet's network by its existing customers. FPL FiberNet's capital expenditure forecast for 2004-2008 is approximately $50 million.

        Subsidiaries of FPL Group have investments in several leveraged leases, two of which are with MCI Telecommunications Corporation (MCI). In July 2002, MCI filed for bankruptcy protection under Chapter 11. Due to the uncertainty of collectibility associated with these leveraged leases, FPL Group recorded reserves totaling approximately $48 million ($30 million after tax) in the third quarter of 2002. At December 31, 2003, investments in leveraged leases with MCI totaled approximately $15 million and related deferred tax liabilities totaled approximately $11 million. An agreement has been reached with MCI that will consolidate and amend the leases upon the effective date of MCI's reorganization plan. On September 2, 2003, MCI was authorized by the bankruptcy court to assume the consolidated and amended lease, cure any prepetition arrearages and take all further action necessary or appropriate to effectuate the amended lease upon the effective date of MCI's reorganization plan. The amended lease would be classified as an operating lease and is not expected to have a significant effect on FPL Group's financial statements. In October 2003, the bankruptcy court approved MCI's reorganization plan which is expected to become effective in early 2004.

        In connection with the redemption in 1999 of its one-third ownership interest in Olympus Communications, L.P. (Olympus), an indirect subsidiary of FPL Group holds a note receivable from a limited partnership, of which Olympus is a general partner. The note receivable is secured by a pledge of the redeemed ownership interest. Olympus is an indirect subsidiary of Adelphia Communications Corp. (Adelphia). In June 2002, Adelphia and a number of its subsidiaries, including Olympus, filed for bankruptcy protection under Chapter 11. The note receivable plus accrued interest totaled approximately $127 million at December 31, 2003 and are included in other investments on FPL Group's consolidated balance sheets. The note was due on July 1, 2002 and is currently in default.

        Based on the most recent publicly available financial information set forth in Olympus' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, total assets of Olympus exceeded liabilities by approximately $3.6 billion and Olympus served 1,787,000 basic subscribers. Olympus has not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 or any subsequent Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K with the U.S. Securities and Exchange Commission (SEC), and consequently the September 30, 2001 financial information may not be indicative of Olympus' current financial position. Olympus has stated publicly that it expects to restate its financial statements for the years ended December 31, 2000 and 1999, and its interim financial statements for 2001 and possibly other periods. In addition, current management of Olympus believes that other public information provided by the Rigas family, which controlled Adelphia, was unreliable. In July 2002, the SEC filed suit against Adelphia and certain of its officers alleging that Adelphia fraudulently excluded billions of dollars of debt from its financial statements, misstated its financial and operating results and concealed rampant self-dealing by the Rigas family. In October 2003, Olympus filed certain limited financial information as required by orders of the bankruptcy court. However, such information was not useful to FPL Group in its evaluation of the collectibility of the note receivable. In January 2004, the FPL Group subsidiary filed its proof of claims with the bankruptcy court.

        In August 2002, an affidavit was filed in the bankruptcy court proceedings by a director of Lazard Freres & Co. LLC stating that, based on his analysis, the market value of FPL Group's secured interest in Olympus exceeded the carrying value of the note receivable plus accrued interest. In February 2003, FPL Group obtained an evaluation of the Olympus assets from an independent third party. The results of the evaluation, which was based on the limited information available, indicated that there was no impairment.

        On February 25, 2004, Adelphia and certain of its affiliates and subsidiaries, including Olympus, filed a disclosure statement (Disclosure Statement) and plan of reorganization (Plan). The Disclosure Statement provides for the "deemed consolidation" of the Adelphia debtors into ten separate groups for purposes of voting, confirmation and distribution under the Plan. The note receivable has been classified under the Plan by the Adelphia debtors as one of those groups and, under the proposed treatment under the Plan, the note receivable will be satisfied with shares of common stock of a reorganized Adelphia.

        FPL Group believes that the Disclosure Statement and the Plan have misclassified the note receivable and anticipates filing appropriate objections. FPL Group cannot predict whether its objection to the Plan will result in changes to the Plan or whether the Plan will be approved. As such, the ultimate collectibility of the note receivable cannot be assured.

Liquidity and Capital Resources

        FPL Group and its subsidiaries require funds to support and grow their businesses. These funds are used for working capital, capital expenditures, investments in or acquisitions of assets and businesses, to pay maturing debt obligations and, from time to time, to redeem outstanding debt and preferred stock. It is anticipated that these requirements will be satisfied through a combination of internally generated funds and the issuance, from time to time, of debt and equity securities, consistent with FPL Group's objective of maintaining, on a long-term basis, a capital structure that will support a strong investment grade credit rating. Credit ratings can affect FPL Group's ability to obtain short- and long-term financing, the cost of such financing and the execution of their financing strategies. Absent new investment opportunities in 2004, management expects cash to be available to FPL Group in excess of needs that are presently identified.

        FPL Group and its subsidiaries have $3.0 billion ($2.0 billion for FPL Group Capital Inc (FPL Group Capital) and $1.0 billion for FPL) of bank lines of credit currently available. Half of these credit facilities expire in October 2004 with a one-year term-out option. The other half of the credit facilities expire in October 2006 and provide for the issuance of letters of credit of up to $500 million for FPL Group Capital and up to $250 million for FPL subject to the aggregate commitment ($1.0 billion for FPL Group Capital and $500 million for FPL) under the applicable facility. These credit facilities are available to support the companies' commercial paper programs and to provide additional liquidity in the event of a transmission and distribution property loss (in the case of FPL), as well as for general corporate purposes. At December 31, 2003, letters of credit totaling $85 million and $0 were outstanding under the FPL Group Capital and FPL credit facilities, respectively. In addition, FPL Group Capital and FPL each have a promissory note with a bank under which they may borrow up to $200 million and $500 million, respectively. Borrowings under both promissory notes may be used for general corporate purposes. As of December 31, 2003, FPL Group Capital had $200 million outstanding under its promissory note and is included in notes payable on FPL Group's consolidated balance sheets. FPL had no amounts outstanding under its promissory note. FPL Group (which guarantees payment of FPL Group Capital's credit facilities and promissory note) is required to maintain a minimum ratio of funded debt to capitalization and a minimum interest coverage ratio under the terms of FPL Group Capital's credit facilities. FPL is required to maintain a minimum ratio of funded debt to capitalization under FPL's credit facilities. At December 31, 2003, FPL Group and FPL were in compliance with their respective ratios.

        During 2003, FPL Group and its subsidiaries obtained debt financing totaling approximately $3.1 billion; approximately $894 million at FPL, $1.1 billion at FPL Group Capital and $1.1 billion at FPL Energy. During 2003, FPL Group also raised approximately $73 million of equity through its dividend reinvestment plan and employee thrift plans. The proceeds from FPL's debt were used to repay a portion of short-term borrowings, redeem higher interest rate debt and for other corporate purposes. In addition, FPL redeemed preferred stock with an aggregate par value of $221 million during 2003. FPL Group Capital's debt proceeds were used to repay a portion of commercial paper issued to fund investments in independent power projects. Subsidiaries of FPL Energy that issued debt used the proceeds to either fund, or return to FPL Energy a portion of the indirect investment it made for the development, acquisition and/or construction of independent power projects, as well as to fund operations and debt service.

        In addition, effective July 1, 2003, FPL Group consolidated certain variable interest entities (VIEs) in accordance with Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46. FPL consolidated $135 million of 2.34% senior secured notes maturing in June 2006. The notes were issued by a VIE in June 2003 and the proceeds were used by the VIE to refinance its existing debt and for the procurement of nuclear fuel and related general corporate purposes. In 2003, this consolidated VIE also established a $65 million senior secured revolving credit facility which expires in June 2004 to provide backup support to the VIE's commercial paper program. FPL has provided an unconditional guarantee of the payment obligations of the VIE under the notes and credit facility, which are included in the table of commitments below. At December 31, 2003, the VIE had no outstanding borrowings under the revolving credit facility and approximately $19 million under the commercial paper program. In addition, FPL Energy consolidated approximately $360 million variable rate notes payable issued by a VIE in June 2002 and maturing in December 2007. At December 31, 2003, the balance of the notes payable was approximately $356 million. The proceeds of the notes were used by the VIE to complete the acquisition, development and construction of a power generation plant. FPL Group Capital has guaranteed certain obligations under the debt agreement. This VIE also entered into two identical interest rate swap agreements in 2002 with an aggregate original notional amount of $106 million to fix the interest rate on a portion of this debt at 4.41%. The interest rate swap agreements expire in December 2007. Quarterly principal payments on the notes began in March 2003. For further discussion of VIEs, see Note 10.

        FPL Group and its subsidiaries also entered into five interest rate swap agreements during 2003. The swaps consisted of three variable interest rate swap agreements at FPL Group Capital to protect $475 million of its outstanding fixed rate debentures (with interest rates ranging from 6 7/8% to 7 5/8%) against changes in fair value due to changes in interest rates and two interest rate swap agreements at FPL Energy to fix the interest rates at rates ranging from 3.557% to 4.245% in order to limit cash flow exposure on a total of $294 million of variable rate debt.

        In January 2004, FPL sold 200,000 shares of $100 par value 4 1/2% Series V preferred stock to FPL Group and issued $240 million of 5.65% first mortgage bonds maturing in 2035. Also in January 2004, FPL Group Capital entered into a variable interest rate swap agreement to protect $200 million of its outstanding 1 7/8% fixed rate debentures against changes in fair value due to changes in interest rates. For further discussion of preferred stock and debt activity, see Notes 14 and 15, respectively.

        The following provides various metrics regarding FPL Group's outstanding debt:

	December 31,
	2003	2002
Weighted average annual interest rate	4.9%	5.5%
Weighted average life (years)(a)	7.3	6.0
Annual average of floating rate debt to total debt	31%	29%

(a)
For comparability purposes, 2002 reflects debt related to VIEs consolidated July 1, 2003.

        FPL Group's restated articles of incorporation, as amended (charter) does not limit the dividends that may be paid on its common stock. As a practical matter, the ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. In February 2004, FPL Group announced that it would increase its quarterly dividend on its common stock from $0.60 to $0.62 per share. In 2003, 2002 and 2001, FPL paid, as dividends to FPL Group, its net income available to FPL Group on a one-month lag basis. In addition in 2002, FPL paid special dividends totaling $375 million to FPL Group. FPL Group made capital contributions in 2003, 2002 and 2001 to FPL of $600 million, $350 million and $400 million, respectively. FPL's charter and mortgage and deed of trust dated as of January 1, 1944, as supplemented and amended (mortgage) contain provisions which, under certain conditions, restrict the payment of dividends to FPL Group and the issuance of additional unsecured debt, preferred stock and first mortgage bonds. In light of FPL's current financial condition and level of earnings, management does not expect that planned financing activities or dividends would be affected by these limitations.

        Under FPL's charter, dividends may be paid on FPL's common stock only after payment or provision for payment of dividends which are then accrued and owing on FPL's preferred stock, and only to the extent that the payment of such common stock dividends would not cause the common stock equity to be less than 25% of total capitalization of FPL or, if the common stock equity would be less than 20% or 25%, as the case may be, of the total capitalization of FPL, then such dividends may not exceed 50% or 75%, respectively, of the net income of FPL for the preceding 12 months available for dividends on the common stock. Under this test, FPL could have paid dividends in excess of $3 billion at December 31, 2003 after giving effect to the January 2004 issuances of the 200,000 shares of $100 par value 4 1/2% Series V preferred stock and the $240 million 5.65% first mortgage bonds maturing in 2035. Under the mortgage securing FPL's first mortgage bonds, in some cases, the mortgage restricts the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change based on factors set out in the mortgage. Other than this restriction on the payment of common stock dividends, the mortgage does not restrict FPL's use of retained earnings. As of December 31, 2003, no retained earnings were restricted by these provisions of the mortgage.

        While FPL's preferred stock remains outstanding, FPL's charter limits the amount of its unsecured indebtedness (without the consent of the preferred shareholders), for purposes other than (a) the refunding of outstanding unsecured indebtedness; (b) the reacquisition, redemption or other retirement of any indebtedness issued or assumed by FPL; or (c) the reacquisition, redemption or other retirement of all outstanding shares of FPL's outstanding preferred stock and all outstanding shares of any other class or series of stock ranking on a parity with the outstanding preferred stock. For other purposes, the allowed aggregate principal amount of unsecured indebtedness is 20% of the aggregate of the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by FPL and the capital and surplus of FPL. Under this test after giving effect to the January 2004 issuance of $240 million 5.65% first mortgage bonds maturing in 2035, FPL could have issued in excess of $450 million of additional unsecured debt at December 31, 2003 for purposes other than those described above.

        Under FPL's charter, the issuance of additional shares of FPL preferred stock (except junior preferred) is prohibited unless (a) net income available for payment of dividends on all the preferred stock including the shares to be issued for a period of 12 consecutive months within the last 15 months immediately preceding the issuance is at least twice the annual dividend requirements on all the preferred stock including the shares to be issued; and (b) gross income (after depreciation and taxes) for a period of 12 consecutive months within the 15 months immediately prior to such issuance shall have been at least 1.5 times the sum of annual interest charges on all indebtedness and annual dividend requirements on all the preferred stock (including the shares to be issued). Currently, the gross income test is the more restrictive of the two tests, and under that test, after giving effect to the January 2004 issuances of the 200,000 shares of $100 par value 4 1/2% Series V preferred stock and the $240 million 5.65% first mortgage bonds maturing in 2035, coverage for the 12 months ended December 31, 2003 would have been in excess of 4 times the sum of annual interest charges on all indebtedness and annual dividend requirements on all the preferred stock.

        FPL may issue first mortgage bonds under its mortgage subject to its meeting an adjusted net earnings test set forth in the mortgage, which generally requires adjusted net earnings to be at least twice the annual interest requirements on, or at least 10% of the aggregate principal amount of, FPL's first mortgage bonds including those to be issued and any other non-junior FPL indebtedness. As of December 31, 2003, after giving effect to the January 2004 issuance of the $240 million 5.65% first mortgage bonds maturing in 2035, coverage for the 12 months ended December 31, 2003, would have been in excess of 9 times the annual interest requirements and in excess of 5 times the aggregate principal requirements. New first mortgage bonds are also limited to an amount equal to the sum of 60% of unfunded property additions after adjustments to offset retirements, the amount of retired first mortgage bonds or qualified lien bonds and the amount of cash on deposit with the mortgage trustee. As of December 31, 2003, after giving effect to the issuance in January 2004 of the $240 million of 5.65% first mortgage bonds maturing in 2035, FPL could have issued in excess of $4.5 billion of additional first mortgage bonds based on the unfunded property additions and in excess of $5.5 billion based on retired first mortgage bonds. As of December 31, 2003, no cash was deposited with the mortgage trustee for these purposes.

        FPL Group and its subsidiaries have no credit rating downgrade triggers that would accelerate the maturity dates of debt outstanding. A change in ratings is not an event of default under applicable debt instruments, and while there are conditions to drawing on the credit facilities maintained by FPL Group Capital and FPL, the maintenance of a specific minimum level of credit rating is not a condition to drawing upon those credit facilities. However, commitment fees and interest rates on loans under the credit facilities agreements are tied to credit ratings and would increase or decrease when ratings are changed. A ratings downgrade also could reduce the accessibility and increase the cost of commercial paper issuances and additional or replacement credit facilities, and could result in the requirement that FPL Group subsidiaries post collateral under certain power purchase and other agreements. FPL Group subsidiaries are regularly required to post collateral in excess of collateral threshold amounts when FPL Group's exposure to the counterparty under the applicable trading agreement exceeds such threshold.

        Securities of FPL Group and its subsidiaries are currently rated by Moody's Investors Service, Inc. (Moody's), Standard & Poor's Ratings Services (S&P) and Fitch Ratings (Fitch). At February 26, 2004, Moody's, S&P and Fitch had assigned the following credit ratings to FPL Group, FPL and FPL Group Capital:

	Moody's(a)	S&P(a)	Fitch(a)
FPL Group:
Corporate credit rating	N/A	A	A
FPL:
Corporate credit rating	A1	A/A-1	N/A
First mortgage bonds	Aa3	A	AA-
Pollution control, solid waste disposal and industrial development revenue bonds	Aa3/VMIG-1	A/A-1	A+
Preferred stock	A3	BBB+	A
Commercial paper	P-1	A-1	F1
FPL Group Capital:
Corporate credit rating	N/A	A/A-1	N/A
Debentures	A2	A-	A
Commercial paper	P-1	A-1	F1

(a)
A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

        The outlook indicated by Moody's for the ratings of FPL is stable, while the outlook for the ratings of FPL Group Capital is negative reflecting uncertainty in the wholesale generation market. In July 2003, Fitch initiated coverage of FPL Group, FPL and FPL Group Capital and indicated a stable outlook for each company. In October 2003, S&P affirmed the "A" corporate credit rating for FPL Group and subsidiaries and maintained a negative outlook.

        FPL Group's commitments by segment at December 31, 2003 were as follows:

	2004	2005	2006	2007	2008	Thereafter	Total
	(millions)
Long-term debt:
FPL	$—	$500	$135	$—	$200	$2,258	$3,093
FPL Energy	91	119	116	418	315	705	1,764
Corporate and Other	276	675	1,100	1,075	506	630	4,262
Standby letters of credit:
FPL	11	—	—	—	—	—	11
FPL Energy	291	—	—	—	—	—	291
Corporate and Other	4	—	—	—	—	—	4
Guarantees:
FPL	—	—	—	—	—	—	—
FPL Energy	62	95	—	17	—	220	394
Corporate and Other	—	2	—	—	—	—	2
Other commitments:
FPL(a)	1,645	1,650	1,565	1,540	1,230	—	7,630
FPL Energy(b)	171	69	49	64	47	717	1,117
Corporate and Other(c)	157	46	—	—	—	—	203

Total	$2,708	$3,156	$2,965	$3,114	$2,298	$4,530	$18,771

(a)
Represents estimated capital expenditures through 2008 to meet increased electricity usage and customer growth, as well as capital improvements to and maintenance of existing facilities. Excludes capacity payments under purchased power and fuel contracts which are recoverable through various cost recovery clauses.

(b)
Represents firm commitments primarily in connection with natural gas transportation and storage, firm transmission service, nuclear fuel and a portion of its capital expenditures.

(c)
See Note 17—Commitments.

        FPL Group Capital has guaranteed certain debt and other obligations of FPL Energy and its subsidiaries. FPL Group has guaranteed certain payment obligations of FPL Group Capital, including most of those under FPL Group Capital's debt, including all of its debentures and commercial paper issuances, as well as most of its guarantees. See guarantees in table above.

        FPL Energy has guaranteed certain performance obligations of a power plant owned by a wholly-owned subsidiary as part of a power purchase agreement (PPA) that expires in 2027. Under the PPA, the subsidiary could incur market-based liquidated damages for failure to meet contractual minimum outputs. In addition, certain subsidiaries of FPL Energy have contracts that require certain projects to meet annual minimum generation amounts. Failure to meet the annual minimum generation amounts would result in the FPL Energy subsidiary incurring specified liquidated damages. Based on past performance of these and similar projects and current forward prices, management believes that the exposure associated with these guarantees is not material.

        FPL self-insures for damage to certain transmission and distribution properties and maintains a funded storm and property insurance reserve to reduce the financial impact of storm losses. The balance of the storm fund reserve at December 31, 2003 was approximately $327 million, representing the amount in the storm fund (approximately $200 million) plus related deferred income taxes (approximately $127 million). The FPSC has indicated that it would consider future storm losses in excess of the funded reserve for possible recovery from customers. FPL's bank lines of credit discussed above are also available if needed to provide cash for storm restoration costs.

New Accounting Rules and Interpretations

        Accounting for Asset Retirement Obligations—Effective January 1, 2003, FPL Group adopted FAS 143, "Accounting for Asset Retirement Obligations." See Note 16.

        Variable Interest Entities—In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities," which was subsequently revised. See Note 10.

        Derivative Instruments—Effective July 1, 2003, FPL Group adopted FAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." There was no financial statement impact upon adoption of FAS 149. However, the statement could have a significant future impact on the number of contracts that will be marked to market through earnings. Effective October 1, 2003, FPL Group adopted Emerging Issues Task Force Issue No. (EITF) 03-11, which provides guidance on whether to report realized gains or losses on physically settled derivative contracts not held for trading purposes on a gross or net basis and requires realized gains or losses on derivative contracts that net settle to be reported on a net basis. In addition, effective October 1, 2003, FPL Group adopted the SEC staff guidance requiring the realized and unrealized effects of derivative instruments not accounted for as hedges to be reported within the same caption on the statements of income. See Critical Accounting Policies and Estimates—Accounting for Derivatives and Hedging Activities and Note 3.

        Guarantees—Effective January 1, 2003, FPL Group adopted FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." See Note 17—Commitments.

        Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity—In May 2003, the FASB issued FAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," which was effective July 1, 2003. The primary change in accounting for FPL Group resulting from FAS 150 is the accounting treatment of mandatorily redeemable non-controlling interests in subsidiaries with finite lives. In October 2003, the FASB deferred indefinitely the adoption of the FAS 150 provisions relating to mandatorily redeemable non-controlling interests in subsidiaries with finite lives. The remaining provisions of FAS 150 did not have a financial statement impact for the year ended December 31, 2003. In addition, the FASB continues to address other FAS 150 implementation issues, none of which affect FPL Group currently but may affect it in the future.

        Pensions and Other Postretirement Benefits—In December 2003, the FASB issued FAS 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits," which expanded disclosures related to FPL Group's pension and postretirement plans. In January 2004, the FASB issued Staff Position FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." See Note 2.

Critical Accounting Policies and Estimates

        The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles requires management to exercise judgment and make estimates and assumptions where amounts are not subject to precise measurement or are dependent on future events.

        Critical accounting policies and estimates, which are important to the portrayal of FPL Group's financial condition and results of operations and which require complex, subjective judgments are as follows:

        Accounting for Derivatives and Hedging Activities—On January 1, 2001, FPL Group adopted FAS 133, "Accounting for Derivatives and Hedging Activities," as amended. FPL Group uses derivative instruments (primarily forward purchases and sales, swaps, options and futures) to manage the commodity price risk inherent in fuel and electricity contracts, as well as to optimize the value of power generation assets and related contracts. To a lesser extent, FPL Group also engages in limited energy trading activities to take advantage of expected favorable price movements. These accounting pronouncements, which require the use of fair value accounting if certain conditions are met, apply not only to traditional financial derivative instruments, but to any contract having the accounting characteristics of a derivative.

        FAS 133 requires that derivative instruments be recorded on the balance sheet at fair value. Fair values for some of the longer-term contracts where liquid markets are not available are based on internally developed models. The estimation of fair value for long-term contracts requires the use of internally developed models based on the forward prices for electricity and fuel. Forward prices represent the price at which a buyer or seller could contract today to purchase or sell a commodity at a future date. In general, the models estimate the fair value of a contract by calculating the present value of the difference between the prices in the contract and the forward prices. The market for electricity in the first one to three years of a contract is generally liquid and therefore the prices in the early years of the forward curves reflect observable market quotes. However, in the later years, the market is much less liquid and forward price curves must be developed. Factors used in developing forward curves for electricity include the forward prices for the commodities used as fuel to generate electricity, the expected system heat rate (which measures the efficiency of power plants in converting fuel to electricity) in the region where the purchase or sale takes place, and a fundamental forecast of expected spot prices based on modeled supply and demand in the region. The assumptions in these models are critical since any changes therein could have a significant impact on the fair value of the contract. Substantially all changes in the fair value of derivatives held by FPL are deferred as a regulatory asset or liability until the contracts are settled. Upon settlement, any gains or losses will be passed through the fuel and capacity clauses. In the non-rate regulated operations, predominantly FPL Energy, changes in the derivatives' fair values are recognized in current earnings, unless certain hedge accounting criteria are met. For those transactions for which hedge accounting can be applied, much of the effects of changes in fair value are reflected in other comprehensive income (OCI), a component of shareholders' equity, rather than being recognized in current earnings.

        Since FAS 133 became effective in 2001, the FASB has discussed and, from time to time, issued implementation guidance related to FAS 133. In particular, much of the interpretive guidance affects when certain contracts for the purchase and sale of power and certain fuel supply contracts can be excluded from the provisions of FAS 133. Despite the large volume of implementation guidance, FAS 133 and the supplemental guidance does not provide specific guidance on all contract issues. As a result, significant judgment must be used in applying FAS 133 and its interpretations. The interpretation of FAS 133 continues to evolve. One possible result of changes in interpretation could be that certain contracts would have to be recorded on the balance sheet at fair value, with changes in fair value recorded in the income statement.

        During the fourth quarter of 2003, FPL Group and its subsidiaries adopted EITF 03-11, which precluded certain economic hedging transactions at FPL Energy from qualifying for hedge accounting treatment. Those transactions will now be marked to market and reported in the non-qualifying hedge category and are likely to result in more volatility in the non-qualifying hedge category in the future. The ongoing changes in accounting guidance relating to derivatives confirm management's belief in the importance of segregating the effects of the unrealized mark-to-market impact of non-qualifying hedges. Without any change in FPL Group's economic positions or the timing or amounts of future cash flows, a small change in classification of particular transactions can result in significant changes in net income. This could be significant to FPL Energy's results because the economic offset to the positions which are required to be marked to market (the physical assets themselves) are not marked to market. As a consequence, net income reflects only the movement in one part of economically linked transactions. Because of this, FPL Group's management continues to view results expressed excluding the unrealized mark- to-market impact of the non-qualifying hedges as a meaningful measure of current period performance. For additional information regarding derivative instruments, see Note 3.

        Accounting for Pensions and Other Post Employment Benefits—FPL Group sponsors a noncontributory defined benefit pension plan for substantially all employees of FPL Group and its subsidiaries. In addition, FPL Group sponsors a substantially contributory postretirement plan for health care and life insurance benefits (other benefits) for retirees of FPL Group and its subsidiaries meeting certain eligibility requirements who elect participation at the time of retirement. The pension plan has a fully funded trust dedicated to providing the benefits. The other benefits plan has a partially funded trust dedicated to providing benefits related to life insurance.

        FPL Group's pension income net of the cost of other benefits was approximately $84 million, $82 million and $84 million for the years ended December 31, 2003, 2002 and 2001, respectively. Pension income and the cost of other benefits are included in O&M expenses, and are calculated using a number of actuarial assumptions. Those assumptions include an expected long-term rate of return on qualified plan assets of 7.75% for all years, assumed increases in future compensation levels of 4.5% for 2003 and 5.5% for 2002 and 2001, and a weighted-average discount rate of 6.00%, 6.25% and 6.75% for 2003, 2002 and 2001, respectively. Based on current health care costs (as related to other benefits), the projected 2004 trend assumptions used to measure the expected cost of benefits covered by the plans are 9.5% for all age groups. The rate is assumed to decrease over the next nine years to the ultimate trend rate of 5% for all age groups and remain at that level thereafter. In developing these assumptions, FPL Group evaluated input from its actuaries, as well as information available in the market place. For the expected long-term rate of return on fund assets, FPL Group considered 10-year and 20-year historical median returns for a portfolio with a 50/50 equity/bond asset mix similar to its funds. FPL Group also considered its funds' historical compounded returns. FPL Group believes that 7.75% is a reasonable long-term rate of return on its plans' assets. FPL Group will continue to evaluate all of its actuarial assumptions, including its expected rate of return, at least annually, and will adjust them as necessary.

        FPL Group bases its determination of pension and other benefits expense or income on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return realized on those assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be affected as previously deferred gains or losses are recognized. Such gains and losses together with other differences between actual results and the estimates used in the actuarial valuations are deferred and recognized in determining pension and other benefits expense and income only when they exceed 10% of the greater of projected benefit obligations or the market-related value of assets.

        Lowering the expected long-term rate of return on plan assets by 0.5% (from 7.75% to 7.25%) would have reduced FPL Group's net income for 2003 by approximately $14 million. Lowering the discount rate assumption by 0.5% would have decreased FPL Group's net income for 2003 by approximately $6 million. Raising the salary increase assumption by 0.5% would have decreased FPL Group's net income for 2003 by approximately $2 million. Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans. An increase or decrease of 1% in assumed health care cost trend rates would have a corresponding effect on the service and interest cost components and the accumulated obligation of other benefits of approximately $1 million and $9 million, respectively.

        The fair value of plan assets has increased from $2.4 billion at September 30, 2002 to $2.7 billion at September 30, 2003 for the pension plan and from $45 million at September 30, 2002 to $54 million at September 30, 2003 for other benefits. Management believes that, based on the actuarial assumptions and the well funded status of the pension plan, FPL Group will not be required to make any cash contributions to the pension plan in the near future. FPL Group anticipates making cash contributions of approximately $27 million to the postretirement plan during 2004 and is studying the feasibility of transferring pension plan assets to fund claims associated with retiree medical benefits, as allowed by current tax law. See Note 2.

        Carrying Value of Long-Lived Assets—FPL Group evaluates on an ongoing basis the recoverability of its assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as described in FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

        Under that standard, an impairment loss is required to be recognized if the carrying value of the asset exceeds the undiscounted future net cash flows associated with that asset. The impairment loss to be recognized is the amount by which the carrying value of the long-lived asset exceeds the asset's fair value. In most instances, the fair value is determined by discounting estimated future cash flows using an appropriate interest rate.

        The amount of future net cash flows, the timing of the cash flows and the determination of an appropriate interest rate all involve estimates and judgments about future events. In particular, the aggregate amount of cash flows determines whether an impairment exists, and the timing of the cash flows is critical in determining fair value. Because each assessment is based on the facts and circumstances associated with each long-lived asset, the effects of changes in assumptions cannot be generalized.

        Nuclear Decommissioning and Fossil Dismantlement—For ratemaking purposes, FPL accrues and funds for nuclear decommissioning costs over the expected service life of each unit based on studies that are filed with the FPSC at least every five years. The most recent studies, which became effective May 2002, indicate that FPL's portion of the future cost of decommissioning its four nuclear units, including spent fuel storage, is $6.4 billion, or $2.1 billion in 2003 dollars. Beginning January 1, 2003, FPL began recognizing nuclear decommissioning liabilities in accordance with FAS 143, which requires that a liability for the fair value of an asset retirement obligation (ARO) be recognized in the period in which it is incurred with the offsetting associated asset retirement cost capitalized as part of the carrying amount of the long-lived asset. At December 31, 2003, $2,009 million was accrued for nuclear decommissioning, of which $1,907 million was recorded as an ARO, $222 million was recorded as a capitalized net asset related to the ARO, $181 million was recorded as a regulatory liability and $143 million was included in accrued asset removal costs. See Note 1—Decommissioning of Nuclear Plant and Dismantlement of Fossil Plant and Note 16.

        FPL accrues the cost of dismantling its fossil plants over the expected service life of each unit based on studies filed with the FPSC at least every four years. Unlike nuclear decommissioning, fossil dismantlement costs are not funded. The most recent studies, which became effective January 1, 2003, indicated that FPL's portion of the ultimate cost to dismantle its fossil units is $668 million. The majority of the dismantlement costs are not considered an ARO under FAS 143. At December 31, 2003, the provision for fossil dismantlement was approximately $274 million and is included in accrued asset removal costs.

        FPL Energy records a liability for the present value of Seabrook's expected decommissioning costs in accordance with FAS 143. Comprehensive studies are filed with the New Hampshire Nuclear Decommissioning Financing Committee every four years, with updates provided annually. These studies indicate that FPL Energy's 88.23% portion of the ultimate cost of decommissioning Seabrook, including costs associated with spent fuel storage, is $1.5 billion, or $553 million in 2003 dollars. At December 31, 2003, the ARO for Seabrook's nuclear decommissioning totaled approximately $163 million. See Note 1—Decommissioning of Nuclear Plant and Dismantlement of Fossil Plant and Note 16.

        The calculation of the future cost of retiring long-lived assets, including nuclear decommissioning and fossil dismantlement costs, involves the use of estimates and judgments concerning the amount and timing of future expenditures and whether or not such costs are considered a legal obligation under FAS 143. FPL Group also makes interest rate, rate of return and inflation projections to determine funding requirements related to decommissioning. Periodically, FPL Group will be required to update its estimates and projections which can affect the annual expense amounts recognized, the liabilities recorded and the annual funding requirements for nuclear decommissioning costs.

        Regulatory Accounting—FPL follows the accounting practices set forth in FAS 71, "Accounting for the Effects of Certain Types of Regulation." FAS 71 indicates that regulators can create assets and impose liabilities that would not be recorded by non-rate regulated entities. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process. If FPL were no longer subject to cost-based rate regulation, the existing regulatory assets and liabilities would be written off unless regulators specify an alternative means of recovery or refund. In addition, the FPSC has the authority to disallow recovery of costs that it considers excessive or imprudently incurred. Such costs may include, among others, O&M expenses, the cost of replacing power lost when fossil and nuclear units are unavailable and costs associated with the construction or acquisition of new facilities. The continued applicability of FAS 71 is assessed at each reporting period. See Note 1—Regulation.

        See Note 1 for a discussion of FPL Group's other significant accounting policies.

Energy Marketing and Trading and Market Risk Sensitivity

        Energy Marketing and Trading—Certain of FPL Group's subsidiaries, including FPL and FPL Energy, use derivative instruments (primarily forward purchases and sales, swaps, options and futures) to manage the commodity price risk inherent in fuel and electricity contracts, as well as to optimize the value of power generation assets. To a lesser extent, FPL Energy engages in limited energy trading activities to take advantage of expected future favorable price movements.

        Derivative instruments are recorded on FPL Group's consolidated balance sheets as either an asset or liability (in derivative assets, other assets, other current liabilities and other liabilities) measured at fair value. At FPL, substantially all changes in fair value are deferred as a regulatory asset or liability until the contracts are settled. Upon settlement, any gains or losses are passed through the fuel clause and the capacity clause. For FPL Group's non-rate regulated operations, predominantly FPL Energy, changes in the derivatives' fair value are recognized net in operating revenues for trading and managed hedge activities and in the same line item as the stated realized amounts for non-qualifying hedges in FPL Group's consolidated statements of income unless hedge accounting is applied. Settlement gains and losses are included within the line items in the statements of income to which they relate. See Note 3.

        The changes in the fair value of FPL Group's consolidated subsidiaries' energy contract derivative instruments for the year ended December 31, 2003 were as follows:

		Hedges on Owned Assets
	Proprietary Trading	Managed	Non- Qualifying	OCI	FPL Cost Recovery Clauses	FPL Group Total
	(millions)
Fair value of contracts outstanding at December 31, 2002	$4	$—	$8	$28	$12	$52
Reclassification to realized at settlement of contracts	(9)	(1)	12	(57)	(3)	(58)
Effective portion of changes in fair value recorded in OCI	—	—	—	18	—	18
Changes in valuation assumptions	—	—	2	—	—	2	(a)
Changes in fair value excluding reclassification to realized	12	2	(1)	—	85	98

Fair value of contracts outstanding at December 31, 2003	7	1	21	(11)	94	112
Net option premium payment (receipts)	—	—	(12)	—	35	23

Total mark-to-market energy contract net assets at December 31, 2003	$7	$1	$9	$(11)	$129	$135

(a)
Change in valuation assumption from applying volatility skewness (selection of an input assumption among alternatives based on the projected moneyness of the option) in option valuation.

        FPL Group's total mark-to-market energy contract net assets at December 31, 2003 shown above are included in the consolidated balance sheets as follows:

December 31, 2003
(millions)
Derivative assets	$187
Other assets	17
Other current liabilities	(44)
Other liabilities	(25)

FPL Group's total mark-to-market energy contract net assets at December 31, 2003	$135

        The sources of fair value estimates and maturity of energy contract derivative instruments at December 31, 2003 were as follows:

	Maturity
	2004	2005	2006	2007	2008	Thereafter	Total
	(millions)
Proprietary Trading:
Actively quoted (i.e., exchange trade) prices	$1	$—	$—	$—	$—	$—	$1
Prices provided by other external sources	2	—	—	—	—	—	2
Modeled	—	1	1	—	—	2	4

Total	3	1	1	—	—	2	7

Owned Assets—Managed:
Actively quoted (i.e., exchange trade) prices	1	—	—	—	—	—	1
Prices provided by other external sources	—	—	—	—	—	—	—
Modeled	—	—	—	—	—	—	—

Total	1	—	—	—	—	—	1

Owned Assets—Non-Qualifying:
Actively quoted (i.e., exchange trade) prices	—	1	—	—	—	—	1
Prices provided by other external sources	30	—	—	—	—	—	30
Modeled	(9)	(1)	—	—	—	—	(10)

Total	21	—	—	—	—	—	21

Owned Assets—OCI:
Actively quoted (i.e., exchange trade) prices	9	(3)	—	—	—	—	6
Prices provided by other external sources	(8)	(2)	(1)	—	—	—	(11)
Modeled	(1)	(1)	(1)	(2)	(1)	—	(6)

Total	—	(6)	(2)	(2)	(1)	—	(11)

Owned Assets—FPL Cost Recovery Clauses:
Actively quoted (i.e., exchange trade) prices	53	—	—	—	—	—	53
Prices provided by other external sources	21	1	—	—	—	—	22
Modeled	18	—	1	—	—	—	19

Total	92	1	1	—	—	—	94

Total sources of fair value	$117	$(4)	$—	$(2)	$(1)	$2	$112

        Market Risk Sensitivity—Substantially all financial instruments and positions affecting the financial statements of FPL Group described below are held for purposes other than trading. Market risk is measured as the potential loss in fair value resulting from hypothetical reasonably possible changes in commodity prices, interest rates or equity prices over the next year. Management has established risk management policies to monitor and manage market risks. FPL Group's Exposure Management Committee (EMC), which is comprised of certain members of senior management, is responsible for the overall approval of market risk management policies and the delegation of approval and authorization levels. The EMC receives periodic updates on market positions and related exposures, credit exposures and overall risk management activities. FPL Group manages its interest rate exposure by monitoring current interest rates and adjusting its variable rate debt in relation to total capitalization.

        FPL Group and its subsidiaries are also exposed to credit risk through their energy marketing and trading operations. Credit risk is the risk that a financial loss will be incurred if a counterparty to a transaction does not fulfill its financial obligation. FPL Group manages counterparty credit risk for its subsidiaries with energy marketing and trading operations through established policies, including counterparty credit limits, and in some cases credit enhancements, such as cash prepayments, letters of credit, cash and other collateral and guarantees. Credit risk is also managed through the use of master netting agreements. FPL Group's credit department monitors current and forward credit exposure to counterparties and their affiliates, both on an individual and an aggregate basis.

        Commodity price risk—FPL Group uses a value-at-risk (VaR) model to measure market risk in its trading and mark-to-market portfolios. The VaR is the estimated nominal loss of market value based on a one-day holding period at a 95% confidence level using historical simulation methodology. As of December 31, 2003 and 2002, the VaR figures are as follows:

	Trading and Managed Hedges			Non-Qualifying Hedges and Hedges in OCI(a)				Total
	FPL	FPL Energy	FPL Group	FPL		FPL Energy	FPL Group	FPL		FPL Energy	FPL Group
	(millions)
December 31, 2002	$—	$—	$—	$1		$3	$4	$1		$3	$4
December 31, 2003	$—	$—	$—	$25	(b)	$5	$26	$25	(b)	$4	$26
Average for the period ended December 31, 2003	$—	$—	$—	$11		$4	$13	$11		$3	$13

(a)
Non-qualifying hedges are employed to reduce the market risk exposure to physical assets which are not marked to market. The VaR figures for the non-qualifying hedges and hedges in OCI category do not represent the economic exposure to commodity price movements.

(b)
In 2003, FPL expanded its fuel hedge program.

        Interest rate risk—FPL Group is exposed to risk resulting from changes in interest rates as a result of issuances of debt, investments in special use funds and interest rate swaps. FPL Group manages its interest rate exposure by monitoring current interest rates and adjusting its variable rate debt in relation to total capitalization.

        The following are estimates of the fair value of FPL Group's financial instruments:

	December 31, 2003			December 31, 2002
	Carrying Amount	Estimated Fair Value		Carrying Amount	Estimated Fair Value
		(millions)
Long-term debt, including current maturities	$9,090	$9,548	(a)	$5,895	$6,222	(a)
Fixed income securities:
Special Use Funds	$1,316	$1,316	(a)	$1,184	$1,184	(a)
Other investments	$57	$57	(a)	$41	$41	(a)
Interest rate swaps—net unrealized loss	$(10)	$(10	)(b)	$—	$—

(a)
Based on quoted market prices for these or similar issues.

(b)
Based on market prices provided by external sources or modeled internally.

        The special use funds of FPL Group include restricted funds set aside to cover the cost of storm damage for FPL and for the decommissioning of FPL Group's nuclear power plants. A portion of these funds is invested in fixed income debt securities carried at their market value. Adjustments to market value result in a corresponding adjustment to the related liability accounts based on current regulatory treatment for FPL. The market value adjustments of FPL Group's non-rate regulated operations result in a corresponding adjustment to OCI. Because the funds set aside by FPL for storm damage could be needed at any time, the related investments are generally more liquid and, therefore, are less sensitive to changes in interest rates. The nuclear decommissioning funds, in contrast, are generally invested in longer-term securities, as decommissioning activities are not expected to begin until at least 2012. See Note 11.

        FPL Group and its subsidiaries use a combination of fixed rate and variable rate debt to manage interest rate exposure. Interest rate swaps are used to adjust and mitigate interest rate exposure when deemed appropriate based upon market conditions or when required by financing agreements. At December 31, 2003, FPL Group had the following interest rate swaps:

Notional Amount	Effective Date	Maturity Date	Rate Paid		Rate Received		Estimated Fair Value
(millions)							(millions)
Fair value hedges—FPL Group Capital:
$150	July 2003	September 2006	variable	(a)	7.625%		$(2)
$150	July 2003	September 2006	variable	(b)	7.625%		(2)
$175	December 2003	June 2004	variable	(c)	6.875%		1

Total fair value hedges							(3)

Cash flow hedges—FPL Energy:
$103	July 2002	December 2007	4.41%		variable	(d)	(4)
$200	August 2003	November 2007	3.557%		variable	(d)	(2)
$94	December 2003	December 2017	4.245%		variable	(e)	(1)

Total cash flow hedges							(7)

Total interest rate hedges							$(10)

(a)
Six-month LIBOR plus 4.9900%

(b)
Six-month LIBOR plus 4.9925%

(c)
Six-month LIBOR plus 4.8921%

(d)
Three-month LIBOR

(e)
One-month LIBOR

        Based upon a hypothetical 10% decrease in interest rates, which is a reasonable near-term market change, the net fair value of FPL Group's net liabilities would increase by approximately $212 million at December 31, 2003.

        Equity price risk—Included in the special use funds of FPL Group are marketable equity securities carried at their market value of approximately $926 million and $689 million at December 31, 2003 and 2002, respectively. A hypothetical 10% decrease in the prices quoted by stock exchanges, which is a reasonable near-term market change, would result in a $93 million reduction in fair value and corresponding adjustments to the related liability accounts based on current regulatory treatment for FPL, or adjustments to OCI for FPL Group's non-rate regulated operations, at December 31, 2003.

        Credit risk—For all derivative and contractual transactions, FPL Group and its subsidiaries' energy marketing and trading operations are exposed to losses in the event of nonperformance by counterparties to these transactions. Relevant considerations when assessing FPL Group and its subsidiaries' energy marketing and trading operations' credit risk exposure include:

  •
  Operations are primarily concentrated in the energy industry.

  •
  Trade receivables and other financial instruments are predominately with energy, utility and financial services related companies, as well as municipalities, cooperatives and other trading companies in the United States.

  •
  Overall credit risk is managed through established credit policies.

  •
  Prospective and existing customers are reviewed for creditworthiness based upon established standards, with customers not meeting minimum standards providing various credit enhancements or secured payment terms, such as letters of credit or the posting of cash collateral.

  •
  The use of master netting agreements to offset cash and non-cash gains and losses arising from derivative instruments with the same counterparty. FPL Group's policy is to have master netting agreements in place with significant counterparties.

        Based on FPL Group's policies and risk exposures related to credit, FPL Group does not anticipate a material adverse effect on its financial position as a result of counterparty nonperformance. As of December 31, 2003, approximately 99% of FPL Group's energy marketing and trading counterparty credit risk exposure is associated with companies that have at least investment grade credit ratings.

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
FPL GROUP, INC.:

        We have audited the accompanying consolidated balance sheets of FPL Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FPL Group, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 10 to the consolidated financial statements, in 2003 FPL Group, Inc. and subsidiaries changed their method of accounting for special-purpose entities to conform to FASB Interpretation No. 46, as revised. Also as discussed in Note 16 to the consolidated financial statements, in 2003 FPL Group, Inc. and subsidiaries changed their method of accounting for asset retirement obligations to conform to Statement of Financial Accounting Standards No. 143.

        As discussed in Note 5 to the consolidated financial statements, in 2002 FPL Group, Inc. and subsidiaries changed their method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
February 26, 2004

FPL GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(millions, except per share amounts)

	Years Ended December 31,
	2003	2002	2001
OPERATING REVENUES	$9,630	$8,173	$8,217

OPERATING EXPENSES
Fuel, purchased power and interchange	4,539	3,576	3,759
Other operations and maintenance	1,626	1,492	1,325
Restructuring and impairment charges	—	207	—
Merger-related	—	—	30
Depreciation and amortization	1,105	952	983
Taxes other than income taxes	829	721	711

Total operating expenses	8,099	6,948	6,808

OPERATING INCOME	1,531	1,225	1,409

OTHER INCOME (DEDUCTIONS)
Interest charges	(379)	(311)	(324)
Preferred stock dividends—FPL	(13)	(15)	(15)
Loss on redemption of preferred stock—FPL	(9)	—	—
Reserve for leveraged leases	—	(48)	—
Equity in earnings of equity method investees	89	76	81
Other—net	42	12	9

Total other deductions—net	(270)	(286)	(249)

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	1,261	939	1,160
INCOME TAXES	368	244	379

INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	893	695	781
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES
FAS 142, "Goodwill and Other Intangible Assets," net of income taxes of $143	—	(222)	—
FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," net of income taxes of $2	(3)	—	—

NET INCOME	$890	$473	$781

Earnings per share of common stock:
Earnings per share before cumulative effect of changes in accounting principles	$5.03	$4.02	$4.63
Cumulative effect of changes in accounting principles	$(0.02)	$(1.28)	$—
Earnings per share	$5.01	$2.74	$4.63
Earnings per share of common stock—assuming dilution:
Earnings per share before cumulative effect of changes in accounting principles	$5.02	$4.01	$4.62
Cumulative effect of changes in accounting principles	$(0.02)	$(1.28)	$—
Earnings per share	$5.00	$2.73	$4.62
Dividends per share of common stock	$2.40	$2.32	$2.24
Weighted-average number of common shares outstanding:
Basic	177.5	172.9	168.7
Assuming dilution	178.2	173.3	168.9

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(millions)

	December 31,
	2003	2002
PROPERTY, PLANT AND EQUIPMENT
Electric utility plant in service and other property	$28,445	$23,664
Nuclear fuel	463	202
Construction work in progress	1,364	2,639
Less accumulated depreciation and amortization	(9,975)	(8,805)

Total property, plant and equipment—net	20,297	17,700

CURRENT ASSETS
Cash and cash equivalents	129	266
Customer receivables, net of allowances of $25 and $26, respectively	816	642
Other receivables	371	223
Materials, supplies and fossil fuel inventory—at average cost	458	448
Deferred clause expenses	348	131
Derivative assets	188	88
Other	160	110

Total current assets	2,470	1,908

OTHER ASSETS
Special use funds	2,248	1,921
Other investments	810	697
Other	1,110	959

Total other assets	4,168	3,577

TOTAL ASSETS	$26,935	$23,185

CAPITALIZATION
Common shareholders' equity	$6,967	$6,390
Preferred stock of FPL without sinking fund requirements	5	226
Long-term debt	8,723	5,790

Total capitalization	15,695	12,406

CURRENT LIABILITIES
Commercial paper	708	1,822
Notes payable	212	375
Current maturities of long-term debt	367	105
Accounts payable	542	458
Customers' deposits	357	316
Accrued interest and taxes	226	169
Deferred clause revenues	48	62
Other	893	604

Total current liabilities	3,353	3,911

OTHER LIABILITIES AND DEFERRED CREDITS
Asset retirement obligations	2,086	—
Accrued asset removal costs	1,902	3,560
Accumulated deferred income taxes	2,155	1,547
Storm and property insurance reserve	327	298
Other	1,417	1,463

Total other liabilities and deferred credits	7,887	6,868

COMMITMENTS AND CONTINGENCIES
TOTAL CAPITALIZATION AND LIABILITIES	$26,935	$23,185

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(millions)

	Years Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$890	$473	$781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,060	908	983
Nuclear fuel amortization	58	—	—
Cumulative effect of changes in accounting principles	5	365	—
Restructuring and impairment charges	—	207	—
Deferred income taxes and related regulatory credit	588	219	(91)
Cost recovery clauses	(186)	135	411
Equity in earnings of equity method investees	(89)	(76)	(102)
Distribution of earnings from equity method investees	68	96	62
Changes in operating assets and liabilities:
Restricted cash	(22)	232	(260)
Customer receivables	(168)	(6)	6
Other receivables	(133)	(79)	102
Material, supplies and fossil fuel inventory	1	(56)	19
Other current assets	(18)	(86)	(32)
Deferred pension cost	(123)	(63)	(110)
Accounts payable	104	(15)	(91)
Customers' deposits	41	31	31
Accrued interest and taxes	57	9	58
Other current liabilities	90	2	55
Other liabilities	9	(26)	98
Other—net	22	68	22

Net cash provided by operating activities	2,254	2,338	1,942

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures of FPL	(1,383)	(1,256)	(1,154)
Independent power investments	(1,461)	(2,103)	(1,977)
Nuclear fuel purchases	(42)	—	—
Capital expenditures of FPL FiberNet, LLC	(8)	(21)	(128)
Contributions to special use funds	(173)	(86)	(77)
Other—net	(22)	199	67

Net cash used in investing activities	(3,089)	(3,267)	(3,269)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuances of long-term debt	2,995	1,770	920
Retirements of long-term debt	(431)	(797)	(87)
Retirements of preferred stock—FPL	(228)	—	—
Net change in short-term debt	(1,238)	214	824
Issuances of common stock	73	378	—
Dividends on common stock	(425)	(400)	(377)
Other—net	(48)	(52)	—

Net cash provided by financing activities	698	1,113	1,280

Net increase (decrease) in cash and cash equivalents	(137)	184	(47)
Cash and cash equivalents at beginning of year	266	82	129

Cash and cash equivalents at end of year	$129	$266	$82

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest (net of amount capitalized)	$342	$311	$373
Cash paid for income taxes (net of refunds totaling $85 and $256 in 2003 and 2002, respectively)	$(77)	$(9)	$433
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Additions to capital lease obligations	$41	$74	$70
Accrual for premium on publicly-traded equity units known as Corporate Units	$—	$111	$—
Additions to debt through the adoption of FIN 46	$515	$—	$—
Additions to property, plant and equipment—net through the adoption of FIN 46	$346	$—	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(millions)

	Common Stock(a)
						Accumulated Other Comprehensive Income (Loss)(b)
	Shares		Aggregate Par Value	Additional Paid-In Capital	Unearned Compensation		Retained Earnings	Common Shareholders' Equity
Balances, December 31, 2000	176		$2	$3,008	$(220)	$—	$2,803
Net income	—		—	—	—	—	781
Dividends on common stock	—		—	—	—	—	(377)
Earned compensation under ESOP	—		—	15	15	—	—
Other comprehensive loss	—		—	—	—	(8)	—
Other	—		—	2	(6)	—	—

Balances, December 31, 2001	176	(c)	2	3,025	(211)	(8)	3,207	$6,015

Net income	—		—	—	—	—	473
Issuances of common stock, net of issuance cost of $10	7		—	378	—	—	—
Dividends on common stock	—		—	—	—	—	(400)
Earned compensation under ESOP	—		—	16	16	—	—
Premium on publicly-traded equity units known as Corporate Units	—		—	(111)	—	—	—
Unamortized issuance cost on publicly-traded equity units known as Corporate Units	—		—	(29)	—	—	—
Other comprehensive income	—		—	—	—	24	—
Other	—		—	5	3	—	—

Balances, December 31, 2002	183	(c)	2	3,284	(192)	16	3,280	$6,390

Net income	—		—	—	—	—	890
Issuances of common stock, net of issuance cost of less than $1	1		—	73	—	—	—
Dividends on common stock	—		—	—	—	—	(425)
Earned compensation under ESOP	—		—	18	16	—	—
Other comprehensive loss	—		—	—	—	(12)	—
Other	—		—	22	(5)	—	—

Balances, December 31, 2003	184	(c)	$2	$3,397	$(181)	$4	$3,745	$6,967

(a)
$0.01 par value, authorized—300,000,000 shares; outstanding 184,264,127, 182,754,905 and 175,854,056 at December 31, 2003, 2002 and 2001, respectively.

(b)
Comprehensive income, which includes net income and other comprehensive income (loss), totaled approximately $878 million, $497 million and $773 million for 2003, 2002 and 2001, respectively.

(c)
Outstanding and unallocated shares held by the Employee Stock Ownership Plan Trust totaled approximately 6 million, 6 million and 7 million at December 31, 2003, 2002 and 2001, respectively.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2003, 2002 and 2001

1.     Summary of Significant Accounting and Reporting Policies

        Basis of Presentation—FPL Group, Inc.'s (FPL Group) operations are conducted primarily through its wholly-owned subsidiary Florida Power & Light Company (FPL) and its wholly-owned indirect subsidiary FPL Energy, LLC (FPL Energy). FPL, a rate-regulated public utility, supplies electric service to approximately 4.1 million customer accounts throughout most of the east and lower west coasts of Florida. FPL Energy invests in independent power projects through both controlled and consolidated entities and non-controlling ownership interests in joint ventures essentially all of which are accounted for under the equity method.

        The consolidated financial statements of FPL Group include the accounts of its respective majority-owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts included in prior years' consolidated financial statements have been reclassified to conform to the current year's presentation. The preparation of financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

        Regulation—FPL is subject to regulation by the Florida Public Service Commission (FPSC) and the Federal Energy Regulatory Commission (FERC). Its rates are designed to recover the cost of providing electric service to its customers including a reasonable rate of return on invested capital. As a result of this cost-based regulation, FPL follows the accounting practices set forth in Statement of Financial Accounting Standards No. (FAS) 71, "Accounting for the Effects of Certain Types of Regulation." FAS 71 indicates that regulators can create assets and impose liabilities that would not be recorded by non-rate regulated entities. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process.

        FPL's regulatory assets and liabilities are as follows:

	December 31,
	2003	2002
	(millions)
Assets (current and noncurrent):
Deferred clause expenses	$348	$131
Litigation settlement (noncurrent portion)	$89	$134
Unamortized debt reacquisition costs	$48	$41
Deferred Department of Energy assessment	$19	$24
Losses deferred and amortized	$1	$2
Liabilities (current and noncurrent):
Accrued asset removal costs (see Note 16)	$1,902	$—
Storm and property insurance reserve (see Note 17—Insurance)	$327	$298
Asset retirement obligation regulatory expense difference	$180	$—
Unamortized investment tax credits	$100	$120
Derivative liability (see Note 3)	$93	$12
Special depreciation and nuclear amortization	$88	$140
Deferred clause revenues	$48	$62
Deferred regulatory credit—income taxes	$46	$73
Gains deferred and amortized	$16	$12

        Cost recovery clauses, which are designed to permit full recovery of certain costs and provide a return on certain assets allowed to be recovered through the various clauses, include substantially all fuel, purchased power and interchange expenses, conservation and certain environmental-related expenses, certain revenue taxes and franchise fees. Revenues from cost recovery clauses are recorded when billed; FPL achieves matching of costs and related revenues by deferring the net under- or over-recovery. Any under-recovered costs or over-recovered revenues are collected from or returned to customers in subsequent periods. Although deferred clause revenues and expenses do not significantly affect net income, the under- or over-recoveries can significantly affect FPL Group's operating cash flows.

        In 2000, a bankruptcy court approved a $222.5 million settlement of a contract dispute between FPL and two qualifying facilities. As approved by the FPSC, FPL is recovering the cost of the settlement through the fuel and purchased power cost recovery clause (fuel clause) and capacity cost recovery clause (capacity clause) over a five-year period which began January 1, 2002. The settlement cost is included in deferred clause expenses and litigation settlement in the table above.

        During 2002, FPL reclassified certain amounts that were previously classified within accumulated depreciation to a regulatory liability. The reclassifications were made as a result of the terms of the 2002-2005 rate agreement, as well as other FPSC actions with regard to accumulated nuclear amortization. The amounts reclassified included $170 million of special depreciation and $99 million of nuclear amortization. During 2003 and 2002, FPL credited depreciation expense for $125 million as permitted under the rate agreement. The $125 million annual credit to depreciation went first to offset the $170 million of special depreciation and the remainder to accumulated depreciation. The $99 million of nuclear amortization is being credited to depreciation expense ratably over the remaining life of the plants, based on the term of the existing operating licenses of the plants, at a rate of $7 million per year. The regulatory liability balances at December 31, 2003 and 2002 are included in other liabilities on FPL Group's consolidated balance sheets. See special depreciation and nuclear amortization in table above.

        If FPL were no longer subject to cost-based rate regulation, the regulatory assets and liabilities would be written off unless regulators specify an alternative means of recovery or refund. In addition, the FPSC has the authority to disallow recovery of costs that it considers excessive or imprudently incurred. The continued applicability of FAS 71 is assessed at each reporting period.

        Various states, other than Florida, have enacted legislation or have state commissions that have issued orders designed to allow retail customers to choose their electricity supplier. This regulatory restructuring is expected to result in a shift from cost-based rates to market-based rates for energy production and other services provided to retail customers. Although the legislation and initiatives vary substantially, common areas of focus include when market-based pricing will be available for wholesale and retail customers, what existing prudently incurred costs in excess of the market-based price will be recoverable and whether generating assets should be separated from transmission, distribution and other assets. It is generally believed transmission and distribution activities would remain regulated. Recently, these state restructuring efforts have diminished and several states have delayed the implementation or reversed previously approved restructuring legislation and rules. Management believes it is unlikely there will be any state actions to restructure the electric industry in Florida in the near future.

        The FPSC promotes competition for building major new steam generating capacity by requiring investor-owned electric utilities, such as FPL, to issue a request for proposal (RFP). The RFP process allows independent power producers and others to bid to supply the needed generating capacity. If a bidder has the most cost-effective alternative, meets other criteria such as financial viability and demonstrates adequate expertise and experience in building and/or operating generation capacity of the type proposed, the investor-owned electric utility would seek to negotiate a power purchase agreement with the selected bidder and request that the FPSC authorize the construction of the bidder's generation capacity under the terms of the power purchase agreement. In 2003, FPL issued an RFP for additional power resources of approximately 1,100 mw beginning in June 2007. In January 2004, after evaluating alternative proposals, FPL concluded that its plan to build a new natural gas-fired plant at its Turkey Point site was the best and most cost-effective option to provide the 1,100 mw. In March 2004, FPL plans to file a petition for approval of this alternative with the FPSC. A decision is expected by mid-2004. This alternative will also be subject to approval by a Siting Board (comprised of the governor and cabinet) under the Florida Electrical Power Plant Siting Act.

        The FERC has jurisdiction over potential changes which could affect competition in wholesale transactions. In 1999, the FERC issued its final order on regional transmission organizations (RTOs) which, under a variety of structures, provides for the independent operation of transmission systems for a given geographic area. In March 2001, the FERC approved GridFlorida LLC (FPL's, Progress Energy Florida, Inc.'s and Tampa Electric Company's proposed RTO) as the RTO for peninsular Florida. In December 2001, the FPSC determined that the RTO as proposed was not in the best interest of Florida customers and required the companies to develop a modified proposal. In March 2002, FPL, Progress Energy Florida, Inc. and Tampa Electric Company filed a modified RTO proposal with the FPSC changing the structure of GridFlorida LLC (GridFlorida) from a for-profit transmission company to a non-profit independent system operator (ISO). Under the proposal, FPL would continue to own its transmission lines and the ISO would manage them. In September 2002, the FPSC approved many of the aspects of the modified RTO proposal, allowing recovery of GridFlorida's incremental costs through the capacity clause. In October 2002, the State of Florida Office of Public Counsel (Public Counsel) filed a notice of administrative appeal with the Supreme Court of Florida seeking an appeal of the FPSC's order. In June 2003, the Florida Supreme Court dismissed the Public Counsel's appeal of the FPSC's approval of GridFlorida without prejudice concluding that the appeal was premature because the FPSC proceedings had not yet been completed and not all aspects of the FPSC's order on appeal were considered final agency action. The FPSC has restored the GridFlorida docket to active status and in December 2003 issued a procedural order establishing a series of workshops through 2004 to address GridFlorida issues.

        In July 2002, the FERC issued a notice of proposed rulemaking to reform public utilities' transmission tariffs and implement a standardized design for electric markets in the United States. The proposed rule would, among other things, require FERC regulated entities, including FPL, that own, control or operate transmission facilities to hire an independent transmission provider, which can be an RTO such as GridFlorida for the operation of those facilities. The proposed rule also will require the independent transmission provider to administer various spot markets for the sale of electricity and ancillary services and to manage congestion on the transmission system using financial congestion rights. Legislators and regulators from the southeast and western states have expressed strong reservations about the FERC's proposal. In April 2003, the FERC issued a White Paper on Wholesale Power Market Platform (White Paper) responding to comments on its proposed rule. The White Paper indicates that the FERC intends to be more flexible on how and when the final rule will be implemented, defer to regional state committees to address significant RTO/ISO features, require regulated utilities to join RTOs or ISOs and require RTOs to implement spot markets. While a moratorium on further action by the FERC was included in the proposed Energy Policy Act, the status of that legislation is uncertain. FPL is evaluating the proposed FERC rule and is currently unable to determine its effects, if any, on FPL's operations.

        Revenues and Rates—FPL's retail and wholesale utility rate schedules are approved by the FPSC and the FERC, respectively. FPL records unbilled base revenues for the estimated amount of energy delivered to customers but not yet billed. Unbilled base revenues are included in customer receivables and amounted to $133 million and $140 million at December 31, 2003 and 2002, respectively. FPL's operating revenues also include amounts resulting from cost recovery clauses (see Regulation), franchise fees and gross receipts taxes. Franchise fees and gross receipts taxes are imposed on FPL; however, the FPSC allows FPL to include in rates charged to customers the amount of the gross receipts tax for all customers and the franchise amount for those customers located in the jurisdiction that imposes the fee. Accordingly, franchise fees and gross receipts taxes are reported gross in operating revenues and taxes other than income taxes, respectively, on FPL Group's consolidated statements of income and were approximately $535 million, $478 million and $498 million in 2003, 2002 and 2001, respectively. FPL also collects municipal utility taxes which are reported gross in customer receivables and accounts payable on FPL Group's consolidated balance sheets. FPL Energy's revenue is recorded as electricity is delivered, which is when revenue is earned.

        In March 2002, the FPSC approved a new rate agreement regarding FPL's retail base rates, which became effective April 15, 2002 and expires December 31, 2005. The 2002-2005 rate agreement replaced a rate agreement that was effective April 15, 1999 through April 14, 2002. Both agreements include a revenue sharing mechanism for each of the twelve-month periods covered by the agreement, whereby revenues from retail base operations in excess of a stated threshold are required to be shared on the basis of two-thirds refunded to retail customers and one-third retained by FPL. Revenues from retail base operations in excess of a second threshold are required to be refunded 100% to retail customers.

        During the term of the 1999-2002 rate agreement, FPL's return on common equity (ROE) was from time to time outside the 10%-12% authorized range. However, the revenue sharing mechanism described above was specified as the appropriate and exclusive mechanism to address that circumstance. The agreement included provisions which limited depreciation rates and accruals for nuclear decommissioning and fossil dismantlement costs to the then approved levels and limited amounts recoverable under the environmental compliance cost recovery clause during the term of that agreement.

        The 2002-2005 rate agreement provides for a $250 million annual reduction in retail base revenues allocated to all customers by reducing customers' base rates and service charges by approximately 7%. The revenue sharing thresholds specified in the 2002-2005 rate agreement are as follows:

	Years Ended December 31,
	2002(a)	2003	2004	2005
	(millions)
66 2/3% to customers	$3,580	$3,680	$3,780	$3,880
100% to customers	$3,740	$3,840	$3,940	$4,040

(a)
Refund was limited to 71.5% (representing the period April 15 through December 31, 2002) of the revenues from base rate operations exceeding the thresholds.

        During the term of the 2002-2005 rate agreement, FPL will not have an authorized regulatory ROE range for the purpose of addressing earnings levels. However, FPL will continue to file monthly earnings surveillance reports with the FPSC and if the reported ROE falls below 10% during the term of the 2002-2005 rate agreement, FPL may petition the FPSC to amend its base rates. The 2002-2005 rate agreement would terminate on the effective date of any final order issued in a proceeding that changes FPL's base rates.

        In April 2002, the South Florida Hospital and Healthcare Association and certain hospitals filed a joint notice of administrative appeal with the FPSC and the Supreme Court of Florida appealing the FPSC's approval of the 2002-2005 rate agreement. The appellants contend that the FPSC rushed to judgment and approved the settlement without the benefit of any evidentiary record to support its actions, and requested that the Supreme Court remand the case to the FPSC for additional proceedings. In November 2003, the Florida Supreme Court heard oral arguments in the appeal. There is no specified time by which the Supreme Court of Florida must rule. FPL intends to continue to vigorously contest this appeal and believes that the FPSC's decision approving the 2002-2005 rate agreement will be upheld.

        Under both the 1999-2002 and the 2002-2005 rate agreements, the accrual for the refund associated with the revenue sharing mechanism is computed monthly for each twelve-month period of the rate agreement. At the beginning of each twelve-month period, planned revenues are reviewed to determine if it is probable that the threshold will be exceeded. If so, an accrual is recorded each month for a portion of the anticipated refund based on the relative percentage of year-to-date planned revenues to the total estimated revenues for the twelve-month period, plus accrued interest. In addition, if in any month actual revenues are above or below planned revenues, the accrual is increased or decreased as necessary to recognize the effect of this variance on the expected refund amount. Under the 2002-2005 rate agreement, the annual refund (including interest) is paid to customers as a credit to their February electric bill. At December 31, 2003 and 2002, the accrual for the revenue refund was approximately $3 million and $11 million, respectively.

        Electric Plant, Depreciation and Amortization—The cost of additions to units of utility property of FPL and FPL Energy is added to electric utility plant. In accordance with regulatory accounting, the cost of FPL's units of utility property retired, less net salvage, is charged to accumulated depreciation. Maintenance and repairs of property as well as replacements and renewals of items determined to be less than units of utility property are charged to other operations and maintenance (O&M) expenses. At December 31, 2003, the electric generating, transmission, distribution and general facilities of FPL represented approximately 44%, 12%, 36% and 8%, respectively, of FPL's gross investment in electric utility plant in service. Substantially all of FPL's properties are subject to the lien of FPL's mortgage, which secures most debt securities issued by FPL. Several of FPL Energy's generating facilities are encumbered by liens against their assets securing various financings. The total balance of FPL Energy's assets serving as collateral was approximately $2.7 billion at December 31, 2003.

        Depreciation of FPL's electric property is primarily provided on a straight-line average remaining life basis. FPL includes in depreciation expense a provision for fossil plant dismantlement and nuclear plant decommissioning (see Decommissioning of Nuclear Plant and Dismantlement of Fossil Plant). For substantially all of FPL's property, depreciation studies are performed and filed with the FPSC at least every four years; however, the 2002-2005 rate agreement requires FPL to continue to depreciate its electric property based on rates approved in April 1999 that became effective January 1, 1998. The weighted annual composite depreciation rate for FPL's electric plant in service, including intangible software, but excluding the effects of decommissioning and dismantlement, was approximately 4.3%, 4.4% and 4.4% for 2003, 2002 and 2001, respectively. Further, these rates exclude the depreciation adjustments discussed below. FPL Energy's electric plants in service less salvage value are depreciated using the straight-line method over their estimated useful lives. FPL Energy's effective depreciation rates were 3.9%, 4.0% and 4.0% for 2003, 2002 and 2001, respectively.

        The 1999-2002 rate agreement (see Revenues and Rates) allowed FPL at its discretion to recover, as special depreciation, up to $100 million in each year of the three-year agreement period. The additional depreciation recovery was required to be applied to nuclear and/or fossil generating assets based on future depreciation studies. Under the 1999-2002 rate agreement, on a calendar year basis FPL recorded nothing in 2002 and 2001. Under the 2002-2005 rate agreement (see Revenues and Rates), depreciation will be reduced on FPL's plant in service by $125 million in each year 2002 through 2005. These depreciation adjustments are included in earnings and will be allocated to the appropriate assets when FPL files its comprehensive depreciation studies at the end of 2005.

        Nuclear Fuel—FPL leases nuclear fuel for all four of its nuclear units. Beginning July 1, 2003, the lessor was consolidated by FPL as a result of adopting the Financial Accounting Standards Board's (FASB) Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities." See Note 10—FPL. For ratemaking purposes, these leases are classified as operating leases. For financial reporting, prior to

July 1, 2003, the capital lease obligation was recorded at the amount due in the event of lease termination. Nuclear fuel lease expense was $31 million for the six months ended June 30, 2003, $71 million in 2002 and $70 million in 2001. Included in this expense was an interest component of $1 million for the six months ended June 30, 2003, $3 million for 2002 and $5 million in 2001. Until July 1, 2003, the lease payments were charged to fuel expense on a unit of production method. Beginning July 1, 2003, the cost of nuclear fuel was capitalized and is being amortized to fuel expense on a unit of production method except for the interest component, which is recorded as interest expense. These charges, as well as a charge for spent nuclear fuel, are recovered through the fuel clause. FPL makes quarterly payments to the lessor for the lease commitments. Under certain circumstances of lease termination, the associated debt ($154 million at December 31, 2003), which was recorded in commercial paper and long-term debt on FPL Group's consolidated balance sheets as a result of the consolidation on July 1, 2003, would become due.

        Seabrook Station (Seabrook) has several contracts for the supply, conversion, enrichment and fabrication of nuclear fuel. See Note 17—Contracts. Seabrook's nuclear fuel costs are charged to fuel expense on a unit of production method.

        Construction Activity—Allowance for funds used during construction (AFUDC) is a non-cash item which represents the allowed cost of capital, including a return on common equity, used to finance construction projects. The portion of AFUDC attributable to borrowed funds is recorded as a reduction of interest expense and the remainder is recorded as other income. The FPSC rules limit the recording of AFUDC to projects that cost in excess of 0.5% of a utility's plant in service balance and require more than one year to complete. The FPSC rules allow construction projects below the 0.5% threshold as a component of rate base. During 2003, AFUDC was capitalized at a rate of 7.84% and amounted to approximately $18 million. See Note 17—Commitments.

        FPL's construction work in progress at December 31, 2003 is primarily attributable to the addition of combined cycle generation at its Martin and Manatee sites. Included in construction work in progress are construction materials, progress payments on turbine generators, third party engineering costs and other costs directly associated with the construction of a project. Upon commencement of plant operation, these costs are transferred to electric utility plant in service. At December 31, 2003 and 2002, FPL recorded approximately $111 million and $61 million, respectively, of construction accruals, which are included in other current liabilities on FPL's Group's consolidated balance sheets.

        FPL Energy capitalizes project development costs once it is probable that such costs will be realized through the ultimate construction of a power plant. At December 31, 2003 and 2002, FPL Energy's capitalized development costs totaled approximately $9 million and $31 million, respectively, which are included in other assets on FPL Group's consolidated balance sheets. These costs include professional services, permits and other third party costs directly associated with the development of a new project. Upon commencement of construction, these costs either are transferred to construction work in progress or remain in other assets, depending upon the nature of the cost. Capitalized development costs are charged to O&M expenses when the development of a project is no longer probable. See Note 6. In addition to capitalized development costs, FPL Energy capitalizes interest on its construction projects. Interest capitalized on construction projects amounted to $83 million, $90 million and $55 million during 2003, 2002 and 2001, respectively. FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction.

        FPL Energy's construction work in progress includes construction materials, prepayments on turbine generators, third party engineering costs, interest and other costs directly associated with the construction and development of the project. Upon commencement of plant operation, these costs are transferred to electric utility plant in service and other property. At December 31, 2003 and 2002, FPL

Energy recorded approximately $174 million and $88 million, respectively, of construction accruals, which are included in other current liabilities on FPL Group's consolidated balance sheets.

        Asset Retirement Obligations—Effective January 1, 2003, FPL Group adopted FAS 143, "Accounting for Asset Retirement Obligations." See Note 16.

        Decommissioning of Nuclear Plant and Dismantlement of Fossil Plant—For ratemaking purposes, FPL accrues for the cost of retirement and disposal of its nuclear and fossil plants over the expected service life of each unit based on decommissioning, dismantlement and depreciation studies periodically filed with the FPSC. Beginning January 1, 2003, FPL began recognizing decommissioning and dismantlement liabilities for financial reporting purposes in accordance with FAS 143, which requires that a liability for the fair value of an asset retirement obligation (ARO) be recognized in the period in which it is incurred with the offsetting associated asset retirement cost capitalized as part of the carrying amount of the long-lived asset. The cost of dismantling the majority of FPL's fossil plants is not considered an ARO. Accordingly, the impact of adopting FAS 143 for dismantlement of fossil plants was not significant. Any differences between expense recognized under FAS 143 and the amount recoverable through rates is deferred in accordance with FAS 71 and was approximately $180 million at December 31, 2003. FPL Energy also records a nuclear decommissioning liability for Seabrook in accordance with FAS 143, representing the fair value of its ultimate decommissioning liability as determined by an independent study. See Regulation, Electric Plant, Depreciation and Amortization and Note 16.

        Decommissioning of Nuclear Plant—Nuclear decommissioning studies are performed at least every five years and are submitted to the FPSC for approval. FPL's latest nuclear decommissioning studies were approved by the FPSC in December 2001 and became effective in May 2002. The changes included, among other things, a reduction in the annual decommissioning expense accrual to $79 million from $85 million. These studies assume prompt dismantlement of Turkey Point Units Nos. 3 and 4 with decommissioning activities commencing in 2012 and 2013, respectively, when the original operating licenses are to expire. Current plans, which are consistent with the term of the original operating licenses, call for St. Lucie Unit No. 1 to be mothballed beginning in 2016, with decommissioning activities to be integrated with the prompt dismantlement of St. Lucie Unit No. 2 beginning in 2023. These studies also assume that FPL will be storing spent fuel on site pending removal to a U.S. government facility. The studies indicate FPL's portion of the ultimate costs of decommissioning its four nuclear units, including costs associated with spent fuel storage, to be $6.4 billion FPL's portion of the ultimate cost of decommissioning its four units, expressed in 2003 dollars, is estimated by the studies to aggregate $2.1 billion. At December 31, 2003, $2,009 million was accrued for nuclear decommissioning, of which $1,907 million was recorded as an ARO, $222 million was recorded as a capitalized net asset related to the ARO, $181 million was recorded as a regulatory liability and $143 million was included in accrued asset removal costs. At December 31, 2002, the provision for nuclear decommissioning included in accrued asset removal costs totaled approximately $1.7 billion. During 2003, in accordance with FAS 143, FPL recognized approximately $101 million of accretion expense related to its nuclear decommissioning obligations, which is included in depreciation and amortization expense. During 2002 and 2001, FPL accrued decommissioning expense of approximately $81 million and $85 million, respectively, which is included in depreciation and amortization expense.

        Restricted trust funds for the payment of future expenditures to decommission FPL's nuclear units are included in special use funds. Consistent with regulatory treatment, securities held in the decommissioning funds are carried at market value with market adjustments resulting in a corresponding adjustment to the related liability accounts. See Note 11—Special Use Funds. Contributions to the funds are based on current period decommissioning expense. Additionally, fund earnings, net of taxes, are reinvested in the funds. The tax effects of amounts not yet recognized for tax purposes are included in accumulated deferred income taxes.

        Seabrook's current decommissioning funding plan is based on a funding date of 2026. The funding plan is based on a comprehensive nuclear decommissioning study reviewed by the New Hampshire Nuclear Decommissioning Financing Committee (NDFC) in 1999 and is effective for four years. Seabrook filed an updated nuclear decommissioning study in mid-2003 with the NDFC. These studies assume that Seabrook would begin decommissioning in 2026 and that FPL Energy's 88.23% portion of the ultimate cost of decommissioning Seabrook, including costs associated with spent fuel storage, is $1.5 billion, or $553 million, expressed in 2003 dollars. At December 31, 2003, FPL Energy had an ARO related to nuclear decommissioning of $163 million. At December 31, 2002, FPL Energy's provision for nuclear decommissioning was approximately $152 million and is included in accrued asset removal costs on FPL Group's consolidated balance sheets. The liability is being accreted using the interest method over an assumed license extension period that runs through 2050. In 2003 and 2002, FPL Energy recorded approximately $11 million and $2 million of accretion expense, respectively, related to Seabrook's nuclear decommissioning liability, which is included in depreciation and amortization expense. FPL Energy's 88.23% portion of Seabrook's restricted trust fund for the payment of future expenditures to decommission Seabrook is included in special use funds. Marketable securities held in the decommissioning fund are classified as available for sale and are carried at market value with market adjustments resulting in a corresponding adjustment to other comprehensive income. Fund earnings are reinvested in the funds either on a pretax or after tax basis. The tax effects of amounts not yet recognized for tax purposes are included in accumulated deferred income taxes. See Note 11—Special Use Funds.

        Dismantlement of Fossil Plant—Fossil fuel plant dismantlement studies are performed and filed with the FPSC at least every four years. FPL's latest fossil fuel plant dismantlement studies became effective January 1, 2003, and indicated an increase in the annual expense from $16 million to $19 million. The studies indicate that FPL's portion of the ultimate cost to dismantle its fossil units is $668 million. At December 31, 2003 and 2002, the provision for fossil dismantlement included in accrued asset removal costs totaled approximately $274 million and $260 million, respectively. FPL recognized fossil dismantlement expense of approximately $19 million in 2003 and $16 million in both 2002 and 2001, which is included in depreciation and amortization expense.

        Accrual for Major Maintenance Costs—Consistent with regulatory treatment, FPL's estimated nuclear maintenance costs for each nuclear unit's next planned outage are accrued over the period from the end of the last outage to the end of the next planned outage. During 2002, the FPSC authorized deferral and amortization of the estimated costs for inspection and repair of FPL's four reactor vessel heads on a levelized basis over a five-year period beginning in 2002. The accrued liability for nuclear maintenance costs, including those for the reactor vessel heads, at December 31, 2003 and 2002 totaled $52 million and $51 million, respectively, and is included in other current liabilities and other liabilities. Any difference between the estimated and actual costs is included in O&M expenses when known.

        FPL Energy's estimated major maintenance costs for each generating unit's next planned outage are accrued over the period from the end of the last outage to the end of the next planned outage. The accrued liability for FPL Energy's major maintenance costs totaled $41 million and $47 million at December 31, 2003 and 2002, respectively, and is included in other liabilities. Any difference between the estimated and actual costs is included in O&M expenses when known.

        Cash Equivalents—Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

        Restricted Cash—At December 31, 2003 and 2002, FPL Group had approximately $76 million and $36 million, respectively, of restricted cash included in other current assets on FPL Group's consolidated balance sheets, essentially all of which is restricted for debt service payments, construction liabilities and O&M expenses.

        Allowance for Doubtful Accounts—FPL maintains an accumulated provision for uncollectible customer accounts receivable that is determined by multiplying the previous six months of revenues by a bad debt percentage, which represents an average of the past two years' actual write-offs. Additional amounts are included in the provision to address specific items that are not considered in the calculation described above. FPL Energy and FPL FiberNet, LLC (FPL FiberNet) regularly review collectibility of their receivables and establish a provision for losses when necessary using the specific identification method.

        Inventory—FPL values materials, supplies and fossil fuel inventory using a weighted-average cost method. FPL Energy's oil and gas inventories are carried at the lower of cost or market using a weighted-average cost basis. FPL Energy's spare parts are carried at the lower of cost or market using specifically identified cost. FPL FiberNet utilizes a weighted-average cost method to value its inventory.

        Energy Trading—FPL Energy engages in limited energy trading activities to optimize the value of electricity and fuel contracts and generating facilities, as well as to take advantage of expected favorable commodity price movements. In accordance with Emerging Issues Task Force Issue No. (EITF) 02-3, trading contracts that meet the definition of a derivative are accounted for at market value and realized gains and losses from all trading contracts, including those where physical delivery is required, are recorded net for all periods presented. See Note 3.

        Storm Fund—The storm and property insurance reserve fund (storm fund) provides coverage toward FPL's storm damage costs and possible retrospective premium assessments stemming from a nuclear incident under the various insurance programs covering FPL's nuclear generating plants. Securities held in the fund are carried at market value with market adjustments resulting in a corresponding adjustment to the storm and property insurance reserve. See Note 11—Special Use Funds and Note 17—Insurance. Fund earnings, net of taxes, are reinvested in the fund. The tax effects of amounts not yet recognized for tax purposes are included in accumulated deferred income taxes. Accordingly, at December 31, 2003, the storm and property insurance reserve (approximately $327 million) equals the amount in the storm fund (approximately $200 million) plus related deferred income taxes (approximately $127 million).

        Investments in Leveraged Leases—Subsidiaries of FPL Group have investments in leveraged leases, which at December 31 of both 2003 and 2002 totaled $106 million, and are included in other investments on FPL Group's consolidated balance sheets. The related deferred tax liabilities totaled $99 million and $108 million at December 31, 2003 and 2002, respectively, and are included in accumulated deferred income taxes. See Note 17—Other Contingencies.

        Impairment of Long-Lived Assets—FPL Group evaluates on an ongoing basis the recoverability of its assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as described in FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 6.

        Goodwill and Other Intangible Assets—Effective January 1, 2002, FPL Group adopted FAS 142, "Goodwill and Other Intangible Assets." Under this statement, the amortization of goodwill is no longer permitted. Instead, goodwill is assessed for impairment at least annually by applying a fair value based test. See Note 5.

        Stock-Based Compensation—FAS 123, "Accounting for Stock-Based Compensation," encourages a fair value based method of accounting for stock-based compensation. In May 2003, FPL Group announced it would begin using the fair value based method of accounting for stock-based compensation beginning in 2004. Through 2003, however, FPL Group used the intrinsic value based method of accounting as permitted by the statement. Stock-based compensation expense was approximately $19 million, $23 million and $22 million in 2003, 2002 and 2001, respectively. Compensation expense for restricted stock and performance shares is the same under the fair value and the intrinsic value based methods. The following table illustrates the effect on net income and earnings per share if FPL Group's compensation expense relating to options had been determined using the fair value based method:

	Years Ended December 31,
	2003	2002	2001
	(millions, except per share amounts)
Net income, as reported	$890	$473	$781
Deduct: Stock option-based compensation expense determined under the fair value based, net of related income tax effects	(7)	(7)	(6)

Pro forma net income	$883	$466	$775

Earnings per share:
Basic—as reported	$5.01	$2.74	4.63
Basic—pro forma	$4.97	$2.69	4.60
Assuming dilution—as reported	$5.00	$2.73	4.62
Assuming dilution—pro forma	$4.96	$2.69	4.59

        The weighted-average fair value of options granted was $8.37, $9.33 and $10.17 in 2003, 2002 and 2001, respectively. The fair value of the options granted in 2003, 2002 and 2001 were estimated on the date of the grant using the Black-Scholes option-pricing model with a weighted-average expected dividend yield of 3.97%, 4.04% and 4.23%, a weighted-average expected volatility of 19.99%, 19.18% and 19.01%, a weighted-average risk-free interest rate of 3.48%, 4.99% and 4.98%, respectively, and a weighted-average expected term of 7 year for each of three years.

        Retirement of Long-Term Debt—Gains and losses that result from differences in FPL's reacquisition cost and the book value of long-term debt which is retired are deferred and amortized to interest expense ratably over the remaining life of the original issue, which is consistent with its treatment in the ratemaking process. See Regulation. FPL Group Capital Inc (FPL Group Capital) recognizes as expense any such excess at time of retirement.

        Retirement of Preferred Stock—Gains and losses that result from differences in FPL's reacquisition cost and the book value of preferred stock which is retired are recognized as expense at the time of retirement.

        Income Taxes—Deferred income taxes are provided on all significant temporary differences between the financial statement and tax bases of assets and liabilities. FPL Group's subsidiaries are included in the consolidated federal income tax return and determine their income tax provisions on the "separate return method." The deferred regulatory credit—income taxes of FPL represents the revenue equivalent of the difference in accumulated deferred income taxes computed under FAS 109, "Accounting for Income Taxes," as compared to regulatory accounting rules. This amount is being amortized in accordance with the regulatory treatment over the estimated lives of the assets or liabilities which resulted in the initial recognition of the deferred tax amount. Investment tax credits (ITC) for FPL are deferred and amortized to income over the approximate lives of the related property in accordance with the regulatory treatment. Production tax credits generated by certain wind operations of FPL Energy are utilized currently as a reduction of current income taxes payable, unless limited by tax law in which instance they are recorded as deferred tax assets. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. See Regulation and Note 4.

        Guarantees—FPL Group accounts for payment guarantees and related contracts, for which it or a subsidiary is the guarantor, under FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others," which requires that the fair value of guarantees provided to unconsolidated entities entered into after December 31, 2002 be recorded on the balance sheet. See Note 17—Commitments.

        Variable Interest Entities (VIEs)—In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." The interpretation requires FPL Group to assess the variable interests it holds and to determine if those entities are VIEs. See Note 10.

2.     Employee Retirement Benefits

        FPL Group sponsors a noncontributory defined benefit pension plan for substantially all employees of FPL Group and its subsidiaries. In addition, FPL Group sponsors a substantially contributory postretirement plan for health care and life insurance benefits (other benefits) for retirees of FPL Group and its subsidiaries meeting certain eligibility requirements who elect participation at the time of retirement.

        Benefit Obligations—FPL Group uses a measurement date of September 30 for its pension and other benefits plans. The following table provides a reconciliation of the changes in the benefit obligations of the plans:

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
	(millions)
Obligation at October 1 of prior year	$1,405	$1,353	$469	$387
Service cost	51	52	7	6
Interest cost	83	84	27	24
Participant contributions	—	—	3	2
Plan amendments	—	(3)	—	—
Seabrook acquisition	—	48	—	12
Special termination benefits	—	4	—	—
Actuarial (gains) losses—net	53	(55)	8	68
Benefit payments	(93)	(78)	(26)	(30)

Obligation at September 30	$1,499	$1,405	$488	$469

        FPL Group's accumulated benefit obligation, which includes no assumption about future compensation levels, for its pension plan at September 30, 2003 and 2002 was $1,449 million and $1,357 million, respectively.

        The following table provides the weighted-average assumptions used to determine benefit obligations for the plans. These rates are used in determining net periodic benefit cost in the following year.

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
Discount rate	5.50%	6.00%	5.50%	6.00%
Rate of compensation increase	4.00%	4.50%	4.00%	4.50%

        A 9.50% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2004. The rate was assumed to decrease gradually to 5.00% by 2012 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one percentage point change in assumed health care cost trend rates would have the following effect:

	One Percentage Point
	Increase	Decrease
	(millions)
Effect on other benefits obligation at September 30, 2003	$9	$(9)

        Plan Assets—The following table provides a reconciliation of the fair value of assets of the plans. Employer contributions and benefits paid in the table below include only those amounts contributed directly to, or paid directly from, plan assets.

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
	(millions)
Fair value of plan assets at October 1 of prior year	$2,388	$2,546	$45	$74
Actual return on plan assets	402	(80)	15	(1)
Employer contributions	—	—	18	—
Participant contributions	—	—	2	2
Benefit payments	(93)	(78)	(26)	(30)

Fair value of plan assets at September 30	$2,697	$2,388	$54	$45

        FPL Group's current investment policy for the pension plan recognizes the benefit of protecting the plan's funded status, thereby avoiding the necessity of future employer contributions. Its broad objectives are to achieve a high rate of total return with a prudent level of risk taking while maintaining sufficient liquidity and diversification to avoid large losses while preserving capital.

        FPL Group's pension plan fund has a relatively conservative strategic asset allocation that targets a mix of 50% equity investments and 50% fixed income investments. The fund's investment strategy emphasizes traditional investments, broadly diversified across the global equity and fixed income markets, utilizing a combination of different investment styles and vehicles. The pension fund's equity investments include direct equity holdings and assets classified as equity commingled vehicles. Similarly, its fixed income investments include direct debt security holdings and assets classified as debt security commingled vehicles. These equity and debt security commingled vehicles include common and collective trusts, pooled separate accounts, registered investment companies or other forms of pooled investment arrangements.

        At September 30, the asset allocation for FPL Group's pension fund is as follows:

Asset Category	2003	2002
Equity	16%	15%
Equity commingled vehicles	35	30
Debt securities	32	34
Debt security commingled vehicles	17	21

Total	100%	100%

        With regard to its other benefits, FPL Group's policy is to fund claims as incurred during the year through FPL Group contributions, participant contributions and plan assets. The other benefits' assets are invested with a focus on assuring the availability of funds to pay benefits while maintaining sufficient diversification to avoid large losses and preserve capital. The other benefits plan fund has a relatively conservative strategic asset allocation that targets a mix of 55% equity investments and 45% fixed income investments. The fund's investment strategy emphasizes traditional investments, diversified among equity and fixed income investments. The fund's equity investments include direct equity holdings and assets classified as equity commingled vehicles. Similarly, its fixed income investments include direct debt security holdings and assets classified as debt security commingled vehicles. These equity and debt commingled vehicles include common and collective trusts, pooled separate accounts, registered investment companies or other forms of pooled investment arrangements.

        At September 30, the asset allocation for FPL Group's other benefits fund is as follows:

Asset Category	2003	2002
Equity	33%	25%
Equity commingled vehicles	14	16
Debt securities	2	37
Debt security commingled vehicles	51	22

Total	100%	100%

        Funded Status—The following table reconciles the funded status of the plans to the amounts on the consolidated balance sheets:

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
	(millions)
Fair value of plan assets	$2,697	$2,388	$54	$45
Benefit obligation	(1,499)	(1,405)	(488)	(469)

Funded status at September 30	1,198	983	(434)	(424)
Unrecognized prior service (benefit) cost	(38)	(43)	—	—
Unrecognized transition (asset) obligation	(23)	(47)	31	35
Unrecognized (gain) loss	(459)	(338)	119	127
Other	—	—	6	—

Prepaid (accrued) benefit cost at December 31	$678	$555	$(278)	$(262)

        Expected Cash Flows—FPL Group does not expect to make contributions to the pension plan in calendar year 2004. FPL Group expects to contribute $27 million to the other benefits plan in calendar year 2004.

        The following table provides information about benefit payments expected to be paid by the plans for each of the following calendar years:

	Pension Benefits	Other Benefits
	(millions)
2004	$101	$33
2005	$106	$36
2006	$114	$39
2007	$121	$43
2008	$126	$47
2009-2013	$693	$279

        Net Periodic Cost—The following table provides the components of net periodic benefit (income) cost for the plans:

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2003	2002	2001	2003	2002	2001
	(millions)
Service cost	$51	$52	$48	$7	$6	$6
Interest cost	83	84	82	27	24	24
Expected return on plan assets	(199)	(196)	(185)	(4)	(6)	(7)
Amortization of transition (asset) obligation	(23)	(23)	(23)	3	3	3
Amortization of prior service (benefit) cost	(5)	1	5	—	—	—
Amortization of (gains) losses	(30)	(32)	(37)	6	1	—
Cost of special termination benefits	—	4	—	—	—	—

Net periodic benefit (income) cost	$(123)	$(110)	$(110)	$39	$28	$26

        The following table provides the weighted-average assumptions used to determine net periodic benefit (income) cost for the plans:

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2003	2002	2001	2003	2002	2001
Discount rate	6.00%	6.25%	6.75%	6.00%	6.25%	6.75%
Salary increase	4.50%	5.50%	5.50%	4.50%	5.50%	5.50%
Expected long-term rate of return(a)	7.75%	7.75%	7.75%	7.75%	7.75%	7.75%

(a)
In developing the expected long-term rate of return on assets assumption for its plans, FPL Group evaluated input from its actuaries as well as information available in the market place. FPL Group considered the 10-year and 20-year historical median returns for a portfolio with an equity/bond asset mix similar to its funds. FPL Group also considered its funds' historical compounded returns. No specific adjustments were made to reflect expectations of future returns.

        Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have had the following effect:

	One Percentage Point
	Increase	Decrease
	(millions)
Effect on total service and interest cost at September 30, 2003	$1	$(1)

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a voluntary prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans that provide at least an actuarially equivalent benefit. The Act became law after FPL Group's September 30, 2003 measurement date. As a result of this Act, in January 2004, the FASB issued Staff Position FAS 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." Accordingly, FPL Group must decide in the first quarter of 2004 whether to begin recognizing the effects of the Act or defer recognition, pending authoritative guidance on the appropriate accounting treatment for the federal subsidy.

3.     Derivative Instruments

        Effective January 2001, FPL Group adopted FAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by FAS 137 and 138 (collectively, FAS 133). As a result, beginning in January 2001, derivative instruments are recorded on FPL Group's consolidated balance sheets as either an asset or liability (in derivative assets, other assets, other current liabilities and other liabilities) measured at fair value. FPL Group uses derivative instruments (primarily forward purchases and sales, swaps, options and futures) to manage the commodity price risk inherent in fuel and electricity contracts, as well as to optimize the value of power generation assets.

        Effective July 2003, FPL Group adopted FAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies financial accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. There was no financial statement impact upon adoption of FAS 149. However, the statement could have a significant future impact on the number of contracts that will be marked to market through earnings.

        Effective July 2002, FPL Group adopted EITF 02-03. In accordance with this guidance, trading contracts that meet the definition of a derivative are accounted for at market value and realized gains and losses from all trading contracts, including those where physical delivery is required, are recorded net for all periods presented.

        Effective October 2003, FPL Group adopted EITF 03-11, which provides guidance on whether to report realized gains or losses on physically settled derivative contracts not held for trading purposes on a gross or net basis and requires realized gains or losses on derivative contracts that do not settle physically to be reported on a net basis. The guidance in EITF 03-11 was applied to all periods presented and was applied using a revised definition of "physical delivery." Based on changes made by FAS 149, FPL Group believes that where offsetting positions exist at the same location for the same time, the transactions are considered to have been netted and therefore, under these new rules, physical delivery has not occurred. Previously, FPL Group generally reported contracts requiring physical delivery of a commodity on a gross basis, even when an offsetting position existed. Under EITF 03-11, FPL Group reduced operating revenues and fuel, purchased power and interchange expense by $416 million for the nine months ended September 30, 2003 and $134 million and $115 million for the years ended December 31, 2002 and 2001, respectively.

        Effective October 2003, FPL Group also adopted the U.S. Securities and Exchange Commission (SEC) staff guidance requiring the realized and unrealized effects of derivative instruments not accounted for as hedges to be reported within the same caption on the statements of income. All periods presented have been reclassified to reflect this guidance. Previously, FPL Group reflected unrealized gains and losses related to non-qualifying hedges in other—net and the related realized gains and losses for these instruments within the line items in the statements of income to which they relate. The following table reflects the effects of FPL Group adopting the SEC staff guidance:

		Years Ended December 31,
	Nine Months Ended September 30, 2003
		2002	2001
	(millions)
Increase (decrease) by line item:
Operating revenues	$7	$(4)	$6
Fuel, purchased power and interchange	$6	$(1)	$(7)
Other—net	$(1)	$3	$(13)

        At FPL, substantially all changes in fair value are deferred as a regulatory asset or liability until the contracts are settled. Upon settlement, any related gains or losses will be passed through the fuel clause and the capacity clause. For FPL Group's non-rate regulated operations, predominantly FPL Energy, changes in the derivatives' fair value are recognized net in operating revenues for trading and managed hedge activities and in the same line item as the related realized amounts for non-qualifying hedges in FPL Group's consolidated statements of income unless hedge accounting is applied. While substantially all of FPL Energy's derivative transactions are entered into for the purposes described above, hedge accounting is only applied where specific criteria are met and it is practicable to do so. In order to apply hedge accounting, the transaction must be designated as a hedge, it must be highly effective and physical delivery must be probable for forecasted commodity transactions. The hedging instrument's effectiveness is assessed utilizing regression analysis at the inception of the hedge and on at least a quarterly basis throughout its life. Hedges are considered highly effective when a correlation coefficient of .8 or higher is achieved. Substantially all of the transactions that FPL Group has designated as hedges are cash flow hedges which have expiration dates through December 2008. The effective portion of the gain or loss on a derivative instrument designated as a cash flow hedge is reported as a component of other comprehensive income and is reclassified into earnings in the period(s) during which the transaction being hedged affects earnings. The ineffective portion of these hedges flows through earnings in the current period. Settlement gains and losses are included within the line items in the statements of income to which they relate.

        Unrealized mark-to-market gains (losses) on derivative transactions for both consolidated subsidiaries and equity method investees are as follows:

	Years Ended December 31,
	2003	2002	2001
	(millions)
Consolidated subsidiaries	$16	$5	$13
Equity method investees	$21	$5	$(1)

4.     Income Taxes

        The components of income taxes, including deferred regulatory credit, are as follows:

	Years Ended December 31,
	2003	2002	2001
	(millions)
Federal:
Current	$(181)	$(70)	$432
Deferred	507	283	(76)
ITC	(20)	(20)	(22)

Total federal	306	193	334

State:
Current	(21)	(22)	55
Deferred	83	73	(10)

Total state	62	51	45

Total income taxes	$368	$244	$379

        A reconciliation between the effective income tax rates and the applicable statutory rates is as follows:

	Years Ended December 31,
	2003	2002	2001
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increases (reductions) resulting from:
State income taxes—net of federal income tax benefit	3.2	3.5	2.5
Allowance for other funds used during construction	(0.4)	—	—
Amortization of ITC	(1.6)	(2.1)	(1.9)
Production tax credits—FPL Energy	(6.2)	(5.7)	(2.3)
Amortization of deferred regulatory credit—income taxes	(0.8)	(1.1)	(1.0)
Adjustments of prior years' tax matters	(0.6)	(3.2)	(0.8)
Preferred stock dividends—FPL	0.4	0.6	0.5
Other—net	0.2	(1.0)	0.7

Effective income tax rate	29.2%	26.0%	32.7%

        The income tax effects of temporary differences giving rise to consolidated deferred income tax liabilities and assets are as follows:

	December 31,
	2003	2002
	(millions)
Deferred tax liabilities:
Property-related	$2,570	$2,010
Investment-related	297	275
Other	632	492

Total deferred tax liabilities	3,499	2,777

Deferred tax assets and valuation allowance:
Asset writedowns	244	250
Unamortized ITC and deferred regulatory credit—income taxes	56	74
Storm and decommissioning reserves	362	331
Post retirement benefits	108	102
Other	601	494
Valuation allowance	(27)	(21)

Net deferred tax assets	1,344	1,230

Accumulated deferred income taxes	$2,155	$1,547

        Deferred tax liabilities associated with property-and investment-related assets reflect additional first year depreciation as allowed by recent tax legislation. In addition, a capital loss from the disposition in a prior year of an FPL Group Capital subsidiary was limited by Internal Revenue Service (IRS) rules. FPL Group challenged the IRS loss limitation and in March 2002, the IRS conceded the issue. Accordingly, FPL Group recognized approximately $30 million of net tax benefits in the first quarter of 2002.

5.     Goodwill and Other Intangible Assets

        Effective January 1, 2002, FPL Group adopted FAS 142, "Goodwill and Other Intangible Assets." Under this statement, the amortization of goodwill is no longer permitted. Instead, goodwill is assessed for impairment at least annually by applying a fair value based test. In January 2002, FPL Energy recorded an impairment loss of $365 million ($222 million after tax) as the cumulative effect of adopting FAS 142, eliminating all goodwill previously included in other assets on FPL Group's consolidated balance sheets. Estimates of fair value were determined using discounted cash flow models.

        The following table provides reported net income and earnings per share excluding the impact of adopting FAS 142 and the pro forma effect on prior years of excluding goodwill amortization expense:

	Years Ended December 31,
	2002	2001
	(millions, except per share amounts)
Net income	$473	$781
Add back: Cumulative effect of adopting FAS 142, net of income taxes of $143	222	—

Net income excluding cumulative effect	695	781
Add back: Goodwill amortization, net of income taxes of $4	—	6

Adjusted net income	$695	$787

Earnings per share (basic)	$2.74	$4.63
Add back: Cumulative effect of adopting FAS 142	1.28	—

Earnings per share excluding cumulative effect	4.02	4.63
Add back: Goodwill amortization	—	0.03

Adjusted earnings per share (basic)	$4.02	$4.66

Earnings per share (assuming dilution)	$2.73	$4.62
Add back: Cumulative effect of adopting FAS 142	1.28	—

Earnings per share excluding cumulative effect	4.01	4.62
Add back: Goodwill amortization	—	0.04

Adjusted earnings per share (assuming dilution)	$4.01	$4.66

6.     Restructuring and Impairment Charges

        FPL Group recorded charges totaling $207 million ($127 million after tax) in the third quarter of 2002 due to unfavorable market conditions in the wholesale energy and telecommunications markets. As of September 30, 2002, approximately $29 million of the total nonrecurring charges were recognized as liabilities and were included in other current liabilities on FPL Group's consolidated balance sheets. During 2003 and 2002, approximately $24 million and $3 million, respectively, were charged against the liabilities. As of December 31, 2003, a balance of approximately $2 million remains and is included in other current liabilities on FPL Group's consolidated balance sheets.

        FPL Energy—Over the last several years, there has been a general decline in the wholesale energy markets, including deterioration in forward prices and reduced liquidity, as well as increasing credit concerns that have limited the number of counterparties with which FPL Energy does business. During 2002, FPL Energy conducted a thorough review of its business development plans, organizational structure and expenses. As a result, FPL Energy decided to substantially exit fossil-fueled greenfield merchant power plant development activities, which resulted in the write-off of approximately $67 million ($41 million after tax) of previously capitalized development costs.

        An agreement for the supply of gas turbines and other related equipment was renegotiated during 2002 to significantly reduce the commitment to purchase such equipment, resulting in a charge totaling approximately $16 million ($10 million after tax).

        FPL Energy also realigned its organizational structure during 2002 to lower general and administrative expenses and took other actions associated with the restructuring. The operating lease agreement with a special purpose entity and the related credit facility used to finance certain turbine purchases were terminated during 2002. Together these resulted in a charge of approximately $20 million ($12 million after tax).

        Corporate and Other—Due to the changing telecommunications market, FPL FiberNet completed valuation studies to assess the recoverability of its assets and as a result in 2002 recorded charges of approximately $104 million ($64 million after tax). Of this amount, $85 million ($52 million after tax) represents an impairment charge related to property, plant and equipment, the fair value of which was determined based on a discounted cash flow analysis. Additionally, FPL FiberNet decided not to pursue the planned build-out of metro fiber rings in certain cities, and restructuring charges of $19 million ($12 million after tax) were recognized related to the write-off of development costs and inventory.

7.     Merger

        In July 2000, FPL Group and Entergy Corporation (Entergy) announced a proposed merger, which was approved by the shareholders of the respective companies in December 2000. Subsequently, a number of factors led FPL Group to conclude the merger would not achieve the synergies or create the shareholder value originally contemplated when the merger was announced. As a result, on April 1, 2001, FPL Group and Entergy mutually terminated the merger agreement. Both companies agreed that no termination fee was payable under the terms of the merger agreement as a result of this termination. Each company paid its own merger-related expenses. FPL Group recorded $30 million in merger-related expenses in 2001, of which FPL recorded $26 million ($16 million after tax) and Corporate and Other recorded $4 million ($3 million after tax).

8.     Comprehensive Income

        The following table provides the components of comprehensive income and accumulated other comprehensive income (loss):

		Accumulated Other Comprehensive Income (Loss)
	Net Income	Net Unrealized Gains (Losses) On Cash Flow Hedges	Other	Total	Comprehensive Income
	(millions)
Balances, December 31, 2000		$—	$—	$—
Net income	$781				$781
Net unrealized loss on cash flow hedges:
FAS 133 transition adjustment (net of $6 tax expense)		10	—	10	10
Effective portion of net unrealized loss (net of $13 tax benefit)		(21)	—	(21)	(21)
Reclassification adjustment (net of $2 tax expense)		3	—	3	3

Balances, December 31, 2001		(8)	—	(8)	$773

Net income	$473				$473
Net unrealized gain on cash flow hedges:
Effective portion of net unrealized gain (net of $21 tax expense)		33	—	33	33
Reclassification adjustment (net of $4 tax benefit)		(6)	—	(6)	(6)
Minimum supplemental executive retirement plan liability adjustment (net of $3 tax benefit)		—	(4)	(4)	(4)
Net unrealized gain on available for sale securities (net of $1 tax expense)		—	1	1	1

Balances, December 31, 2002		19	(3)	16	497

Net income	$890				$890
Net unrealized gain on cash flow hedges:
Effective portion of net unrealized gain:(a)
Consolidated subsidiaries (net of $7 tax expense)		11	—	11	11
Equity method investees (net of $7 tax expense)		11	—	11	11
Reclassification adjustment:(b)
Consolidated subsidiaries (net of $23 tax benefit)		(35)	—	(35)	(35)
Equity method investees (net of $7 tax benefit)		(12)	—	(12)	(12)
Net unrealized loss on interest rate swaps (net of $3 tax benefit)		(4)	—	(4)	(4)
Net unrealized gain on available for sale securities (net of $11 tax expense)		—	17	17	17

Balances, December 31, 2003		$(10)	$14	$4	$878

(a)
Approximately $1 million of FPL Group's accumulated other comprehensive income at December 31, 2003 will be reclassified into earnings within the next 12 months as the hedged fuel is consumed or as electricity is sold.

(b)
Includes amounts reclassified into earnings due to settlements of approximately $44 million and discontinuance of cash flow hedges of approximately $3 million for which the hedged transaction is no longer probable of occurring.

9.     Jointly-Owned Electric Plant

        The following FPL Group subsidiaries own undivided interests in the jointly-owned facilities described below, and are entitled to a proportionate share of the output from those facilities. Accordingly, each subsidiary includes its proportionate share of the facilities and related revenues and expenses in the appropriate balance sheet and income statement captions. FPL Group's and FPL's share of direct expenses for these facilities are included in fuel, purchased power and interchange, other operations and maintenance, depreciation and amortization and taxes other than income taxes on FPL Group's consolidated statements of income.

        FPL—FPL owns approximately 85% of St. Lucie Unit No. 2, 20% of the St. Johns River Power Park units and coal terminal and approximately 76% of Scherer Unit No. 4. At December 31, 2003, FPL's proportionate share of the gross investment in these units was $1.178 billion, $328 million and $575 million, respectively; accumulated depreciation was $825 million, $200 million and $355 million, respectively. FPL is responsible for its share of the operating costs, as well as providing its own financing. These costs are included in FPL Group's consolidated statements of income. At December 31, 2003, there was no significant balance of construction work in progress on these facilities. See Note 17—Litigation.

        FPL Energy—To strengthen its competitive position in the northeast energy market, on November 1, 2002, FPL Energy completed the purchase of an 88.23% undivided interest, or 1,024 megawatts (mw), in Seabrook located in New Hampshire. The transaction was financed through general funds of FPL Group Capital. Since November 1, 2002, FPL Energy's proportionate share of Seabrook's results have been included in FPL Group's consolidated financial statements. The following table summarizes the allocation of purchase price based upon estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (millions):

Property, plant and equipment	$774
Decommissioning trust fund	227
Other assets	61

Total assets acquired	1,062

Nuclear decommissioning liability	150
Other liabilities	104

Total liabilities assumed	254

Net assets acquired	$808

        At December 31, 2003, FPL Energy's proportionate share of the gross investment in property, plant and equipment was $843 million and accumulated depreciation was $49 million. FPL Energy is responsible for its share of the operating costs, as well as providing its own financing. These costs are included in FPL Group's consolidated statements of income. At December 31, 2003, included in gross investment in property, plant and equipment was $35 million of construction work in progress for capital projects underway at Seabrook.

        FPL Energy owns approximately 61.78% of Wyman Station Unit No. 4, an oil-fired power plant unit located in Maine. At December 31, 2003, FPL Energy's proportionate share of the gross investment in property, plant and equipment was $75 million and accumulated depreciation was $17 million. FPL Energy is responsible for its share of the operating costs, as well as providing its own financing. These costs are included in FPL Group's consolidated statements of income. At December 31, 2003, there was no construction work in progress on this power plant.

10.   Variable Interest Entities

        In January 2003, the FASB issued FIN 46, "Consolidations of Variable Interest Entities." In December 2003, the FASB revised FIN 46, which partially delayed its effective date for public companies until the first quarter of 2004, but permitted companies to choose earlier adoption for some or all of their investments. FIN 46 requires the consolidation of entities which are determined to be VIEs when the reporting company determines that it will absorb a majority of the VIE's expected losses, receive a majority of the VIE's residual returns, or both. The company that is required to consolidate the VIE is called the primary beneficiary. Conversely, the reporting company would be required to deconsolidate VIEs which are currently consolidated when the company is not considered to be the primary beneficiary. Variable interests are contractual, ownership or other monetary interests in an entity that change with changes in the fair value of the entity's net assets exclusive of variable interests. An entity is considered to be a VIE when its capital is insufficient to permit it to finance its activities without additional subordinated financial support or its equity investors, as a group, lack the characteristics of having a controlling financial interest.

        FPL Group consolidated two VIEs as of July 1, 2003, which are discussed below. FPL Group will continue to analyze its other investments and contractual relationships to determine if other entities should be consolidated or deconsolidated in accordance with FIN 46.

        FPL—FPL leases nuclear fuel for all four of its nuclear units. For ratemaking purposes, these leases are classified as operating leases. For financial reporting, the capital lease obligation was recorded at the amount due in the event of lease termination. FPL makes quarterly payments to the lessor for the lease commitments. The lessor has issued senior secured notes to fund the procurement of nuclear fuel and has established a revolving credit facility to support its commercial paper program. FPL has provided an unconditional guarantee of the payment obligations of the lessor under the notes and credit facility.

        FPL Energy—In 2000, an FPL Energy subsidiary entered into an operating lease agreement with a special purpose entity (SPE) lessor to lease a 550-mw combined-cycle power generation plant through 2007. At the inception of the lease, the lessor obtained the funding commitments required to complete the acquisition, development and construction of the plant through debt and equity contributions from investors who are not affiliated with FPL Group. At December 31, 2002, the commitment was capped at costs incurred of $380 million. The $380 million commitment included $364 million of debt and $16 million of equity. The conditions to achieve project completion were satisfied as of December 27, 2002, at which time the base lease term began. The FPL Energy subsidiary began making quarterly lease payments on March 31, 2003. The quarterly lease payments are intended to cover the lessor's debt service, which includes a stated yield to equity holders and certain other costs.

        The FPL Energy subsidiary has the option to purchase the plant at any time during the remaining lease term for 100% of the outstanding principal balance of the loans and equity contributions made to the SPE, all accrued and unpaid interest and yield, and all other fees, costs and amounts then due and owing pursuant to the provisions of the related financing documents. However, under certain limited events of default, the FPL Energy subsidiary can be required to purchase the plant for the same cost. If the FPL Energy subsidiary does not elect to purchase the plant at the end of the lease term, a residual value guarantee must be paid, and the plant will be sold. Any proceeds received by the lessor in excess of the outstanding debt and equity will be given to the FPL Energy subsidiary. FPL Group Capital has guaranteed certain obligations of the FPL Energy subsidiary under the lease agreement. The equity holders control the lessor.

        As a result of the consolidation of the above mentioned VIEs beginning July 1, 2003, FPL Group's consolidated balance sheet line items increased (decreased) by the following amounts:

FPL Group
(millions)
Assets:
Electric utility plant in service and other property	$354
Nuclear fuel	257
Less accumulated depreciation and amortization	265
Materials, supplies and fossil fuel inventory	9
Other	11

Total Assets	$366

Capitalization and Liabilities:
Retained earnings	$(5)
Accumulated other comprehensive loss	(7)
Long-term debt	486
Commercial paper	29
Accounts payable	(12)
Other	(125)

Total Capitalization and Liabilities	$366

        The cumulative effect on FPL Group's net income of implementing FIN 46 for the VIEs discussed above is approximately a $3 million loss (net of income taxes of $2 million).

11.   Financial Instruments

        The carrying amounts of cash equivalents, commercial paper and notes payable approximate fair values. At December 31, 2003 and 2002, other investments of FPL Group included financial instruments of approximately $300 million and $240 million, respectively, the majority of which consist of notes receivable that are carried at estimated fair value or cost, which approximates fair value. See Notes 12 and 17—Other Contingencies.

        The following estimates of the fair value of financial instruments have been made using available market information. However, the use of different market assumptions or methods of valuation could result in different estimated fair values.

	December 31, 2003			December 31, 2002
	Carrying Amount	Estimated Fair Value		Carrying Amount	Estimated Fair Value
	(millions)
Long-term debt, including current maturities	$9,090	$9,548	(a)	$5,895	$6,222	(a)
Special Use Funds:
Storm fund	$200	$200	(a)	$183	$183	(a)
Nuclear decommissioning fund	$2,048	$2,048	(a)	$1,738	$1,738	(a)
Other investments	$57	$57	(a)	$41	$41	(a)
Interest rate swaps—net unrealized loss	$(10)	$(10	)(b)	$—	$—

(a)
Based on quoted market prices for these or similar issues.

(b)
Based on market prices provided by external sources or modeled internally.

        Special Use Funds—The special use funds consist of storm fund and nuclear decommissioning fund assets. Securities held in the special use funds are carried at estimated fair value based on quoted market prices. Nuclear decommissioning funds consist of approximately 45% equity securities and 55% municipal, government, corporate and mortgage- and other asset-backed debt securities with a weighted-average maturity of approximately 7 years. The storm fund primarily consists of municipal debt securities with a weighted-average maturity of approximately 3 years. The cost of securities sold is determined on the specific identification method.

        The following tables provide the special use funds approximate gains and losses and proceeds from the sale of securities:

	Years Ended December 31,
	2003	2002	2001
	(millions)
Realized gains	$26	$28	$30
Realized losses	$20	$16	$16
Proceeds from sale of securities	$2,735	$2,524	$1,778
	December 31,
	2003		2002
	(millions)
Unrealized gains	$300		$143
Unrealized losses	$2	(a)	$44

(a)
At December 31, 2003, FPL Group had 9 securities in an unrealized loss position for greater than twelve months. The total unrealized loss on these securities was less than $1 million and the fair value was approximately $8 million.

        Regulations issued by the FERC and the Nuclear Regulatory Commission (NRC) provide general risk management guidelines to protect nuclear decommissioning trust funds and to allow such funds to earn a reasonable return. The FERC regulations set forth in the Code of Federal Regulations prohibit investments in any securities of FPL Group or its subsidiaries, affiliates or associates, excluding investments tied to market indices or other mutual funds. Similar restrictions applicable to the decommissioning trust fund for FPL Energy's Seabrook nuclear plant are contained in the NRC operating license for that facility. Effective December 24, 2003, NRC regulations applicable to NRC licensees not in cost-of-service environments require similar investment restrictions. The NRC's regulations permit licensees with operating licenses containing conditions restricting the use of decommissioning trust funds to rely on those conditions in lieu of compliance with the new NRC regulations. FPL Energy's Seabrook nuclear plant contains such restrictions in its NRC operating license. With respect to the decommissioning trust fund for FPL Energy's Seabrook nuclear plant, decommissioning trust fund withdrawals are also regulated by the NDFC pursuant to New Hampshire law.

        The special use funds are managed by investment managers who must comply with the guidelines and rules of the applicable regulatory authorities, FPL Group and FPL. The special use fund assets are invested in order to optimize the after-tax earnings of these funds, giving consideration to liquidity, risk, diversification and other prudent investment objectives.

        Interest Rate Swaps—FPL Group and its subsidiaries use a combination of fixed rate and variable rate debt to manage interest rate exposure. Interest rate swaps are used to adjust and mitigate interest rate exposure when deemed appropriate based upon market conditions or when required by financing agreements. At December 31, 2003, FPL Group had the following interest rate swaps:

Notional Amount	Effective Date	Maturity Date	Rate Paid		Rate Received		Estimated Fair Value
(millions)							(millions)
Fair value hedges—FPL Group Capital:
$150	July 2003	September 2006	variable	(a)	7.625%		$(2)
$150	July 2003	September 2006	variable	(b)	7.625%		(2)
$175	December 2003	June 2004	variable	(c)	6.875%		1

Total fair value hedges							(3)

Cash flow hedges—FPL Energy:
$103	July 2002	December 2007	4.41%		variable	(d)	(4)
$200	August 2003	November 2007	3.557%		variable	(d)	(2)
$ 94	December 2003	December 2017	4.245%		variable	(e)	(1)

Total cash flow hedges							(7)

Total interest rate hedges							$(10)

(a)
Six-month LIBOR plus 4.9900%

(b)
Six-month LIBOR plus 4.9925%

(c)
Six-month LIBOR plus 4.8921%

(d)
Three-month LIBOR

(e)
One-month LIBOR

12.   Investments in Partnerships and Joint Ventures

        FPL Energy has non-controlling non-majority owned interests in various partnerships and joint ventures, essentially all of which are electricity producers. At December 31, 2003 and 2002, FPL Energy's investment in partnerships and joint ventures totaled approximately $346 million and $310 million, respectively, which is included in other investments on FPL Group's consolidated balance sheets. FPL Energy's interest in these partnerships and joint ventures range from approximately 5.5% to 50%. At December 31, 2003, the principal entities included in FPL Energy's investments in partnerships and joint ventures were Bastrop Energy Partners, LP, Northeast Energy, LP, Cherokee County Cogeneration Partners, LP, Luz Solar Partners LTD., VIII and Luz Solar Partners LTD., IX.

        Summarized combined information for these five entities is as follows:

	2003	2002
	(millions)
Net income	$118	$112
Total assets	$1,629	$1,660
Total liabilities	$1,052	$1,158
Partners' equity	$577	$502
FPL Energy's share of underlying equity in the five entities	$289	$248
Difference between investment carrying amount and underlying equity in net assets(a)	(12)	(10)

FPL Energy's investment carrying amount for the five entities	$277	$238

(a)
The majority of the difference between the investment carrying amount and the underlying equity in net assets is being amortized over the remaining life of the investee's assets.

        Certain subsidiaries of FPL Energy provide services to the partnerships and joint ventures, including O&M and business management services. FPL Group's operating revenues for the years ended December 31, 2003, 2002 and 2001 include approximately $16 million, $16 million and $14 million, respectively, related to such services. The receivables at December 31, 2003 and 2002, for these services, as well as for payroll and other payments made on behalf of these investees, were approximately $19 million and $15 million, respectively, and are included in other current assets on FPL Group's consolidated balance sheets.

        Notes receivable (long- and short-term) include approximately $107 million and $94 million at December 31, 2003 and 2002, respectively, due from partnerships and joint ventures in which FPL Energy has an ownership interest. The notes receivable mature in 2004 through 2014 and the majority bear interest at variable rates, which ranged from approximately 6.1% to 8.5% at December 31, 2003 and 5.0% to 6.8% at December 31, 2002. Interest income on these notes totaling approximately $6 million, $8 million and $12 million for the years ended December 31, 2003, 2002 and 2001, respectively, is included in other—net in FPL Group's consolidated statements of income. The associated interest receivables as of December 31, 2003 and 2002 were less than $1 million, respectively, and are included in other current assets on FPL Group's consolidated balance sheets.

13.   Common Stock

        Earnings per share—The reconciliation of FPL Group's basic and diluted earnings per share is shown below:

	Years Ended December 31,
	2003	2002	2001
	(millions, except per share amounts)
Numerator (basic and assuming dilution):
Net income	$890	$473	$781

Denominator:
Weighted-average number of shares outstanding—basic	177.5	172.9	168.7
Performance share awards and shareholder value awards, options and equity units (a)	0.7	0.4	0.2

Weighted-average number of shares outstanding—assuming dilution	178.2	173.3	168.9

Earnings per share:
Basic	$5.01	$2.74	$4.63
Assuming dilution	$5.00	$2.73	$4.62

(a)
Performance share awards and shareholder value awards are included in diluted weighted-average number of shares outstanding based upon what would be issued if the end of the reporting period was the end of the term of the award. Options and equity units (known as Corporate Units) are included in diluted weighted-average number of shares outstanding by applying the treasury stock method.

        Shares issuable upon the exercise of stock options and settlement of purchase contracts that form a part of equity units, which were not included in the denominator above due to their antidilutive effect, were approximately 1 million in 2003, 11 million in 2002 and 1.6 million in 2001. See Note 15.

        Common Stock Dividend Restrictions—FPL Group's charter does not limit the dividends that may be paid on its common stock. As a practical matter, the ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. In 2003, 2002 and 2001, FPL paid, as dividends to FPL Group, its net income available to FPL Group on a one-month lag basis. In addition, during 2002, FPL paid special dividends totaling $375 million to FPL Group. FPL's charter and a mortgage securing FPL's first mortgage bonds contain provisions that, under certain conditions, restrict the payment of dividends and other distributions to FPL Group. These restrictions do not currently limit FPL's ability to pay dividends to FPL Group.

        Employee Stock Ownership Plan (ESOP)—The employee thrift plans of FPL Group include a leveraged ESOP feature. Shares of common stock held by the trust for the thrift plans (Trust) are used to provide all or a portion of the employers' matching contributions. Dividends received on all shares, along with cash contributions from the employers, are used to pay principal and interest on an ESOP loan held by FPL Group Capital. Dividends on shares allocated to employee accounts and used by the Trust for debt service are replaced with an equivalent amount of shares of common stock at prevailing market prices. For purposes of computing basic and fully diluted earnings per share, ESOP shares that have been committed to be released are considered outstanding.

        ESOP-related compensation expense of approximately $25 million, $24 million and $24 million in 2003, 2002 and 2001, respectively, was recognized based on the fair value of shares allocated to employee accounts during the period. Interest income on the ESOP loan is eliminated in consolidation. ESOP-related unearned compensation included as a reduction of shareholders' equity at December 31,

2003 was approximately $170 million, representing approximately 6 million unallocated shares at the original issue price of $29 per share. The fair value of the ESOP-related unearned compensation account using the closing price of FPL Group stock at December 31, 2003 was approximately $383 million.

        Long-Term Incentive Plan—At December 31, 2003, approximately 9 million shares of common stock were reserved and 7.6 million were available for awards (including outstanding awards) to officers and employees of FPL Group and its subsidiaries under FPL Group's long-term incentive plan. Restricted stock is issued at market value at the date of grant, typically vests within four years and is subject to, among other things, restrictions on transferability. Performance share awards and shareholder value awards are typically payable at the end of a three- or four-year performance period if the specified performance criteria are met.

        The changes in awards under the long-term incentive plan are as follows:

		Performance Share and Shareholder Value Awards	Options
	Restricted Stock		Number	Weighted-Average Exercise Price
Balances, December 31, 2000	81,250	19,000	392,168	$39.58
Granted	263,825 (a)	617,420 (b)	2,009,200 (c)	$62.04
Paid/released/exercised	(6,600)	(41,492)	(120,380)	$39.01
Forfeited	(30,750)	(49,849)	(137,174)	$62.61

Balances, December 31, 2001	307,725	545,079	2,143,814	$59.19
Granted	127,325 (a)	206,605 (b)	1,669,625 (c)	$54.27
Paid/released/exercised	(123,095)	(246,246)	(69,101)	$41.19
Forfeited	(13,250)	(86,949)	(99,208)	$59.09

Balances, December 31, 2002	298,705	418,489	3,645,130	$57.29
Granted	234,345 (a)	210,433 (b)	1,605,970 (c)	$56.13
Paid/released/exercised	(112,918)	(169,095)	(118,301)	$47.88
Forfeited	(37,444)	(64,181)	(352,387)	$55.63

Balances, December 31, 2003	382,688	395,646	4,780,412 (d)	$57.24

(a)
The weighted-average grant date fair value of restricted stock granted in 2003, 2002 and 2001 was $59.00, $54.82 and $60.19 per share, respectively.

(b)
The weighted-average grant date fair value of performance share and shareholder value awards in 2003, 2002 and 2001 was $61.33, $56.95 and $70.25 per share, respectively.

(c)
The exercise price of each option granted in 2003, 2002 and 2001 equaled the market price of common stock on the date of grant. Accordingly, the weighted-average grant date intrinsic value of all options granted is $0. Stock options typically vest within three years and have a maximum term of ten years.

(d)
Of the options outstanding at December 31, 2003, 1,444,204 options were exercisable and had exercise prices ranging from $38.13 to $65.13 per share with a weighted-average exercise price of $57.84 per share and a weighted-average remaining contractual life of 7.3 years. The remainder of the outstanding options had exercise prices ranging from $52.64 to $65.13 per share with a weighted-average exercise price of $57.00 per share and a weighted-average remaining contractual life of 8.4 years.

        Other—Each share of common stock has been granted a Preferred Share Purchase Right (Right), at an exercise price of $120, subject to adjustment, in the event of certain attempted business combinations. The Rights will cause substantial dilution to a person or group attempting to acquire FPL Group on terms not approved by FPL Group's board of directors.

14.   Preferred Stock

        FPL Group's charter authorizes the issuance of 100 million shares of serial preferred stock, $0.01 par value. None of these shares are outstanding. FPL Group has reserved 3 million shares for issuance upon exercise of preferred share purchase rights which expire in June 2006. Preferred stock of FPL consists of the following:(a)

	December 31, 2003
			December 31,
	Shares Outstanding(b)	Redemption Price
			2003	2002
			(millions)
Cumulative, $100 Par Value, without sinking fund requirements, authorized 15,822,500 shares:
4 1/2% Series	—	$—	$—	$10
4 1/2% Series A	50,000	$103.25	5	5
4 1/2% Series B	—	$—	—	5
4 1/2% Series C	—	$—	—	6
4.32% Series D	—	$—	—	5
4.35% Series E	—	$—	—	5
6.98% Series S	—	$—	—	75
7.05% Series T	—	$—	—	50
6.75% Series U	—	$—	—	65

Total preferred stock of FPL	50,000		$5	$226

(a)
FPL's charter also authorizes the issuance of 5 million shares of subordinated preferred stock, no par value. None of these shares are outstanding. There were no issuances or redemptions of preferred stock in 2002 or 2001. In November 2003, FPL redeemed 2.2 million shares of preferred stock with an aggregate par value of $221 million for redemption prices per share ranging from $101.00 to $103.52. In January 2004, FPL sold 0.2 million shares of 4 1/2% Series V preferred stock with an aggregate par value of $20 million to FPL Group.

(b)
FPL's preferred shares are entitled to dividends at the stated rates in preference to FPL's common stockholder, FPL Group. In the event of voluntary liquidation, the outstanding preferred shares have preference over common shares until an amount equal to the current redemption price of all shares has been paid. In the event of involuntary liquidation, outstanding preferred shares shall have preference over common shares until the full par value of all shares and all unpaid accumulated dividends thereon have been paid.

15.   Debt

        Long-term debt consists of the following:

	December 31,
	2003	2002
	(millions)
FPL
First mortgage bonds:
Maturing through 2005—6 7/8%	$500	$500
Maturing 2008 through 2013—4.85% to 6.00%	825	825
Maturing 2025 through 2034—5 5/8% to 7 1/20%	1,000	417
Medium-term notes—maturing 2003 through 2006—2.34% to 5.79%	135	70
Pollution control and industrial development series—maturing 2023 through 2027—6.70% to 7.15%	—	24
Pollution control, solid waste disposal and industrial development revenue bonds—maturing 2020 through 2029—variable, 1.1% and 1.6% weighted average annual interest rates, respectively	633	609
Unamortized discount	(19)	(11)

Total long-term debt of FPL	3,074	2,434
Less current maturities	—	70

Long-term debt of FPL, excluding current maturities	3,074	2,364

FPL Group Capital:
Debentures—maturing 2004 through 2009—1 7/8% to 7 5/8%	2,600	1,900
Debentures—maturing 2005—variable, 1.45% weighted average annual interest rate	400	—
Debentures, related to FPL Group's equity units—maturing 2007 and 2008—4.75% to 5.00%	1,081	1,081
Other long-term debt—maturing 2013—7.35%	5	5
Term loan facilities—maturing 2004 through 2005—variable, 1.82% and 2.04% weighted average annual interest rates, respectively	175	100
Fair value swaps (see Note 11)	(3)	—
Unamortized discount	(6)	(7)

Total long-term debt of FPL Group Capital	4,252	3,079
Less current maturities	275	—
Less fair value swap on current maturities (see Note 11)	1	—

Long-term debt of FPL Group Capital, excluding current maturities	3,976	3,079

FPL Energy:
Senior secured bonds—maturing 2017 through 2023—6.639% to 7.52%	852	382
Senior secured notes—maturing 2020—7.11%	115	—
Construction term facility—maturing 2008—variable, 2.90% weighted average annual interest rate	315	—
Other long-term debt—maturing 2007 through 2017—variable, 2.32% weighted average annual interest rate	482	—

Total long-term debt of FPL Energy	1,764	382
Less current maturities	91	35

Long-term debt of FPL Energy, excluding current maturities	1,673	347

Total long-term debt	$8,723	$5,790

        In January 2004, FPL issued $240 million principal amount of 5.65% first mortgage bonds maturing in February 2035. The proceeds were used to repay a portion of its short-term borrowings and for other corporate purposes.

        Minimum annual maturities of long-term debt are approximately $367 million, $1,294 million, $1,351 million, $1,493 million and $1,021 million for 2004, 2005, 2006, 2007 and 2008, respectively.

        At December 31, 2003, commercial paper borrowings and notes payable had a weighted-average interest rate of 1.24%. Available lines of credit aggregated approximately $3.0 billion ($2.0 billion for FPL Group Capital and $1.0 billion for FPL) at December 31, 2003, all of which were based on firm commitments. While no direct borrowings were outstanding at December 31, 2003, undrawn letters of credit totaling $85 million were outstanding under the FPL Group Capital credit facilities. No letters of credit were outstanding under the FPL credit facilities.

        FPL Group Capital has guaranteed certain debt and other obligations of FPL Energy and its subsidiaries. FPL Group has guaranteed certain payment obligations of FPL Group Capital, including most of those under FPL Group Capital's debt, including all of its debentures and commercial paper issuances, as well as most of its guarantees.

        In February 2002, FPL Group sold a total of 11.5 million publicly-traded equity units known as Corporate Units, and in connection with that financing, FPL Group Capital issued $575 million principal amount of 4.75% debentures due February 16, 2007. The interest rate on the debentures is expected to be reset on or after November 16, 2004. The interest rate resets, upon a successful remarketing of the debentures, at the rate the debentures should bear to have an approximate market value of 100.5% of par. Payment of FPL Group Capital debentures is absolutely, irrevocably and unconditionally guaranteed by FPL Group. Each Corporate Unit initially consisted of a $50 FPL Group Capital debenture and a purchase contract pursuant to which the holder will purchase $50 of FPL Group common shares on or before February 16, 2005, and FPL Group will make payments of 3.75% of the unit's $50 stated value until the shares are purchased. Under the terms of the purchase contracts, FPL Group will issue between 9,271,300 and 10,939,950 shares of common stock in connection with the settlement of the purchase contracts (subject to adjustment under certain circumstances) and receive approximately $575 million.

        In June 2002, FPL Group sold concurrently a total of 5.75 million shares of common stock and 10.12 million 8% Corporate Units. In connection with the corporate units financing, FPL Group Capital issued $506 million principal amount of 5% debentures due February 16, 2008. The interest rate on the debentures is expected to be reset on or after August 16, 2005. The interest rate resets, upon a successful remarketing of the debentures, at the rate the debentures should bear to have an approximate market value of 100.5% of par. Payment of FPL Group Capital debentures is absolutely, irrevocably and unconditionally guaranteed by FPL Group. Each 8% Corporate Unit initially consisted of a $50 FPL Group Capital debenture and a purchase contract pursuant to which the holder will purchase $50 of FPL Group common shares on or before February 16, 2006, and FPL Group will make payments of 3% of the unit's $50 stated value until the shares are purchased. Under the terms of the purchase contracts, FPL Group will issue between 7,450,344 and 8,940,008 shares of common stock in connection with the settlement of the purchase contracts (subject to adjustment under certain circumstances) and receive approximately $506 million.

        Prior to the issuance of FPL Group's common stock, the purchase contracts will be reflected in FPL Group's diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of FPL Group common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by FPL Group in the market, at the average market price during the period, using the proceeds receivable upon settlement.

16.   Asset Retirement Obligations

        Effective January 1, 2003, FPL Group adopted FAS 143, "Accounting for Asset Retirement Obligations." This statement requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred with the offsetting associated asset retirement cost capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over its useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation and amortization expense in the consolidated statements of income. Prior to January 1, 2003, FPL accrued for decommissioning and dismantlement costs over the life of the related asset through depreciation expense.

        Upon adoption of FAS 143, with respect to amounts for nuclear decommissioning, FPL recorded an ARO of approximately $1.8 billion, capitalized a net asset related to the ARO of approximately $231 million and reversed the approximately $1.6 billion it had previously recorded in accumulated depreciation. The difference, approximately $29 million, was deferred as a regulatory liability. FPL's AROs other than nuclear decommissioning were not significant. The adoption of FAS 143 results in timing differences in the recognition of legal asset retirement costs for financial reporting purposes and the method the FPSC allows FPL to recover in rates. Accordingly, any differences between the ongoing expense recognized under FAS 143 and the amount recoverable through rates are deferred in accordance with FAS 71. FPL recorded accretion expense of approximately $101 million for the year ended December 31, 2003. No other adjustments were made to FPL's ARO during the year ended December 31, 2003.

        FPL Group has identified but not recognized ARO liabilities related to electric transmission and distribution (T&D) and telecommunications assets resulting from easements over property not owned by FPL Group. These easements are generally perpetual and only require retirement action upon abandonment or cessation of use of the property for the specified purpose. The ARO liability is not estimable for such easements as FPL Group intends to utilize these properties indefinitely. In the event FPL Group decides to abandon or cease the use of a particular easement, an ARO liability would be recorded at that time.

        In addition to the amounts recorded by FPL, upon adoption of FAS 143, FPL Energy increased its ARO by approximately $6 million to a total ARO of approximately $164 million and increased its net property, plant and equipment by approximately $6 million. Approximately $152 million of FPL Energy's ARO related to the nuclear decommissioning obligation of Seabrook, and the remainder primarily represented the current estimated fair value of obligations to dismantle its wind facilities located on leased property and certain hydro facilities. The cumulative effect on FPL Energy's net income of adopting FAS 143 was immaterial. FPL Energy recorded accretion expense of approximately $12 million for the year ended December 31, 2003, and approximately $2 million in additional ARO liabilities relating to new wind assets which caused FPL Energy's ARO to increase to approximately $178 million at December 31, 2003.

        Had FAS 143 been applied in 2002 and 2001, FPL Group would have recorded AROs of approximately $2.0 billion and $1.7 billion at December 31, 2002 and 2001, respectively. Additionally,

had FPL Group applied FAS 143 in the years ended December 31, 2002 and 2001, FPL Group's net income and earnings per share would have been as follows:

	Years Ended December 31,
	2002	2001
	(millions, except per share amounts)
Pro forma:
Net income	$473	$780
Earnings per share (basic)	$2.73	$4.62
Earnings per share (assuming dilution)	$2.73	$4.62
As reported:
Net income	$473	$781
Earnings per share (basic)	$2.74	$4.63
Earnings per share (assuming dilution)	$2.73	$4.62

        Based on FPSC rules and regulations, FPL also accrues for asset removal costs that do not meet the definition of an ARO under FAS 143, or are not estimable as discussed above. In 2003, upon adoption of FAS 143, FPL reclassified the accrued asset removal costs that do not meet the definition of an ARO to a regulatory liability on FPL Group's consolidated balance sheets, which totaled $1,902 million at December 31, 2003. This amount is comprised of $143 million for nuclear decommissioning costs (see Note 1—Decommissioning of Nuclear Plant), $274 million of fossil dismantlement costs (see Note 1—Dismantlement of Fossil Plants) and $1,485 million of costs for transmission, distribution and other property. At December 31, 2002, FPL's accrued asset removal costs included the total provision for nuclear decommissioning of $1,726 million, $260 million of fossil dismantlement and $1,410 million for transmission, distribution and other property. For FPL Energy, accrued asset removal costs totaled $164 million at December 31, 2002.

17.   Commitments and Contingencies

        Commitments—FPL Group and its subsidiaries have made commitments in connection with a portion of their projected capital expenditures. Capital expenditures at FPL consist of the cost for construction or acquisition of additional facilities and equipment to meet customer demand, as well as capital improvements to and maintenance of existing facilities. At FPL Energy, capital expenditures include, among other things, the construction of a gas-fired power plant and nuclear fuel (including capitalized interest). FPL FiberNet's capital expenditures primarily include costs to sustain its fiber optic network and meet customer specific requirements. Capital expenditures for 2004 through 2008 are estimated to be as follows:

	2004	2005	2006	2007	2008	Total
	(millions)
FPL:
Generation:(a)
New(b)	$385	$290	$265	$105	$—	$1,045
Existing	430	430	355	455	270	1,940
Transmission and distribution	605	700	690	700	715	3,410
Nuclear fuel	95	75	80	100	80	430
General and other	130	155	175	180	165	805

Total	$1,645	$1,650	$1,565	$1,540	$1,230	$7,630

FPL Energy:(c)
Gas	$140	$5	$—	$—	$—	$145
Nuclear fuel and other	85	35	60	60	15	255

Total	$225	$40	$60	$60	$15	$400

FPL FiberNet	$10	$10	$10	$10	$10	$50

  (a)
  Includes AFUDC of approximately $61 million, $52 million, $39 million, $59 million and $71 million in 2004, 2005, 2006, 2007 and 2008, respectively.

  (b)
  Includes generating structures, transmission interconnection and integration, licensing and AFUDC.

  (c)
  Estimated capital expenditures exclude estimates for the development of new wind projects pending the enactment of legislation reestablishing the production tax credits for new wind facilities.

        In addition to estimated capital expenditures listed above, FPL and FPL Energy have long-term contracts related to purchased power and/or fuel (see Contracts below). As of December 31, 2003, FPL Energy had approximately $1.1 billion in firm commitments primarily for natural gas transportation and storage, firm transmission service, nuclear fuel and a portion of its capital expenditures. Additionally, during 2003, a subsidiary of FPL Group Capital committed to lend up to $250 million under a secured loan to a third party, which matures no later than June 30, 2006. As of December 31, 2003, $47 million had been drawn on under the loan. FPL Group has guaranteed certain payment obligations of FPL Group Capital, including most payment obligations under FPL Group Capital's debt.

        FPL Group accounts for payment guarantees and related contracts, for which it or a subsidiary is the guarantor, under FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others," which requires that the fair value of guarantees provided to unconsolidated entities entered into after December 31, 2002, be recorded on the balance sheet. At December 31, 2003, subsidiaries of FPL Group have guaranteed purchase and sale of power and fuel agreement obligations and debt service payments relating to agreements that existed at December 31, 2002. The term of the guarantees is equal to the term of the related debt, or purchase and sale of power and fuel agreement, with terms ranging from 30 days to 20 years. The maximum potential amount of future payments that could be required under these guarantees at December 31, 2003 was approximately $19 million. At December 31, 2003, FPL Group did not have any liabilities recorded for these guarantees. In certain instances, FPL Group can seek recourse from third parties for 50% of any amount paid under the guarantees.

        FPL Energy has guaranteed certain performance obligations of a power plant owned by a wholly-owned subsidiary as part of a power purchase agreement (PPA) that expires in 2027. Under the PPA, the subsidiary could incur market-based liquidated damages for failure to meet contractual minimum outputs. In addition, certain subsidiaries of FPL Energy have contracts that require certain projects to meet annual minimum generation amounts. Failure to meet the annual minimum generation amounts would result in the FPL Energy subsidiary incurring specified liquidated damages. Based on past performance of these and similar projects and current forward prices, management believes that the exposure associated with these guarantees is not material.

        Contracts—FPL has entered into long-term purchased power and fuel contracts. FPL is obligated under take-or-pay purchased power contracts with JEA (formerly known as the Jacksonville Electric Authority) and with subsidiaries of The Southern Company (Southern Companies) to pay for approximately 1,300 mw of power through mid-2010 and 381 mw thereafter through 2021. FPL also has various firm pay-for-performance contracts to purchase approximately 900 mw from certain cogenerators and small power producers (qualifying facilities) with expiration dates ranging from 2005 through 2026. The purchased power contracts provide for capacity and energy payments. Energy payments are based on the actual power taken under these contracts, and the Southern Companies' contract is subject to minimum quantities. Capacity payments for the pay-for-performance contracts are subject to the qualifying facilities meeting certain contract conditions. FPL has various agreements with several electricity suppliers to purchase an aggregate of up to approximately 1,200 mw of power with expiration dates ranging from 2004 through 2007. In general, the agreements require FPL to make capacity payments and supply the fuel consumed by the plants under the contracts. FPL has medium- to long-term contracts for the transportation and supply of natural gas, coal and oil with various expiration dates through 2028.

        FPL Energy has long-term contracts primarily for the transportation and storage of natural gas and firm transmission service with expiration dates ranging from 2005 through 2033. FPL Energy also has several contracts for the supply, conversion, enrichment and fabrication of Seabrook's nuclear fuel with expiration dates ranging from 2004 to 2014.

        The required capacity and minimum payments under these contracts are estimated to be as follows:

	2004	2005	2006	2007	2008	Thereafter
	(millions)
FPL:
Capacity payments:
JEA and Southern Companies	$180	$180	$180	$190	$190	$900
Qualifying facilities	$350	$350	$300	$300	$300	$4,000
Other electricity suppliers	$100	$75	$70	$20	$—	$—
Minimum payments, at projected prices:
Southern Companies—energy	$60	$70	$70	$70	$70	$110
Natural gas, including transportation	$1,625	$1,170	$610	$275	$250	$2,920
Coal	$40	$35	$20	$15	$—	$—
Oil	$200	$—	$—	$—	$—	$—
FPL Energy	$90	$55	$45	$45	$40	$625

        Charges under these contracts were as follows:

	2003 Charges				2002 Charges				2001 Charges
	Capacity		Energy/ Fuel		Capacity		Energy/ Fuel		Capacity		Energy/ Fuel
	(millions)
FPL:
JEA and Southern Companies	$193	(a)	$164	(b)	$185	(a)	$161	(b)	$197	(a)	$169	(b)
Qualifying facilities	$352	(c)	$141	(b)	$315	(c)	$122	(b)	$314	(c)	$124	(b)
Other electricity suppliers	$96	(c)	$41	(b)	$81	(c)	$20	(b)	$25	(c)	$6	(b)
Natural gas, including transportation	$—		$1,672	(b)	$—		$858	(b)	$—		$763	(b)
Coal	$—		$56	(b)	$—		$59	(b)	$—		$49	(b)
Oil	$—		$663	(b)	$—		$401	(b)	$—		$294	(b)
FPL Energy	$—		$47		$—		$18		$—		$17

(a)
Majority is recoverable through the capacity clause.

(b)
Recoverable through the fuel clause.

(c)
Recoverable through the capacity clause.

        Insurance—Liability for accidents at nuclear power plants is governed by the Price-Anderson Act, which limits the liability of nuclear reactor owners to the amount of insurance available from both private sources and an industry retrospective payment plan. In accordance with this act, FPL Group maintains $300 million of private liability insurance per site, which is the maximum obtainable, and participates in a secondary financial protection system under which it is subject to retrospective assessments of up to $518 million per incident at any nuclear utility reactor in the United States, payable at a rate not to exceed $52 million per incident per year. FPL Group is contractually entitled to recover a proportionate share of such assessments from the owners of minority interests in Seabrook and St. Lucie Unit No. 2, which approximates $12 million and $15 million per incident, respectively. The Price-Anderson Act expired on August 1, 2002 but the liability limitations did not change for plants, including FPL's four nuclear units and Seabrook, with operating licenses issued by the NRC prior to August 1, 2002.

        FPL Group participates in nuclear insurance mutual companies that provide $2.75 billion of limited insurance coverage per occurrence per site for property damage, decontamination and premature decommissioning risks at its nuclear plants. The proceeds from such insurance, however, must first be used for reactor stabilization and site decontamination before they can be used for plant repair. FPL Group also participates in an insurance program that provides limited coverage for replacement power costs if a nuclear plant is out of service for an extended period of time because of an accident. In the event of an accident at one of FPL Group's or another participating insured's nuclear plants, FPL Group could be assessed up to $93 million in retrospective premiums. FPL Group is contractually entitled to recover a proportionate share of such assessments from the owners of minority interests in Seabrook and St. Lucie Unit No. 2, which approximates $3 million and $3 million, respectively.

        In the event of a catastrophic loss at one of FPL Group's nuclear plants, the amount of insurance available might not be adequate to cover property damage and other expenses incurred. Uninsured losses, to the extent not recovered through rates in the case of FPL, would be borne by FPL Group and could have a material adverse effect on FPL Group's financial condition and results of operations.

        FPL self-insures its T&D property due to the high cost and limited coverage available from third-party insurers. As approved by the FPSC, FPL maintains a storm and property insurance reserve for uninsured property storm damage or assessments under the nuclear insurance program. At December 31, 2003, the storm and property insurance reserve (approximately $327 million) equals the amount in the storm fund (approximately $200 million) plus related deferred income taxes (approximately $127 million). The current annual accrual approved by the FPSC is approximately $20 million. Recovery from customers of any losses in excess of the storm and property insurance reserve will require the approval of the FPSC. FPL's available lines of credit provide additional liquidity in the event of a T&D property loss. In addition, FPL Group is self-insured for FPL FiberNet's fiber-optic cable located throughout Florida.

        Litigation—In 1999, the Attorney General of the United States, on behalf of the U.S. Environmental Protection Agency (EPA), brought an action against Georgia Power Company and other subsidiaries of The Southern Company for certain alleged violations of the Clean Air Act. In May 2001, the EPA amended its complaint. The amended complaint alleges, among other things, that Georgia Power Company constructed and is continuing to operate Scherer Unit No. 4, in which FPL owns a 76% interest, without obtaining proper permitting, and without complying with performance and technology standards as required by the Clean Air Act. It also alleges that unspecified major modifications have been made at Scherer Unit No. 4 that require its compliance with the aforementioned Clean Air Act provisions. The EPA seeks injunctive relief requiring the installation of best available control technology and civil penalties of up to $25,000 per day for each violation from an unspecified date after June 1, 1975 through January 30, 1997 and $27,500 per day for each violation thereafter. Under a proposed EPA rule, the maximum penalty would increase to $32,500 per day for each violation after publication of the final rule. Georgia Power Company has answered the amended complaint, asserting that it has complied with all requirements of the Clean Air Act, denying the plaintiff's allegations of liability, denying that the plaintiff is entitled to any of the relief that it seeks and raising various other defenses. In June 2001, a federal district court stayed discovery and administratively closed the case pending resolution of the EPA's motion for consolidation of discovery in several Clean Air Act cases that was filed with a Multi-District Litigation (MDL) panel. In August 2001, the MDL panel denied the motion for consolidation. In September 2001, the EPA moved that the federal district court reopen this case for purposes of discovery. Georgia Power Company opposed that motion asking that the case remain closed until the Eleventh Circuit Court of Appeals rules on the Tennessee Valley Authority's (TVA) appeal of an EPA administrative compliance order relating to legal issues that are also central to this case. In August 2002, the federal district court denied without prejudice the EPA's motion to reopen. In June 2003, the Eleventh Circuit issued its order dismissing the TVA's appeal because it found the provision of the Clean Air Act allowing the EPA to issue binding administrative compliance orders was unconstitutional, and hence found that the

TVA order was a non-final order that courts of appeal do not have jurisdiction to review. In September 2003, the Eleventh Circuit denied the EPA's motion for rehearing, and the EPA is now evaluating whether to seek review of the Eleventh Circuit decision by the U.S. Supreme Court. The EPA has not yet moved to reopen the Georgia Power Company case.

        In 2001, J. W. and Ernestine M. Thomas, Chester and Marie Jenkins, and Ray Norman and Jack Teague, as Co-Personal Representatives on behalf of the Estate of Robert L. Johns, served FPL Group, FPL, FPL FiberNet, FPL Group Capital and FPL Investments, Inc. (FPL Investments) as defendants in a civil action filed in the Florida circuit court. This action is purportedly on behalf of all property owners in Florida (excluding railroad and public rights of way) whose property is encumbered by easements in favor of FPL, and on whose property defendants have installed or intend to install fiber-optic cable which defendants currently lease, license or convey or intend to lease, license or convey for non-electric transmission or distribution purposes. The lawsuit alleges that FPL's easements do not permit the installation and use of fiber-optic cable for general communication purposes. The plaintiffs have asserted claims for unlawful detainer, unjust enrichment and constructive trust and seek injunctive relief and compensatory damages. In May 2002, plaintiffs filed an amended complaint, adding allegations regarding the installation of wireless communications equipment on some easements, and adding a claim for declaratory relief. In August 2002, Hazel and Lamar Jenkins were substituted for Chester and Marie Jenkins as plaintiffs. Defendants filed an answer and affirmative defenses to the amended complaint in August 2002. The parties are now pursuing discovery. In September 2003, FPL Group Capital and FPL Investments moved for summary judgment as to all claims asserted against them. Additionally, in October 2003, FPL Group moved for summary judgement as to all claims asserted against it. These motions have been granted and FPL Group, FPL Group Capital and FPL Investments have been dismissed from this lawsuit. The court is currently scheduled to hear argument on whether this case will proceed as a class action sometime in late June 2004.

        In August 2001, Florida Municipal Power Agency (FMPA) filed with the U.S. Court of Appeals for the District of Columbia (DC Circuit) a petition for review asking the DC Circuit to reverse and remand orders of the FERC denying FMPA's request for credits for transmission facilities owned by FMPA members. The transmission credits sought by FMPA would offset the transmission charges that FPL bills FMPA for network transmission service to FMPA's member cities. FMPA member cities have been taking network transmission service under FPL's open access transmission tariff since 1996. In the orders appealed by FMPA, FERC ruled that FMPA would be entitled to credits for any FMPA facilities that were "integrated" with the FPL transmission system. Based on the evidence submitted, FERC concluded that none of the FMPA facilities met the integration test and, therefore, FMPA was not entitled to credits against FPL's charges for transmission service. In January 2003, the DC Circuit upheld FERC's order denying FMPA credits for its facilities; in March 2003, the DC Circuit denied FMPA's rehearing request of the DC Circuit's decision; and in October 2003, the U.S. Supreme Court denied FMPA's petition for review of the DC Circuit's decision. FMPA also has requested that FERC decide the crediting issue again in a separate FERC proceeding. That proceeding dates back to a filing by FPL in 1993 of a comprehensive restructuring of its then-existing tariff structure. All issues in that case are settled except for three issues reserved by FMPA, one of which is the crediting issue. FPL previously estimated the exposure for the crediting issue at $65 million. With the passage of time, the exposure has grown to $71 million as of December 31, 2003. However, in December 2003, FERC issued a ruling on the three reserved issues. With respect to the crediting issue, FERC stated that it had previously determined that FMPA was not entitled to credits for its facilities in the related proceeding discussed above and saw no persuasive reason to revisit that determination in this proceeding. With respect to the second issue, FERC directed FPL to make a compliance filing of a proposed rate schedule that does not include those facilities of FPL that fail to meet the same integration test applied to the FMPA facilities. With respect to the third reserved issue, FERC affirmed its previous ruling against FMPA. In January 2004, FMPA requested a "conditional rehearing on the Commission's failure to order rate credits solely in the event that Commission does not adequately reduce FPL's rate base to achieve comparability." On January 30, 2004, FPL filed an answer to FMPA's request for rehearing, asking that the request be denied. Unless FERC accepts and responds favorably to FMPA's rehearing request, FPL's exposure will be limited to refunds arising from the exclusion of FPL facilities that fail to meet the integration test from its rate schedule.

        In February 2003, Scott and Rebecca Finestone brought an action on behalf of themselves and their son Zachary Finestone in the U.S. District Court for the Southern District of Florida alleging that their son has developed cancer (neuroblastoma) as a result of the release and/or dissipation into the air, water, soil and underground areas of radioactive and non-radioactive hazardous materials, including strontium 90, and the release of other toxic materials from FPL's St. Lucie nuclear power plant. The complaint includes counts against FPL for strict liability for allegedly engaging in an ultra-hazardous activity and for alleged negligence in operating the plant in a manner that allowed emissions of the foregoing materials and failing to limit its release of nuclear fission products as prescribed by federal and state laws and regulations. The plaintiffs seek damages in excess of $1 million. FPL moved to dismiss the complaint. In September 2003, the court entered an order denying FPL's motion to dismiss. Following FPL's motion for reconsideration in the Blake and Lowe lawsuit, discussed below, the court entered a similar order vacating its order denying the motion to dismiss the count for strict liability and upon reconsideration granted FPL's motion to dismiss the count for strict liability.

        In May 2003, Tish Blake and John Lowe, as personal representatives of the Estate of Ashton Lowe, on behalf of the estate and themselves, as surviving parents, brought an action in the U.S. District Court for the Southern District of Florida alleging that their son developed cancer (medulo-blastoma) as a result of the release and/or dissipation into the air, water, soil and underground areas of radioactive and non-radioactive hazardous materials, including strontium 90, and the release of other toxic materials from FPL's St. Lucie nuclear power plant. The allegations, counts and damages demanded in the complaint are virtually identical to those contained in the Finestone lawsuit described above. FPL moved to dismiss the complaint. In September 2003, the court entered an order denying FPL's motion to dismiss. FPL moved for reconsideration of the court's order as to the count for strict liability. The court then entered an order vacating the order denying the motion to dismiss as to the count for strict liability, and upon reconsideration granted FPL's motion to dismiss the count for strict liability.

        In March 2003, James J. and Lori Bradstreet brought an action on behalf of themselves and their son, Matthew Bradstreet, in the Circuit Court of the 18th Judicial Circuit in and for Brevard County, Florida, against Aventis Pasteur and a number of other named and unnamed drug manufacturing and distribution companies, the American Dental Association, the Florida Dental Association, FPL and the Orlando Utilities Commission (OUC), alleging that their son has suffered toxic neurological effects from mercury poisoning. An amended complaint was filed in May 2003. The sources of mercury exposure are alleged to be vaccines containing a preservative called thimerosal that were allegedly manufactured and distributed by the drug companies, mercury amalgam dental fillings, and emissions from FPL and OUC power plants in Florida, including Brevard County. The complaint includes counts against all defendants for civil battery and against FPL for alleged negligence in operating the plants such that the son was exposed to mercury and other heavy metals emissions. The damages demanded from FPL are for injuries and losses allegedly suffered by the son as a result of his exposure to the plants' mercury emissions and the parents' alleged pain and suffering, medical expenses, loss of wages, and loss of their son's services and companionship. No amount of damages is specified. FPL has moved to dismiss the complaint. In July 2003, the Bradstreets brought an identical action in the same court on behalf of themselves and their daughter, Elizabeth Bradstreet. FPL has moved to dismiss the complaint.

        In June 2003, Monty and Kathryn Wooldridge brought an action on behalf of themselves and their son, Kevin Allen Wooldridge, in the Circuit Court of the 9th Judicial Circuit in and for Orange County, Florida, against Aventis Pasteur and a number of other named and unnamed drug manufacturing and distribution companies, the American Dental Association, the Florida Dental Association, FPL and the

OUC, alleging that their son has suffered toxic neurological effects from mercury poisoning. The allegations, counts and damages demanded in the complaint are virtually identical to those contained in the Bradstreet lawsuits described above. FPL has moved to dismiss the complaint.

        In August 2003, Pedro C. and Emilia Roig brought an action on behalf of themselves and their son, Pedro Anthony Roig, in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida (the state court), which was removed in October 2003 to the U.S. District Court for the Southern District of Florida, against Aventis Pasteur and a number of other named and unnamed drug manufacturing and distribution companies and FPL, alleging that their son has suffered toxic neurological effects from mercury poisoning. The allegations, counts and damages demanded in the complaint with respect to FPL are virtually identical to those contained in the Bradstreet and Wooldridge lawsuits described above. The plaintiffs have moved to remand the action back to the state court. The motion has been briefed by both parties and is pending in the U.S. District Court, which has stayed all discovery in the action. FPL will be moving to dismiss the case once the remand motion is decided.

        In December 2003, Edward and Janis Shiflett brought an action on behalf of themselves and their son, Phillip Benjamin Shiflett, in the Circuit Court of the 18th Judicial Circuit in and for Brevard County, Florida, against Aventis Pasteur and a number of other named and unnamed drug manufacturing and distribution companies, FPL and the OUC, alleging that their son has suffered toxic neurological effects from mercury poisoning. The allegations, counts and damages demanded in the complaint with respect to FPL are virtually identical to those contained in the Bradstreet, Wooldridge and Roig lawsuits. FPL anticipates removing the action to the U.S. District Court for the Middle District of Florida, and will be moving to dismiss the case.

        In January 2004, the Center For Biological Diversity, Inc. (Center) filed a lawsuit against FPL Group, FPL Energy and its subsidiaries ESI Bay Area GP, Inc., Green Ridge Power LLC and Altamont Power, LLC, as well as other defendants, in the U.S. District Court for the Northern District of California. The complaint alleges violations of certain sections of the California Business and Professions Code, unjust enrichment and certain violations of the Lanham Act. The complaint alleges that numerous birds have died as the result of collisions with wind turbines owned and operated by subsidiaries of FPL Energy in the Altamont area. The complaint requests injunctive relief, restitution, penalties, forfeiture of the wind turbines, disgorgement of profits and attorneys' fees. As of February 26, 2004, none of the FPL Group-related entities named in the lawsuit have been served with this complaint.

        On February 13, 2004, Albert Litter Studios, Inc. instituted an action against FPL in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida, seeking damages on behalf of itself, and purportedly on behalf of all other similarly situated commercial entities in Florida. The plaintiff asserts that FPL's intentional use of allegedly defective thermal demand meters has resulted in overcharging it and certain other commercial customers millions of dollars and constitutes an unfair and/or deceptive practice in violation of the Florida Deceptive and Unfair Trade Practices Act, breach of an implied contract, and in breach of a duty of good faith and fair dealing. The complaint seeks damages in excess of $15,000, representing the amount of the alleged overcharges, interest, and such other relief as the court may order. FPL had determined in 2002 that, based on sample testing of the approximately 3,900 1V thermal demand meters in service, the demand component of its 1V meter population was exceeding allowable tolerance levels established by FPSC rules. In 2002, FPL proposed to replace and test all of the 1V meters in service and to issue refunds, as appropriate, within certain parameters. FPL was given administrative approval from the FPSC staff to proceed with the replacement of the 1V meters. By early 2003, all 1V meters had been replaced. Testing of all 1V meters disclosed that approximately 15% of the 3,900 meters were outside of allowed tolerances, with 10% under-registering and 5% over-registering electricity usage. In November 2003, the FPSC, as proposed agency action, approved a method for testing the meters and calculating refunds. On

December 10, 2003, Southeastern Utility Services, Inc., on behalf of several commercial customers, filed a protest to the proposed agency action and requested a hearing. Southeastern Utility Services, Inc. alleges that, among other things, the proposed method for computing the amount of the refund is flawed. Discovery is proceeding and no hearing date has been set.

        FPL Group believes that it has meritorious defenses to the pending litigation discussed above and is vigorously defending the lawsuits. Management does not anticipate that the liabilities, if any, arising from the proceedings would have a material adverse effect on the financial statements.

        In January 2002, Roy Oorbeek and Richard Berman filed suit against FPL Group (as an individual and nominal defendant); all its current directors (except James L. Camaren, Michael H. Thaman and Frank G. Zarb); certain former directors; and certain current and former officers of FPL Group and FPL, including James L. Broadhead, Lewis Hay III, Dennis P. Coyle, Paul J. Evanson and Lawrence J. Kelleher. In March 2002, William M. Klein, by Stephen S. Klein under power of attorney, on behalf of himself and all others similarly situated, filed suit against FPL Group (as nominal defendant); all its current directors (except James L. Camaren, Michael H. Thaman and Frank G. Zarb); certain former directors; and certain current and former officers of FPL Group and FPL, including James L. Broadhead, Paul J. Evanson, Lewis Hay III and Dennis P. Coyle. In February 2003, Donald E. and Judith B. Phillips, represented by the same attorneys who represent Klein, filed suit in the same court against the same defendants as the Klein lawsuit (plus Lawrence J. Kelleher). All three suits have been consolidated. In February 2004, by stipulation of the parties, FPL Group was removed as a defendant.

        The lawsuits, taken together, allege that the proxy statements relating to shareholder approval of FPL Group's Long Term Incentive Plan (LTIP) and FPL Group's proposed, but unconsummated, merger with Entergy Corporation (Entergy) were false and misleading because they did not affirmatively state that payments made to certain officers under FPL Group's LTIP upon shareholder approval of the merger would be retained by the officers even if the merger with Entergy was not consummated and did not state that under some circumstances payments made pursuant to FPL Group's LTIP might not be deductible by FPL Group for federal income tax purposes. They also allege that FPL Group's LTIP required either consummation of the merger as a condition to the payments or the return of the payments if the transaction did not close, and that the actions of the director defendants in approving the proxy statements, causing the payments to be made, and failing to demand their return constitute corporate waste and a breach of fiduciary duties by those individual defendants. The plaintiffs seek to have the shareholder votes approving FPL Group's LTIP and the merger declared null and void, the return to FPL Group of $62 million of payments received by the officers, compensatory damages of $92 million (including the $62 million of payments received by the officers) from all defendants (except FPL Group) and attorneys' fees.

        A special committee of non-management directors of FPL Group conducted an investigation of the claims made in the Oorbeek and Klein lawsuits and reported thereon to FPL Group's board of directors. The report concluded that pursuit of the claims is not in the best interest of FPL Group or its shareholders generally, and recommended that FPL Group seek dismissal of the lawsuits. After reviewing the special committee's report, FPL Group's board of directors (with only non-management directors participating) concluded likewise and filed with the court a statement of position setting forth the special committee's and the board's conclusions and authorizing the filing of a motion to dismiss the lawsuits, which motion was filed in October 2002. Messrs. Zarb, Camaren and Thaman joined the board in August 2002, October 2002 and July 2003, respectively, and did not participate in the proceedings relating to the statement of position or the filing of the motion to dismiss. On January 20, 2004, the court issued an order denying FPL Group's motion to dismiss the lawsuits.

        FPL Group's above-referenced statement of position reported that during the course of the special committee's investigation of the allegations in the lawsuits a separate question arose concerning the interpretation of the provisions of FPL Group's LTIP pursuant to which the payments to eight current and former senior officers were calculated. A change from the original interpretation could result in a repayment to FPL Group of up to approximately $9 million. FPL Group and the eight senior officers have entered into a binding arbitration agreement in order to resolve the issue.

        In May 2003, the plaintiff's attorneys in the Klein lawsuit sent a new letter to FPL Group's board of directors (the May 2003 Letter) demanding among other things, that the board take action (i) to recover from the persons who approved such payments and/or otherwise breached their fiduciary duties, all of the above-described $92 million of LTIP payments made to officers and employees of FPL Group, allegedly on the grounds that the payments constituted a breach of fiduciary duty, bad faith, corporate waste and other unspecified wrongs, (ii) to investigate whether the proposed merger with Entergy was a plan by FPL Group's officers and directors to enrich themselves at the expense of the company, (iii) to seek the return of certain LTIP awards made in replacement of accelerated LTIP awards, (iv) to take immediate actions to secure the return of up to approximately $9 million in LTIP payments which is subject to an interpretation question under the LTIP, (v) to investigate and seek the return of stock options and restricted stock paid to Mr. Broadhead in January 2002 in connection with a consulting agreement and his retirement from FPL Group in December 2001, and (vi) to investigate whether punitive damages may be sought. In July 2003, FPL Group's board of directors appointed a special committee, composed of James L. Camaren and Michael H. Thaman, to investigate the matters raised in the May 2003 Letter and to make a determination as to how FPL Group should respond to the matters raised therein. In August 2003, the plaintiff's attorney in the Klein lawsuit sent a letter to FPL Group's board of directors purporting to "withdraw" the May 2003 Letter.

        In addition to those legal proceedings discussed herein, FPL Group and its subsidiaries are involved in a number of other legal proceedings and claims in the ordinary course of their businesses. In addition, generating plants in which FPL Group has an ownership interest are involved in legal proceedings and claims, the liabilities from which, if any, would be shared by FPL Group. While management is unable to predict with certainty the outcome of these other legal proceedings and claims, it is not expected that their ultimate resolution, individually or collectively, will have a material adverse effect on the financial statements.

        Other Contingencies—In connection with the redemption in 1999 of its one-third ownership interest in Olympus Communications, L.P. (Olympus), an indirect subsidiary of FPL Group holds a note receivable from a limited partnership, of which Olympus is a general partner. The note receivable is secured by a pledge of the redeemed ownership interest. Olympus is an indirect subsidiary of Adelphia Communications Corp. (Adelphia). In June 2002, Adelphia and a number of its subsidiaries, including Olympus, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (Chapter 11). The note receivable plus accrued interest totaled approximately $127 million at December 31, 2003 and are included in other investments on FPL Group's consolidated balance sheets. The note was due on July 1, 2002 and is currently in default.

        Based on the most recent publicly available financial information set forth in Olympus' Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001, total assets of Olympus exceeded liabilities by approximately $3.6 billion and Olympus served 1,787,000 basic subscribers. Olympus has not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 or any subsequent Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K with the SEC, and consequently the September 30, 2001 financial information may not be indicative of Olympus' current financial position. Olympus has stated publicly that it expects to restate its financial statements for the years ended December 31, 2000 and 1999, and its interim financial statements for 2001 and possibly other periods. In addition, current management of Olympus believes that other public information provided by the Rigas family, which controlled Adelphia, was unreliable. In July 2002, the SEC filed suit against Adelphia and certain of its officers alleging that Adelphia fraudulently excluded billions of dollars of debt from its financial statements, misstated its financial and operating results and concealed rampant self-dealing by the Rigas family. In October 2003, Olympus filed certain limited financial information as required by orders of the bankruptcy court. However, such information was not useful to FPL Group in its evaluation of the collectibility of the note receivable. In January 2004, the FPL Group subsidiary filed its proof of claims with the bankruptcy court.

        In August 2002, an affidavit was filed in the bankruptcy court proceedings by a director of Lazard Freres & Co. LLC stating that, based on his analysis, the market value of FPL Group's secured interest in Olympus exceeded the carrying value of the note receivable plus accrued interest. In February 2003, FPL Group obtained an evaluation of the Olympus assets from an independent third party. The results of the evaluation, which was based on the limited information available, indicated that there was no impairment.

        On February 25, 2004, Adelphia and certain of its affiliates and subsidiaries, including Olympus, filed a disclosure statement (Disclosure Statement) and plan of reorganization (Plan). The Disclosure Statement provides for the "deemed consolidation" of the Adelphia debtors into ten separate groups for purposes of voting, confirmation and distribution under the Plan. The note receivable has been classified under the Plan by the Adelphia debtors as one of those groups and, under the proposed treatment under the Plan, the note receivable will be satisfied with shares of common stock of a reorganized Adelphia.

        FPL Group believes that the Disclosure Statement and the Plan have misclassified the note receivable and anticipates filing appropriate objections. FPL Group cannot predict whether its objection to the Plan will result in changes to the Plan or whether the Plan will be approved. As such, the ultimate collectibility of the note receivable cannot be assured.

        Subsidiaries of FPL Group have investments in several leveraged leases, two of which are with MCI Telecommunications Corporation (MCI). In July 2002, MCI filed for bankruptcy protection under Chapter 11. Due to the uncertainty of collectibility associated with these leveraged leases, FPL Group recorded reserves totaling approximately $48 million ($30 million after tax) in the third quarter of 2002. At December 31, 2003, investments in leveraged leases with MCI totaled approximately $15 million and related deferred tax liabilities totaled approximately $11 million. An agreement has been reached with MCI that will consolidate and amend the leases upon the effective date of MCI's reorganization plan. On September 2, 2003, MCI was authorized by the bankruptcy court to assume the consolidated and amended lease, cure any prepetition arrearages and take all further action necessary or appropriate to effectuate the amended lease upon the effective date of MCI's reorganization plan. The amended lease would be classified as an operating lease and is not expected to have a significant effect on FPL Group's financial statements. In October 2003, the bankruptcy court approved MCI's reorganization plan which is expected to become effective in early 2004.

18.   Segment Information

        FPL Group's reportable segments include FPL, a rate-regulated utility, and FPL Energy, a non-rate regulated energy generating subsidiary. Corporate and Other represents other business activities, other segments that are not separately reportable and eliminating entries. FPL Group's operating revenues derived from the sale of electricity represented approximately 97% of FPL Group's operating revenues for each of the three years ended December 31, 2003. Less than 1% of operating revenues were from foreign sources for each of the three years ended December 31, 2003. At December 31, 2003 and 2002, less than 1% of long-lived assets were located in foreign countries.

        Segment information is as follows:

	2003					2002						2001
	FPL	FPL Energy(a)		Corp. and Other	Total	FPL	FPL Energy(a)		Corp. and Other		Total	FPL		FPL Energy(a)	Corp. and Other		Total
	(millions)
Operating revenues	$8,293	$1,252		$85	$9,630	$7,378	$691		$104		$8,173	$7,477		$611	$129		$8,217
Operating expenses	$6,964	$1,059		$76	$8,099	$6,052	$707		$189		$6,948	$6,200		$487	$121		$6,808
Interest charges	$173	$124		$82	$379	$166	$86		$59		$311	$187		$74	$63		$324
Depreciation and amortization	$898	$187		$20	$1,105	$831	$107		$14		$952	$898		$77	$8		$983
Equity in earnings of equity method investees	$—	$89		$—	$89	$—	$76		$—		$76	$—		$81	$—		$81
Income tax expense (benefit)(b)	$403	$(4)		$(31)	$368	$413	$(54)		$(115)		$244	$383		$25	$(29)		$379
Income (loss) before cumulative effect of changes in accounting principles(b)	$733	$197		$(37)	$893	$717	$53	(c)	$(75	)(d)	$695	$679	(e)	$113	$(11	)(f)	$781
Cumulative effect of changes in accounting principles, net of income taxes	$—	$(3	)(g)	$—	$(3)	$—	$(222	)(h)	$—		$(222)	$—		$—	$—		$—
Net income (loss)(b)	$733	$194		$(37)	$890	$717	$(169	)(c)	$(75	)(d)	$473	$679	(e)	$113	$(11	)(f)	$781
Capital expenditures and investments	$1,409	$1,478		$7	$2,894	$1,256	$2,103		$21		$3,380	$1,154		$1,977	$128		$3,259
Total assets(h)(i)(g)	$17,817	$8,440		$678	$26,935	$16,032	$6,358		$795		$23,185	$15,174		$4,957	$582		$20,713
Investment in equity method investees	$—	$346		$—	$346	$—	$310		$—		$310	$—		$276	$—		$276

(a)
FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate and Other.

(b)
Includes, in 2002, favorable settlement of litigation with the IRS for which a net tax benefit of $30 million was recognized at Corporate and Other.

(c)
Includes restructuring and other charges of $73 million after tax.

(d)
Includes restructuring and impairment charges of $64 million after tax at FPL FiberNet and a reserve for leveraged leases of $30 million after tax.

(e)
Includes merger-related expense of $16 million after tax.

(f)
Includes merger-related expense of $3 million after tax.

(g)
Reflects the adoption of FIN 46 in July 2003. See Note 10.

(h)
Reflects the adoption of FAS 142 in January 2002. See Note 5.

(i)
See Note 16.

19.   Summarized Financial Information of FPL Group Capital

        FPL Group Capital, a 100% owned subsidiary of FPL Group, provides funding for and holds ownership interest in FPL Group's operating subsidiaries other than FPL. Most of FPL Group Capital's debt and payment guarantees, including its debentures, are fully and unconditionally guaranteed by FPL Group. Condensed consolidating financial information is as follows:

Condensed Consolidating Statements of Income

	Year Ended December 31, 2003				Year Ended December 31, 2002				Year Ended December 31, 2001
	FPL Group	FPL Group Capital	Other(a)	FPL Group Consolidated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consolidated	FPL Group	FPL Group Capita	Other(a)	FPL Group Consolidated
	(millions)
Operating revenues	$—	$1,337	$8,293	$9,630	$—	$795	$7,378	$8,173	$—	$741	$7,476	$8,217
Operating expenses	—	(1,135)	(6,964)	(8,099)	(5)	(896)	(6,047)	(6,948)	—	(608)	(6,200)	(6,808)
Interest charges	(28)	(204)	(147)	(379)	(28)	(144)	(139)	(311)	(29)	(136)	(159)	(324)
Other income (deductions)—net	903	154	(948)	109	488	86	(549)	25	788	134	(847)	75

Income (loss) before income taxes and cumulative effect of changes in accounting principles	875	152	234	1,261	455	(159)	643	939	759	131	270	1,160
Income tax expense (benefit)	(15)	(20)	403	368	(18)	(151)	413	244	(22)	18	383	379

Net Income (loss) before cumulative effect of changes in accounting principles	890	172	(169)	893	473	(8)	230	695	781	113	(113)	781
Cumulative effect of changes in accounting principles, net of income taxes	—	(3)	—	(3)	—	(222)	—	(222)	—	—	—	—

Net income (loss)	$890	$169	$(169)	$890	$473	$(230)	$230	$473	$781	$113	$(113)	$781

(a)
Represents FPL and consolidating adjustments.

Condensed Consolidating Balance Sheets

	December 31, 2003				December 31, 2002
	FPL Group	FPL Group Capital	Other(a)	FPL Group Consolidated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consolidated
	(millions)
PROPERTY, PLANT AND EQUIPMENT
Electric utility plant in service and other property	$—	$7,783	$22,489	$30,272	$—	$5,745	$20,760	$26,505
Less accumulated depreciation and amortization	—	(738)	(9,237)	(9,975)	—	(360)	(8,445)	(8,805)

Total property, plant and equipment—net	—	7,045	13,252	20,297	—	5,385	12,315	17,700

CURRENT ASSETS
Cash and cash equivalents	27	98	4	129	5	261	—	266
Receivables	16	436	735	1,187	460	269	136	865
Other	—	271	883	1,154	—	240	537	777

Total current assets	43	805	1,622	2,470	465	770	673	1,908

OTHER ASSETS
Investment in subsidiaries	7,218	—	(7,218)	—	6,221	—	(6,221)	—
Other	110	1,491	2,567	4,168	103	1,284	2,190	3,577

Total other assets	7,328	1,491	(4,651)	4,168	6,324	1,284	(4,031)	3,577

TOTAL ASSETS	$7,371	$9,341	$10,223	$26,935	$6,789	$7,439	$8,957	$23,185

CAPITALIZATION
Common shareholders' equity	$6,967	$1,214	$(1,214)	$6,967	$6,390	$839	$(839)	$6,390
Preferred stock of FPL without sinking fund requirements	—	—	5	5	—	—	226	226
Long-term debt	—	5,649	3,074	8,723	—	3,426	2,364	5,790

Total capitalization	6,967	6,863	1,865	15,695	6,390	4,265	1,751	12,406

CURRENT LIABILITIES
Accounts payable and short-term debt	—	397	1,065	1,462	—	1,563	1,092	2,655
Other	62	809	1,020	1,891	17	812	427	1,256

Total current liabilities	62	1,206	2,085	3,353	17	2,375	1,519	3,911

OTHER LIABILITIES AND DEFERRED CREDITS
Asset retirement obligations	—	178	1,908	2,086	—	—	—	—
Accrued asset removal costs	—	—	1,902	1,902	—	164	3,396	3,560
Accumulated deferred income taxes	(5)	826	1,334	2,155	(5)	412	1,140	1,547
Other	347	268	1,129	1,744	387	223	1,151	1,761

Total other liabilities and deferred credits	342	1,272	6,273	7,887	382	799	5,687	6,868

COMMITMENTS AND CONTINGENCIES
TOTAL CAPITALIZATION AND LIABILITIES	$7,371	$9,341	$10,223	$26,935	$6,789	$7,439	$8,957	$23,185

(a)
Represents FPL and consolidating adjustments.

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2003				Year Ended December 31, 2002				Year Ended December 31, 2001
	FPL Group	FPL Group Capital	Other(a)	FPL Group Consolidated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consolidated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consolidated
	(millions)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,028	$397	$829	$2,254	$426	$1,227	$685	$2,338	$769	$15	$1,158	$1,942

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and independent power investments	—	(1,486)	(1,408)	(2,894)	—	(2,124)	(1,256)	(3,380)	—	(2,105)	(1,154)	(3,259)
Capital contributions to FPL Group Capital and FPL	(600)	—	600	—	(350)	—	350	—	(400)	—	400	—
Other—net	—	(18)	(177)	(195)	3	208	(98)	113	(4)	69	(75)	(10)

Net cash used in investing activities	(600)	(1,504)	(985)	(3,089)	(347)	(1,916)	(1,004)	(3,267)	(404)	(2,036)	(829)	(3,269)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuances of long-term debt	—	2,118	877	2,995	—	1,177	593	1,770	—	920	—	920
Retirements of long-term debt	—	(43)	(388)	(431)	—	(32)	(765)	(797)	—	(21)	(66)	(87)
Retirements of preferred stock—FPL	—	—	(228)	(228)	—	—	—	—	—	—	—	—
Net change in short-term debt	—	(1,116)	(122)	(1,238)	—	(276)	490	214	—	1,152	(328)	824
Issuances of common stock	73	—	—	73	378	—	—	378	—	—	—	—
Dividends on common stock	(425)	—	—	(425)	(400)	—	—	(400)	(377)	—	—	(377)
Other—net	(54)	(15)	21	(48)	(52)	—	—	(52)	—	—	—	—

Net cash provided by (used in) financing activities	(406)	944	160	698	(74)	869	318	1,113	(377)	2,051	(394)	1,280

Net increase (decrease) in cash and cash equivalents	22	(163)	4	(137)	5	180	(1)	184	(12)	30	(65)	(47)
Cash and cash equivalents at beginning of year	5	261	—	266	—	81	1	82	12	51	66	129

Cash and cash equivalents at end of year	$27	$98	$4	$129	$5	$261	$—	$266	$—	$81	$1	$82

(a)
Represents FPL and consolidating adjustments.

20.   Quarterly Data (Unaudited)

        Condensed consolidated quarterly financial information is as follows:

	March 31(a)		June 30(a)	September 30(a)		December 31(a)
	(millions, except per share amounts)
2003
Operating revenues(b)	$2,082		$2,339	$2,775		$2,435
Operating income(b)	$294		$413	$565		$259
Income before cumulative effect of a change in accounting principle(b)	$175		$239	$334		$145
Cumulative effect of adopting FIN 46	$—		$—	$(3)		$—
Net income(b)	$175		$239	$331		$145
Earnings per share before cumulative effect of adopting FIN 46(c)	$0.99		$1.35	$1.88		$0.81
Cumulative effect of adopting FIN 46(c)	$—		$—	$(0.02)		$—
Earnings per share(c)	$0.99		$1.35	$1.86		$0.81
Earnings per share before cumulative effect of adopting FIN 46 (assuming dilution)(c)	$0.99		$1.34	$1.88		$0.81
Cumulative effect of adopting FIN 46(c)	$—		$—	$(0.02)		$—
Earnings per share (assuming dilution)(c)	$0.99		$1.34	$1.86		$0.81
Dividends per share	$0.60		$0.60	$0.60		$0.60
High-low common stock sales prices	$63.77-53.55		$68.08-57.74	$67.66-60.01		$65.98-62.65
2002
Operating revenues(b)	$1,716		$2,113	$2,302		$2,042
Operating income(b)	$255		$410	$321	(d)	$239
Income before cumulative effect of a change in accounting principle(b)	$166	(e)	$250	$150	(d)	$129
Cumulative effect of adopting FAS 142	$(222)		$—	$—		$—
Net income (loss)(b)	$(56	)(e)	$250	$150	(d)	$129
Earnings per share before cumulative effect of adopting FAS 142 (basic and assuming dilution)(c)	$0.98	(e)	$1.46	$0.85	(d)	$0.73
Cumulative effect of adopting FAS 142(c)	$(1.31)		$—	$—		$—
Earnings (loss) per share (basic and assuming dilution)(c)	$(0.33	)(e)	$1.46	$0.85	(d)	$0.73
Dividends per share	$0.58		$0.58	$0.58		$0.58
High-low common stock sales prices	$60.10-51.13		$65.31-56.30	$60.08-45.00		$61.40-48.35

  (a)
  In the opinion of FPL Group, all adjustments, which consist of normal recurring accruals necessary to present a fair statement of the amounts shown for such periods, have been made. Results of operations for an interim period may not give a true indication of results for the year.

  (b)
  The sum of the quarterly amounts may not equal the total for the year due to rounding.

  (c)
  The sum of the quarterly amounts may not equal the total for the year due to rounding and changes in weighted-average number of common shares outstanding.

  (d)
  Includes restructuring, impairment and/or other charges.

  (e)
  Includes a gain from an income tax settlement.

APPENDIX B

FPL GROUP, INC.
AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

        SECTION 1.    Purpose.    The purpose of this Amended and Restated Long Term Incentive Plan (the "Plan") of FPL Group, Inc. (together with any successor thereto, the "Company") is (a) to promote the identity of interests between shareholders and employees of the Company by encouraging and creating significant ownership of common stock of the Company by officers and other salaried employees of the Company and its subsidiaries; (b) to enable the Company to attract and retain qualified officers and employees who contribute to the Company's success by their ability, ingenuity and industry; and (c) to provide meaningful long-term incentive opportunities for officers and other employees who are responsible for the success of the Company and who are in a position to make significant contributions toward its objectives.

        SECTION 2.    Definitions.    In addition to the terms defined elsewhere in the Plan, the following shall be defined terms under the Plan:

          2.01. "Award" means any Performance Award, Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, Dividend Equivalent, or Other Stock-Based Award, or any other right or interest relating to Shares or cash, granted to a Participant under the Plan.

          2.02. "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          2.03. "Board" means the Board of Directors of the Company.

          2.04. "Cause" shall mean, unless otherwise defined in an Award Agreement, (i) repeated violations by the Participant of the Participant's obligations to the Company (or the applicable employer affiliate of the Company) (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Participant's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company (or the applicable employer affiliate of the Company) and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations, (ii) the conviction of the Participant of a felony involving an act of dishonesty intended to result in substantial personal enrichment at the expense of the Company or its affiliated companies, or (iii) prior to a Change in Control, such other events as shall be determined by the Committee in its sole discretion.

          2.05. "Change of Control" and related terms are defined in Section 9.

          2.06. "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

          2.07. "Committee" means a committee composed of not less than two directors designated by the Board to administer the Plan; provided, however, that each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act, an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code and the regulations thereunder, and an "independent director" within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual (or, in each case, any successor term or provision). The Committee may, without limitation, be the Compensation Committee of the Board or a subcommittee thereof, if such committee or subcommittee satisfies the foregoing requirements.

          2.08. "Company" is defined in Section 1.

          2.09. "Covered Employee" means a Participant designated as such in connection with the grant of a Performance Award, Performance-Based Restricted Stock Award, or Other Stock-Based Award by the Committee who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which such Award is expected to be taxable to such Participant.

          2.10. "Deferred Stock" means a right, granted to a Participant under Section 6.05, to receive Shares at the end of a specified deferral period.

          2.11. "Disability" shall, unless otherwise defined in an Award Agreement, be considered to occur when a Participant's employment terminates as a result of disability that is expected to be permanent or of indefinite duration.

          2.12. "Dividend Equivalent" means a right, granted to a Participant under Section 6.03, to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares.

          2.13. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

          2.14. "Fair Market Value" means, with respect to Shares, Awards, or other property, the fair market value of such Shares, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Shares as of any date shall be the closing sales price on that date of a Share as reported in the New York Stock Exchange Composite Transaction Report (or if the Shares were not traded on the New York Stock Exchange on such date, the closing sales price on the nearest date preceding such date on which the Shares were so traded).

          2.15. "Incentive Stock Option" means any Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

          2.16. "Non-Qualified Stock Option" means an Option that is not an Incentive Stock Option, whether or not designated as such.

          2.17. "Option" means a right, granted to a Participant under Section 6.06, to purchase Shares, other Awards, or other property at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

          2.18. "Other Stock-Based Award" means a right, granted to a Participant under Section 6.08, that relates to or is valued by reference to Shares.

          2.19. "Participant" means a person who, as an officer or salaried employee of the Company or any Subsidiary, has been granted an Award under the Plan.

          2.20. "Performance Award" means a right, granted to a Participant under Section 6.02, to receive cash, Shares, other Awards, or other property the payment of which is contingent upon achievement of performance goals specified by the Committee.

          2.21. "Performance-Based Restricted Stock" means Restricted Stock that is subject to a risk of forfeiture if specified performance criteria are not met within the restriction period.

          2.22. "Plan" is defined in Section 1.

          2.23. "Repricing Restrictions" means the second sentence of Section 6.06(i) and the second sentence of Section 6.07(i).

          2.24. "Restricted Stock" means Shares, granted to a Participant under Section 6.04, that are subject to certain restrictions and to a risk of forfeiture.

          2.25. "Rule 16b-3" means Rule 16b-3, as from time to time amended and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

          2.26. "Shares" means the Common Stock, $.01 par value, of the Company and such other securities of the Company as may be substituted for Shares or such other securities pursuant to Section 10.

          2.27. "Stock Appreciation Right" means a right, granted to a Participant under Section 6.07, to be paid an amount measured by the appreciation in the Fair Market Value of Shares from the date of grant to the date of exercise of the right, with payment to be made in cash, Shares, other Awards, or other property as specified in the Award or determined by the Committee.

          2.28. "Subsidiary" means any corporation (other than the Company) with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock. In addition, any other related entity may be designated by the Board as a Subsidiary, provided such entity could be considered as a subsidiary according to generally accepted accounting principles.

          2.29. "Year" means a calendar year.

        SECTION 3.    Administration.

          3.01.    Authority of the Committee.    The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

              (i)  to select and designate Participants;

             (ii)  to designate Subsidiaries;

            (iii)  to determine the type or types of Awards to be granted to each Participant;

            (iv)  to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, and waiver of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

             (v)  to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, or surrendered;

            (vi)  to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

           (vii)  to prescribe the form of each Award Agreement, which need not be identical for each Participant;

          (viii)  to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

            (ix)  to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder; and

             (x)  to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

          3.02.    Manner of Exercise of Committee Authority.    Unless authority is specifically reserved to the Board under the terms of the Plan, or applicable law, the Committee shall have sole discretion in exercising such authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. The Committee may delegate to officers or managers of the Company or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.

          3.03.    Limitation of Liability.    Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

        SECTION 4.    Shares Subject to the Plan.    Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan as of December 31, 2003, shall be 13,000,000. Such Shares may be authorized and unissued Shares or Shares purchased on the open market. For purposes of this Section 4, the number of and time at which Shares shall be deemed to be subject to Awards and therefore counted against the number of Shares reserved and available under the Plan shall be earliest date at which the Committee can reasonably estimate the number of Shares to be distributed in settlement of an Award or with respect to which payments will be made; provided, however, that, the Committee may adopt procedures for the counting of Shares relating to any Award for which the number of Shares to be distributed or with respect to which payment will be made cannot be fixed at the date of grant to ensure appropriate counting, avoid double counting (in the case of tandem or substitute awards), and provide for adjustments in any case in which the number of Shares actually distributed or with respect to which payments are actually made differs from the number of Shares previously counted in connection with such Award.

        If any Shares to which an Award relates are forfeited or the award is settled or terminates without a distribution of Shares (whether or not cash, other Awards, or other property is distributed with respect to such Award), any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement or termination, again be available for Awards under the Plan.

        SECTION 5.    Eligibility.    Awards may be granted only to individuals who are officers or other salaried employees (including employees who also are directors) of the Company or a Subsidiary; provided, however, that no Award shall be granted to any member of the Committee.

        SECTION 6.    Specific Terms of Awards.

        6.01.    General.    Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11.02), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation the acceleration of vesting of any Awards or terms requiring forfeiture of Awards in the event of termination of employment by the Participant. Except as provided in Sections 7.03 or 7.04, only services may be required as consideration for the grant of any Award.

        6.02.    Performance Awards.    Subject to the provisions of Sections 7.01 and 7.02, the Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

          (i)    Award and Conditions.    A Performance Award shall confer upon the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Award is granted, in whole or in part, as determined by the Committee, conditioned upon the achievement of performance criteria determined by the Committee.

          (ii)   Other Terms.    A Performance Award shall be denominated in Shares and may be payable in cash, Shares, other Awards, or other property, and have such other terms as shall be determined by the Committee.

        6.03.    Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to Participants. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or Awards, or otherwise reinvested.

        6.04.    Restricted Stock.    The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

          (i)    Issuance and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee shall determine.

          (ii)   Forfeiture.    Performance-Based Restricted Stock shall be forfeited unless preestablished performance criteria specified by the Committee are met during the applicable restriction period. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes.

          (iii)  Possession of Restricted Shares.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificates, and the Participant shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. If non-certificated shares representing Restricted Stock are registered in the name of the Participant, such shares shall be maintained in a separate restricted share account subject to terms, conditions, and restrictions of like effect.

          (iv)  Dividends.    Unless otherwise determined by the Committee, cash dividends paid on Performance-Based Restricted Stock shall be automatically reinvested in additional shares of Performance-Based Restricted Stock and cash dividends paid on other Restricted Stock shall be paid to the Participant. Dividends reinvested in Performance-Based Restricted Stock and Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such stock or other property has been distributed.

        6.05.    Deferred Stock.    The Committee is authorized to grant Deferred Stock to Participants, on the following terms and conditions:

          (i)    Award and Restrictions.    Delivery of Shares will occur upon expiration of the deferral period specified for Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments, or otherwise, as the Committee shall determine.

          (ii)   Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

        6.06.    Options.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

          (i)    Exercise Price.    The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7.03, such exercise price shall be not less than the Fair Market Value of a Share on the date of grant of such Option. After an Option is granted, the exercise price per Share purchasable under the Option may not be decreased, nor shall any other action be taken with respect to such Option that would constitute a "re-pricing" (determined in accordance with generally applicable accounting standards), unless such decrease or re-pricing is approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote (and the affirmative vote of a majority of the Shares voting) at a meeting of the holders of the Shares, or any adjournment thereof.

          (ii)   Time and Method of Exercise.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Shares, other Awards or awards issued under other Company plans, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis, such as through "cashless exercise" arrangements), and the methods by which Shares will be delivered or deemed to be delivered to Participants. Options shall expire not later than ten years after the date of grant.

          (iii)  Incentive Stock Options.    The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no Incentive Stock Option shall be granted more than ten years after the effective date of the Plan. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code. In the event a Participant voluntarily disqualifies an Option as an Incentive Stock Option, the Committee may, but shall not be obligated to, make such additional Awards or pay bonuses as the Committee shall deem appropriate to reflect the tax savings to the Company which result from such disqualification.

        6.07.    Stock Appreciation Rights.    The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

          (i)    Right to Payment.    A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, other than one related to an Incentive Stock Option, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over (B) the grant price of the Stock Appreciation Right as determined by the Committee as of the date of grant of the Stock Appreciation Right, which, except as provided in Section 7.03, shall be not less than the Fair Market Value of one Share on the date of grant. After a Stock Appreciation Right is granted, the grant price of the Stock Appreciation Right may not be decreased, nor shall any other action be taken with respect to such Stock Appreciation Right that would constitute a "re-pricing" (determined in accordance with generally applicable accounting standards), unless such decrease or re-pricing is approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote (and the affirmative vote of a majority of the Shares voting) at a meeting of the holders of the Shares, or any adjournment thereof.

          (ii)   Other Terms.    The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights shall expire not later than ten years after the date of grant.

        6.08.    Other Stock-Based Awards.    The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, Shares awarded purely as a "bonus" or other "incentive" whether or not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards, which may include performance criteria. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6.08 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, or other property, as the Committee shall determine.

        SECTION 7.    Certain Provisions Applicable to Awards.

        7.01.    Performance-Based Awards.    Performance Awards, Performance-Based Restricted Stock, and Other Stock-Based Awards available to Covered Employees and subject to performance criteria are intended to be "qualified performance-based compensation" within the meaning of section 162(m) of the Code and shall be paid to a Covered Employee solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of section 162(m) and the regulations thereunder. Until otherwise determined by the Committee, the performance goal shall be the attainment of preestablished amounts of annual net income of the Company.

        The payout of any such Award to a Covered Employee may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the discretion of the Committee.

        7.02.    Maximum Yearly Awards.    A maximum of 600,000 Shares (or the equivalent Fair Market Value thereof with respect to Awards valued in whole or in part by reference to, or otherwise based on or related to, Shares) may be made subject to Performance Awards, Performance-Based Restricted Stock, and Other Stock-Based Awards subject to performance criteria in any Year. The maximum payout of such Awards in any Year may not exceed 160% of the amount thereof, or 960,000 Shares in the aggregate and 125,000 Shares in the case of any Participant. A maximum of 1,500,000 Shares may be made subject to Options and Stock Appreciation Rights in any Year. No Participant may receive Awards covering or representing more than 25% of the maximum number of Shares which may be made subject to such types of Awards in any Year. The Share amounts in this Section 7.02 are subject to adjustment under Section 10 and are subject to the Plan maximum under Section 4.

        7.03.    Stand-Alone, Additional, Tandem, and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee and subject to the Repricing Restrictions, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. If an Award is granted in substitution for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to the Repricing Restrictions, the per Share exercise price of any Option, grant price of any Stock Appreciation Right, or purchase price of any other Award conferring a right to purchase Shares:

          (i)    Granted in substitution for an outstanding Award or award shall be not less than the lesser of the Fair Market Value of a Share at the date such substitute award is granted or such Fair Market Value at that date reduced to reflect the Fair Market Value at that date of the Award or award required to be surrendered by the Participant as a condition to receipt of the substitute Award; or

          (ii)   Retroactively granted in tandem with an outstanding Award or award shall be not less than the lesser of the Fair Market Value of a Share at the date of grant of the later Award or at the date of grant of the earlier Award or award.

        7.04.    Exchange Provisions.    Subject to the Repricing Restrictions, the Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Shares, other Awards (subject to Section 7.03), or other property based on such terms and conditions as the Committee shall determine and communicate to the Participant at the time that such offer is made.

        7.05.    Term of Awards.    The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or a Stock Appreciation Right granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

        7.06.    Form of Payment Under Awards.    Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including without limitation, cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Shares.

        7.07.    Loan Provisions.    With the consent of the Committee, and subject to compliance with applicable laws and regulations including any such law or regulation that restricts or limits the Company's ability to grant a loan to any individual (including without limitation the Sarbanes-Oxley Act of 2002), the Company may make, guarantee, or arrange for, a loan or loans to a Participant with respect to the exercise of any Option or other payment in connection with any Award, including the payment by a Participant of any or all federal, state, or local income or other taxes due in connection with any Award. Subject to such limitations, the Committee shall have full authority to decide whether to make a loan or loans hereunder and to determine the amount, terms, and provisions of any such loan or loans, including the interest rate to be charged in respect of any such loan or loans, whether the loan or loans are to be with or without recourse against the borrower, the terms on which the loan is to be repaid and conditions, if any, under which the loan or loans may be forgiven. Nothing in this Section shall be construed as implying that the Committee shall or will offer such loans.

        SECTION 8.    General Restrictions Applicable to Awards.

        8.01.    Six-Month Holding Period Restrictions Under Rule 16b-3.    Unless a Participant could otherwise transfer an equity security, derivative security, or Shares issued upon exercise of a derivative security granted under the Plan without incurring liability under Section 16(b) of the Exchange Act, (i) an equity security issued under the Plan, other than an equity security issued upon exercise or conversion of a derivative security granted under the Plan, shall be held for at least six months from the date of acquisition; (ii) with respect to a derivative security issued under the Plan, at least six months shall elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security; and (iii) any Award in the nature of a Stock Appreciation Right must be held for six months from the date of grant to the date of cash settlement.

        8.02.    Nontransferability; ISO Exercisability.    Awards which constitute derivative securities (including any Option, Stock Appreciation Right, or similar right) shall not be transferable by a Participant except by will or the laws of descent and distribution or, in the case of any derivative security other than an Incentive Stock Option, pursuant to a beneficiary designation authorized under Section 8.04 or as otherwise determined by the Committee. An Incentive Stock Option shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative.

        8.03.    Compliance with Rule 16b-3.    It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

        8.04.    Limits on Transfer of Awards; Beneficiaries.    No right or interest of a Participant in any Award shall be pledged, encumbered, or hypothecated to or in favor of any party (other than the Company or a Subsidiary), or shall be subject to any lien, obligation, or liability of such Participant to any party (other than the Company or a Subsidiary). Unless otherwise determined by the Committee (including pursuant to Section 8.02), no Award subject to any restriction shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution (except to the Company under the terms of the Plan); provided, however, that a Participant may, in the manner established by the Committee designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution, with respect to any Award, upon the death of the Participant. A beneficiary, guardian, legal representative, permitted transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant or agreement applicable to such, except to the extent the Plan and such Award Agreement or agreement otherwise provide with respect to such persons, and to any additional restrictions deemed necessary or appropriate by the Committee.

        8.05.    Registration and Listing Compliance.    The Company shall not be obligated to deliver any Award or distribute any Shares with respect to any Award in a transaction subject to regulatory approval, registration, or any other applicable requirement of federal or state law, or subject to a listing requirement under any listing or similar agreement between the Company and any national securities exchange, until such laws, regulations, and contractual obligations of the Company have been complied with in full, although the Company shall be obligated to use its best efforts to obtain any such approval and comply with such requirements as promptly as practicable.

        8.06.    Share Restrictions.    All Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop-transfer order and other restrictions as the Committee may deem advisable under applicable federal or state laws, rules and regulations thereunder, and the rules of any national securities exchange on which Shares are listed. The Committee may cause (i) a legend or legends to be placed on such Shares, if they are evidenced by certificates, to make appropriate reference to such restrictions or any other restrictions that may be applicable to Shares, including under the terms of the Plan or any Award Agreement, and (ii) the creation and maintenance of a segregated restricted share account to hold any such Shares that are issued to a Participant as shares without certificates. In addition, during any period in which Awards or Shares are subject to restrictions under the terms of the Plan or any Award Agreement, or during any period during which delivery or receipt of an Award or Shares has been deferred by the Committee or a Participant, the Committee may require the Participant to enter into an agreement providing that any Shares issuable or issued pursuant to an Award shall (i) if represented by certificates, remain in the physical custody of the Company or such other person as the Committee may designate, or (ii) if issued as shares without certificates, remain in a segregated restricted share account from which they may be released only at the direction of the Company or such other person as the Committee may designate.

        SECTION 9.    Change of Control Provisions.

        Unless otherwise determined by the Committee in connection with the grant of an Award, or unless the Participant and the Company agree in writing that the provisions of this Section 9 shall not apply, the following provisions shall apply in the event of a "Change of Control" as defined in this Section 9:

        9.01.    Acceleration.    The following shall automatically occur upon the occurrence of a "Change of Control" (as defined in Section 9.02):

          (i)    50% of all Performance Awards, Performance-Based Restricted Stock and Other Stock-Based Awards not in the nature of a right that may be exercised and which are subject to performance criteria shall be deemed fully earned and vested at a deemed achievement level equal to the higher of (x) the targeted level of performance for such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the Change of Control occurred (such higher level, the "Deemed Performance Award Achievement Level"); payment of each such vested award shall be made to the Participant as soon as practicable following such Change of Control; and the remainder of each such award shall remain outstanding (on a converted basis, if applicable) and shall remain subject to the terms and conditions of the Plan;

          (ii)   Each share of Restricted Stock and each Other Stock-Based Award not in the nature of a right that may be exercised and which is not subject to performance criteria shall be fully vested and earned;

          (iii)  Any Option, Stock Appreciation Right, and other Award in the nature of a right that may be exercised which was not previously exercisable and vested shall become fully exercisable and vested, and, notwithstanding any other provision of this Plan to the contrary, in the event a Participant's employment with the Company and the Subsidiaries is terminated other than for Cause during the 24-month period following a Change of Control, any Option or Stock Appreciation Right held by such Participant as of such Change of Control that remains outstanding on the date of such termination may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, until the earlier of (A) the later of (x) the second anniversary of such date of such termination or (y) the applicable date under the applicable Award Agreement, or (B) the expiration of the stated term of such Option or Stock Appreciation Right; and

          (iv)  The restrictions, deferral limitations, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested.

        9.02.    Change of Control.    For the purposes of this Plan, a "Change of Control" shall mean the first to occur (after February 11, 2002) of the following:

        (1)   The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions (collectively, the "Excluded Acquisitions") shall not constitute a Change of Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change of Control): (i) any acquisition directly from the Company or any Subsidiary; (ii) any acquisition by the Company or any Subsidiary; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (v) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities beneficially owned by it on such date; or (vi) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to subparagraph (3) below, does not constitute a Change of Control; or

        (2)   Individuals who, as of February 11, 2002, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board; or

        (3)   Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a "Business Combination") of the Company or any Subsidiary with any other corporation, in any case with respect to which:

          (a)   the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than 55% of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof); or

          (b)   less than a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the "New Board") consists of individuals ("Continuing Directors") who were members of the Incumbent Board (as defined in subparagraph (2) above) immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any Subsidiary providing for such Business Combination); or

        (4)   (i) Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, more than 55% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be or (ii) shareholder approval of a complete liquidation or dissolution of the Company.

        The term "the sale or disposition by the Company of all or substantially all of the assets of the Company" shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Subsidiary (including the stock of any Subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The "fair market value of the Company" shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company's other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the "Transaction Date") by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

        9.03.    Benefits Upon First Anniversary of Change of Control.    If a Participant remains employed by the Company or its affiliated companies, or both, as applicable, from the date of a Change of Control to the date of the first anniversary of such Change of Control, or if prior to the first anniversary of such Change of Control, the Participant's employment with the Company or its affiliates is involuntarily terminated by the Company or its affiliates, or both, as applicable, other than for Cause or Disability, the performance stock-based awards outstanding immediately prior to such Change of Control that did not become vested and earned at the time of such Change of Control pursuant to Section 9.01(i) shall (irrespective of any provision of the applicable Award Agreement providing for earlier or later vesting) become vested and earned as of the earlier of (a) the first anniversary of the Change of Control or (b) the date the Participant's employment is terminated. Payment in respect of such awards shall be made as soon as practicable following such date. The deemed level of achievement with respect to such awards shall be the Deemed Performance Award Achievement Level.

        SECTION 10.    Adjustment Provisions.    In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan or for any other reason, then the Committee shall, in such manner as it may deem equitable, make such adjustments to outstanding Awards as it may determine to be appropriate. Such adjustments may include, without limitation: (i) adjustments to any or all of (A) the number and kind of Shares or other property which may thereafter be issued in connection with Awards, (B) the number and kind of Shares or other property issued or issuable in respect of outstanding Awards, and (C) the exercise price, grant price, or purchase price relating to any Award; (ii) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof; (iii) the substitution of other property (including, without limitation, other securities of the Company and securities of entities other than the Company) for the Shares covered by outstanding Awards; and (iv) in connection with any spin-off, sale, or other disaffiliation of any Subsidiary or division of the Company, arranging for the assumption, or replacement with new awards based on other property (including, without limitation, other securities of the Company and securities of entities other than the Company) for the Shares covered by outstanding Awards based on other securities or other property or cash, by the affected Subsidiary or division by the entity that controls such Subsidiary or division following such disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). In addition, the Committee shall have the discretion to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that the Committee shall not have such discretion to the extent reserving or exercising such discretion would cause an Award intended, pursuant to Section 7.01, to qualify as "qualified performance-based compensation" not so to qualify.

        SECTION 11.    Changes to the Plan and Awards.

        11.01.    Changes to the Plan.    The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may be listed, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights of such Participant under any Award theretofore granted to him.

        11.02.    Changes to Awards.    The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may impair the rights of such Participant under such Award.

        SECTION 12.    General Provisions.

        12.01.    No Rights to Awards.    No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees.

        12.02.    No Shareholder Rights.    No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Participant in accordance with the terms of the Award.

        12.03.    Tax Withholding.    The Company or any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due with respect thereto, its exercise, or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of Participant's tax obligations.

        12.04.    No Right to Employment.    Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any employee any right to continue in the employ of the Company or any Subsidiary or to interfere in any way with the right of the Company or any Subsidiary to terminate his employment at any time or increase or decrease his compensation from the rate in existence at the time of granting of an Award.

        12.05.    Unfunded Status of Awards.    The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

        12.06.    Other Compensatory Arrangements.    The Company or any Subsidiary shall be permitted to adopt other or additional compensation arrangements (which may include arrangements which relate to Awards), and such arrangements may be either generally applicable or applicable only in specific cases.

        12.07.    Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

        12.08.    Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws, and applicable federal law.

        Effective Date.    The Plan was originally effective on February 14, 1994 having been approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote (and the affirmative vote of a majority of the Shares voting) at a meeting of the Company's shareholders held on May 9, 1994. The Plan was subsequently amended and restated by the Board of Directors of the Company at a meeting held on February 11, 2002 and further amended and restated by the Board of Directors of the Company at a meeting held on December 20, 2002. The Plan was further amended and restated, which amendment and restatement shall become effective on            , 2004 (the "Effective Date"), subject to approval of the Plan within one year of the Effective Date by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote (and the affirmative vote of a majority of the Shares voting) at a meeting of the Company's shareholders, or any adjournment thereof. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such termination date shall not be affected or impaired by the termination of the Plan.

FPL Group
2004 Annual Meeting

PGA National Resort
400 Avenue of the Champions
Palm Beach Gardens, Florida

DRIVING DIRECTIONS

1.
I-95: PGA Boulevard, exit 79B. Proceed west on PGA Boulevard (approximately 2 1/4 miles) through the intersection of PGA Blvd. and the Florida Turnpike. Take the first left after the Florida Turnpike intersection on Avenue of the Champions at the entrance to PGA National. The resort is at the end of Avenue of the Champions. At the stop sign, facing the resort, turn right. Parking is available in the parking lot on the right side.

2.
Florida Turnpike: Palm Beach Gardens (PGA Boulevard), exit 109. At the light go west and take the first left on Avenue of the Champions at the entrance to PGA National. The resort is at the end of Avenue of the Champions. At the stop sign, facing the resort, turn right. Parking is available in the parking lot on the right side.

FPL GROUP MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000 0000000000 0 0000 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T	+
☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Proxy/Voting Instructions
FPL Group, Inc.
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Dennis P. Coyle, Lawrence J. Kelleher, and Mary Lou Kromer, and each of them, with power of substitution, proxies of the undersigned, to vote all shares of Common Stock of FPL Group, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 21, 2004 and any adjournment or postponement thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in proposal 1 and FOR proposals 2, 3, 4, 5 and 6.

If you are a participant in any of FPL Group, Inc.'s Employee Thrift Plans (the 'plans'), this proxy information will be forwarded to Fidelity Management Trust Company, as Trustee of the Thrift plans, and will tell the Trustee how to vote the number of shares of Common Stock reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. Your instructions will also determine the vote on a proportionate number of the Leveraged ESOP shares which are held in the Thrift Plans but not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest will not be voted, but your proportionate share of the unallocated Leveraged ESOP shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.

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Admission Ticket

Admission:    This ticket, along with a form of personal identification, admits the named shareholder(s) and one guest.
 Security:    For the safety of attendees, all boxes, handbags and briefcases are subject to inspection.
 Driving Directions:    The resort is at the end of Avenue of the Champions. At the stop sign, facing the resort, turn right. Parking is available in the parking lot on the right side.

1.
I-95:    PGA Boulevard, exit 79B. Proceed west on PGA Boulevard (approximately 2 1/4 miles) through the intersection of PGA Blvd. and the Florida Turnpike. Take the first left after the Florida Turnpike intersection on Avenue of the Champions at the entrance to PGA National.
2.
Florida Turnpike:    Palm Beach Gardens (PGA Boulevard), exit 109. At the light, go west and take the first left on Avenue of the Champions at the entrance to PGA National.

FPL Group's 2004 Annual Shareholders' Meeting will be held at 10:00 A.M. Eastern Time on Friday, May 21, 2004 at the PGA National Resort, Palm Beach Gardens, Florida. If you plan to attend the annual Shareholders' Meeting, please tear off this Admission Ticket. PGA National Resort is handicap accessible. If you require special assistance, call the Coordinator, Shareholder Services at 561-694-4694.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C 1234567890 J N T	+

Proxy—FPL Group, Inc.
A Election of Directors				SEE BELOW FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold		For	Withhold		For	Withhold
01 H. Jesse Arnelle	☐	☐	05 James L. Camaren	☐	☐	09 Paul R. Tregurtha	☐	☐
02 Sherry S. Barrat	☐	☐	06 Lewis Hay III	☐	☐	10 Frank G. Zarb	☐	☐
03 Robert M. Beall, II	☐	☐	07 Frederic V. Malek	☐	☐	Mark here if you plan to attend the meeting.	☐
04 J. Hyatt Brown	☐	☐	08 Michael H. Thaman	☐	☐
B Issues The Board of Directors recommends a vote FOR proposals 2, 3, 4, 5 and 6.
		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as auditors.	☐	☐	☐	5.	Approval of the performance-based awards provisions of the Amended and Restated Long Term Incentive Plan as required by the Internal Revenue Code.	☐	☐	☐
3.	Approval of the Amended and Restated Long Term Incentive Plan, in an amended form.	☐	☐	☐	6.	Approval of an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
4.	Approval of the Annual Incentive Plan as required by the Internal Revenue Code.	☐	☐	☐	In their discretion such other business as may properly come before the meeting.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

		/	/

6 U P X HHH P P P P 0029511	+

Internet and Telephone Voting Instructions
Your vote is important.    Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-396-1522 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

C0123456789		12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 21, 2004.
THANK YOU FOR VOTING

QuickLinks

FPL Group, Inc. P.O. Box 14000 700 Universe Boulevard Juno Beach, Florida 33408-0420
Notice of Annual Meeting of Shareholders May 21, 2004
FPL GROUP, INC. Annual Meeting of Shareholders May 21, 2004 Proxy Statement
BUSINESS OF THE MEETING
The Board of Directors recommends a vote "FOR" ratification.
The Board of Directors recommends a vote "FOR" the approval of the Amended and Restated Long Term Incentive Plan, in the amended form
The Board of Directors recommends a vote "FOR" approval of the Annual Incentive Plan as required by the Internal Revenue Code
The Board of Directors recommends a vote "FOR" approval of the performance-based awards provisions of the Amended and Restated Long Term Incentive Plan as required by the Internal Revenue Code
The Board of Directors recommends a vote "FOR" the amendment to the Articles of Incorporation.
Total Return for the Five Years Ended December 31, 2003
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Summary Compensation Table
Performance Share Awards
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Pension Plan Table
APPENDIX A FINANCIAL SECTION
CAUTIONARY STATEMENTS AND RISK FACTORS THAT MAY AFFECT FUTURE RESULTS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FPL GROUP, INC. CONSOLIDATED STATEMENTS OF INCOME (millions, except per share amounts)
FPL GROUP, INC. CONSOLIDATED BALANCE SHEETS (millions)
FPL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (millions)
FPL GROUP, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (millions)
Proxy/Voting Instructions FPL Group, Inc. This Proxy is solicited on behalf of the Board of Directors